            As filed with the Securities And Exchange Commission on May 5, 1999.
                                                      Registration No. 333-46125

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------
                                 POST EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------
                            RSL COMMUNICATIONS, LTD.
             (Exact Name Of Registrant As Specified In Its Charter)

            Bermuda                              4813                             N/A
(State Or Other Jurisdiction of      (Primary Standard Industrial          (I.R.S. Employer
Incorporation Or Organization)        Classification Code Number)       Identification Number)

                                 Clarendon House
                                  Church Street
                             Hamilton HM CX, Bermuda
                                 (441) 295-2832
   (Address and Telephone Number of Registrant's Principal Executive Offices)
                             ----------------------

                                  Itzhak Fisher
                      President And Chief Executive Officer
                      RSL Communications, N. America, Inc.
                          767 Fifth Avenue, Suite 4300
                               New York, NY 10153
                                 (212) 317-1800
            (Name, Address and Telephone Number of Agent For Service)

                             ----------------------
                                   Copies to:
            Avery S. Fischer, Esq.            Robert L. Kohl, Esq.
            Vice President of Legal           Rosenman & Colin LLP
            Affairs and General Counsel       575 Madison Avenue
            767 Fifth Avenue, Suite 4300      New York, NY 10022
            New York, NY 10153

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                        CROSS REFERENCE SHEET TO FORM S-1
                    Pursuant to Item 501(b) Of Regulation S-K

            Item Number and Caption                        Caption or Location in Prospectus
            -----------------------                        ---------------------------------

1.   Forepart of Registration Statement and         Forepart of the Registration and Outside Front
     Outside Front Cover Page of Prospectus         Cover Pages

2.   Inside Front and Outside Back Cover Pages of   Inside Front Cover Page
     Prospectus

3.   Summary Information, Risk Factors and Ratio    Prospectus Summary; Risk Factors; Summary of
     of Earnings to Fixed Charges                   Selected Consolidated Financial Data

4.   Use of Proceeds                                Use of Proceeds

5.   Determination of Offering Price                Determination of Offering Price

6.   Dilution                                       Omitted from this prospectus because the item is
                                                    inapplicable or the answer is in the negative

7.   Selling Security Holders                       Omitted from this prospectus because the item is
                                                    inapplicable or the answer is in the negative

8.   Plan of Distribution                           Plan of Distribution

9.   Description of Securities to be Registered     Outside Front Cover; Description of Capital Stock;
                                                    Plan of Distribution

10.  Interests of Named Experts and Counsel         Legal Matters

11.  Information with Respect to the Registrant     Outside Front Cover Page; Prospectus Summary; Price
                                                    Range of Class A Common Shares; Dividend Policy;
                                                    Capitalization; Selected Consolidated Financial
                                                    Data; Management's Discussion and Analysis of
                                                    Financial Condition and Results of Operations;
                                                    Quantitative and Qualitative Disclosures About
                                                    Market Risk; Business; Management; Compensation
                                                    Committee Interlocks and Insider Participation;
                                                    Certain Relationships and Related Transactions;
                                                    Principal Shareholders; Rights to Acquire Class A
                                                    Common Shares; Shares Eligible for Future Sale;
                                                    Description of Capital Stock; Consolidated
                                                    Financial Statements

12.  Disclosure of Commission Position on           Omitted from this prospectus because the item is
     Indemnification for Securities Act             inapplicable or the answer is in the negative
     Liabilities

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED MAY 5, 1999

PROSPECTUS

                            RSL COMMUNICATIONS, LTD.

                          909,798 CLASS A COMMON SHARES

RSL logo

The 909,798 Class A common shares of RSL Communications, Ltd. offered by this prospectus are to be issued and sold by us upon the exercise of warrants issued by us. The warrants were issued as part of a private offering of 300,000 units, each unit consisting of $1,000 principal amount of 12 1/4% senior notes due 2006 of RSL Communications PLC, our wholly owned subsidiary, and one warrant. We will not have any net proceeds after the payment of expenses associated with this offering.

See "Risk Factors" beginning on page 5 for a discussion of investment factors that you should consider before you invest in the common shares offered and sold with this prospectus.

Our Class A common shares are traded on The Nasdaq Stock Market National Market System under the symbol "RSLC." On May 3, 1999, the last reported sale price of the Class A common shares was $30.625 per share.

Neither the SEC nor any state securities commission has approved the Class A common shares offered by this prospectus, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   May  , 1999

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary...........................................................1
Risk Factors.................................................................5
Use of Proceeds..............................................................14
Determination of Offering Price..............................................14
Plan of Distribution.........................................................14
Price Range of Class A Common Shares.........................................14
Dividend Policy .............................................................15
Capitalization...............................................................15
Selected Consolidated Financial Data.........................................17
Management's Discussion and Analysis of Financial Condition
and Results of Operations....................................................20
Quantitative and Qualitative Disclosures About Market Risk...................32
Business.....................................................................33
Management...................................................................55
Compensation Committee Interlocks and Insider Participation..................71
Certain Relationships and Related Transactions...............................71
Principal Shareholders.......................................................72
Description of Capital Stock.................................................75
U.S. Federal Income Tax Considerations.......................................80
Bermuda Tax Considerations...................................................86
Legal Matters................................................................87
Experts .....................................................................87
Service of Process and Enforcement of Liabilities............................87
Index to Consolidated Financial Statements...................................F-1

                           --------------------------

         In this prospectus, references to "dollars" and "$" are to U.S. dollars. For purposes of the balance sheet data included in this prospectus, conversions of foreign currencies to U.S. dollars have been calculated on the basis of exchange rates in effect on the balance sheet dates. Conversions of foreign currencies to U.S. dollars in the historical financial information included in this prospectus have been calculated for the purposes of the statements of operations on the basis of average exchange rates over the periods presented. Exchange rates per U.S. dollars for the material currencies in which we transact business are set forth below.

                           Rate as of     Rate as of     Rate as of   Rate as of
                          December 31,   December 31,   December 31,  April 30,
Currency                      1996           1997           1998         1999
--------                  ------------   ------------   ------------  ----------
Austrian Schilling......     (1)              12.63         11.72          13.01
Australian Dollar.......      1.26             1.54          1.61           1.51
Belgian Franc...........     (1)              (1)           34.36          38.13
British Pound...........      0.58             0.61          0.60           0.62
Canadian Dollar.........      1.37             1.43          1.54           1.46
Danish Krone............     (1)               6.85          6.36           7.02
Dutch Guilder...........      1.74             2.03          1.88           2.08
Finnish Markka..........      4.60             5.45          5.06           5.62
French Franc............      5.19             6.01          5.59           6.20
German/Deutsche Mark....      1.54             1.80          1.68           1.85
Italian Lira............     (1)              1,770         1,654          1,830
Spanish Peseta..........     (1)             152.30        142.15         157.27
Swedish Krona...........      6.89             7.94          8.10           8.41
Swiss Franc.............     (1)               1.46          1.37           1.52
Venezuelan Bolivar......     (1)             504.30        565.00         591.63

----------
(1) We had no business activity in these countries during the period indicated.

         Throughout this prospectus we have used industry data obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of that information is not guaranteed. Although these data have been correctly reproduced in this prospectus from the internal surveys, market research, publicly available information and industry publications, we have not independently verified the data.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. We encourage you to read the entire prospectus.

                                  This Offering

         We previously registered 1,152,715 Class A Common shares to be issued under a warrant agreement governing the warrants and 300,000 Class A common shares to be sold by a selling shareholder. 242,917 Class A common shares have already been issued by us upon the exercise of these warrants and all 300,000 Class A common shares previously offered by the selling shareholder have been sold. Accordingly, this prospectus covers the offer of the remaining 909,798 Class A common shares that can be issued upon the exercise of the warrants. The registration of the shares underlying the warrants was required by a registration rights agreement we entered into in connection with the issuance of the warrants. We can discontinue the offering upon the earlier of October 3, 1999, and the issuance of all the 909,798 shares offered by this prospectus.

                                  About RSL COM

         We are a rapidly growing multinational telecommunications company which provides a broad array of telecommunications services, with an emphasis on international long distance voice services. Our target customers are primarily small and medium-sized businesses in key markets. We define key markets as countries where significant levels of international phone calls originate or terminate and in which deregulation has occurred or is occurring. Our services include:

         o   international and national fixed and wireless

         o   calling card

         o   fax

         o   data

         o   Internet

         o   private line

         o   other value-added telecommunications services

         We started our business by acquiring operations in the U.S. in 1995. We have grown rapidly through acquisitions, strategic investments, joint ventures, alliances and the start up of our own operations in key markets. We generate revenue in 20 countries. In 1997 approximately 70% of all international long distance switched telecommunications minutes originated in these 20 countries.

         We were formed to capitalize on the growth, deregulation and profitability of the international long distance switched telecommunications market. We currently have less than a 1% share of this market, which as a whole generated an estimated $65.9 billion in revenue and 81.8 billion minutes in 1997. International long distance minutes are projected to grow between approximately 12% and 18% per year through the year 2001.

         We are building a low-cost, facilities-based global network designed to provide high quality telecommunications services. We are also developing a wide range of marketing and distribution channels to expand our customer base. The core of our operations is "RSL-NET," our integrated digital telecommunications network. Our independent local operators in each country market our services through:

         o   direct sales forces;

         o strategic marketing alliances with companies that have access to significant customer bases;

         o   networks of independent agents and distributors;

         o   strategic alliances with resellers; and

         o   telemarketing organizations.

         The key elements of our strategy for capitalizing on opportunities in the long distance market are as follows:

         o   focus on international long distance services;

         o   identify and enter key markets ahead of full deregulation;

         o   target small and medium-sized businesses as potential customers;

         o   build a cost competitive global network;

         o   expand marketing and distribution channels;

         o   pursue strategic acquisitions and alliances;

         o   leverage expertise of management team; and

         o   expand Internet-based telephony and other on-line services offered.


                                  Risk Factors

         Please see the "Risk Factors" section beginning on page 5 for a discussion of risks that you should consider before investing in our Class A common shares.

                                  Headquarters

         Our headquarters is located at Clarendon House, Church Street, Hamilton HM CX, Bermuda (telephone number: 441-295-2832). We also maintain executive offices for some of our operations at 767 Fifth Avenue, Suite 4300, New York, NY 10153 (telephone number: 212-317-1800).

                       Where You Can Find More Information

         We are required to file periodic reports, proxy and information statements and other information with the SEC. You may read any materials filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet website located at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act covering the issuance of the Class A common shares underlying the warrants. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. You should read the registration statement and the exhibits filed with the registration statement for further information about us and the securities offered by this prospectus. You may obtain copies of the registration statement and exhibits from the SEC upon payment of a fee determined by the SEC or examine the documents, free of charge, at the public reference room referred to above. A summary in this prospectus of any document filed as an exhibit to the registration statement, although materially complete, does not summarize all of the information in that document. You should read the exhibit for a more complete understanding of the document or matter involved.

         You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information and you should not rely on any information you receive or representations made that are not contained in, or incorporated by reference into, this prospectus.

         This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                           Forward-Looking Statements

         This prospectus includes discussions of future expectations and contains projections of results of operations or financial condition or other "forward-looking" information. We make forward-looking statements to provide you with information regarding our goals and what we hope to achieve. However, these statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors." Given the significant risks and uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of these statements is not a representation by us or any other person that our objectives and plans will be achieved, and we are protected by law in most instances if these statements prove to be inaccurate.

                 Summary of Selected Consolidated Financial Data

         The following tables contain summary consolidated financial data for each of the three years in the period ended December 31, 1998, which have been derived from the Consolidated Financial Statements and notes to those statements, which have been audited by Deloitte & Touche LLP. The selected consolidated statements of operations data for the year ended December 31, 1995 are derived from audited financial statements not included in this prospectus. The information as of and for the year ended December 31, 1994 was derived from the Consolidated Financial Statements of our predecessor entity, RSL North America, formerly International Telecommunications Group.

         You should read the summary consolidated financial and operating data presented below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes to those statements included elsewhere in this prospectus.

                                                                    Years Ended December 31,
                                              -----------------------------------------------------------------------
                                              Predecessor
                                                  1994          1995(l)        1996         1997         1998(9)
                                              -----------       -------        ----         ----         -------
                                                        ($ and shares in thousands, except loss per share)


Consolidated Statement of
Operations Data:

Revenues....................................   $ 4,702         $ 18,617     $ 113,257     $ 300,796      $   885,938
Operating costs and expenses:
Costs of services (exclusive of
    depreciation and amortization shown
    separately below).......................    (4,923)         (17,510)      (98,461)     (265,321)        (702,602)
Selling, general and administrative expense.    (2,395)          (9,639)      (38,893)      (94,712)        (238,141)
Depreciation and amortization...............      (240)            (849)       (6,655)      (21,819)         (75,445)
                                               -------         --------     ---------     ---------      -----------
                                                (7,558)         (27,998)     (144,009)     (381,852)      (1,016,188)
                                               -------         --------     ---------     ---------      -----------
Loss from operations........................    (2,856)          (9,381)      (30,752)      (81,056)        (130,250)
Interest income.............................        --              173         3,976        13,826           16,104
Interest expense............................      (225)            (194)      (11,359)      (39,373)         (75,431)
Other income - net..........................        --               --           470         6,595(2)           739
Foreign exchange transaction loss...........        --               --            --            --          (11,055)
Minority interest...........................        --               --          (180)          210            6,079
Loss in equity interest of unconsolidated
   subsidiaries.............................        --               --            --            --           (3,276)
Income taxes................................        --               --          (395)         (401)          (1,334)
                                               -------         --------     ---------     ---------      -----------
Loss before extraordinary item..............    (3,081)          (9,402)      (38,240)     (100,199)        (198,424)

Extraordinary item(3).......................        --               --            --            --          (20,800)
                                               -------         --------     ---------     ---------      -----------
Net loss....................................   $(3,081)        $ (9,402)    $ (38,240)    $(100,199)     $   219,224
                                               =======         ========     =========     =========      ===========
Loss per common  share before
   extraordinary item(3)(4).................   $(15.41)        $  (1.67)    $   (5.13)    $   (5.27)     $     (4.52)
Extraordinary item per common share.........   $    --         $     --     $      --     $      --      $     (0.47)
Net loss per common share (3)(4)............   $(15.41)        $  (1.67)    $   (5.13)    $   (5.27)     $     (4.99)
Weighted average number of common shares
   outstanding(4)...........................       200            5,641         7,448        19,008           43,913

Other Financial Data:

EBITDA(as defined)(5).......................   $(2,616)        $ (8,532)    $ (24,097)    $ (59,237)     $   (54,805)
Capital expenditures(6).....................     1,126            6,074        23,880        49,417          247,665
Cash (used in) provided by operating
   activities...............................    (1,987)           3,554       (10,475)      (91,812)         (82,752)
Cash used in investing activities...........      (478)         (16,537)     (225,000)      (18,821)        (509,438)
Cash provided by financing activities.......     2,888           18,143       335,031       152,035          815,476

                                                                                                 As of
 Balance Sheet Data:                                                                       December 31, 1998
                                                                                           -----------------
Cash and cash equivalents...............................................................         367,823
Marketable securities available for sale................................................         111,548
Restricted marketable securities(7).....................................................          20,159
Total assets............................................................................       1,714,593
Short-term debt, current portion of long-term debt, and current portion of capital lease
   obligations(8).......................................................................          36,130
Long-term debt and capital lease obligations(8).........................................       1,089,375
Shareholders' equity....................................................................         133,484

                                                        (footnotes on next page)

(footnotes from previous page)

(1) Effective with the acquisition of a majority equity interest in RSL North America, in September 1995, we began to consolidate RSL North America's operations. From March 1995, the date of our initial investment, to September 1995, we accounted for our investment in RSL North America using the equity method of accounting.

(2) Other income includes the reversal of specific liabilities accrued in connection with our obligations under an agreement that required us to meet a carrier vendor's minimum usage requirements, which agreement was entered into by one of our subsidiaries prior to our acquisition of that subsidiary. During May 1997, we renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.

(3) Extraordinary item represents primarily the premium paid to retire approximately $127.5 million of the original $300.0 million of the notes we issued in 1996.

(4) Loss per share is calculated by dividing the loss attributable to our common shares (Class A common shares and Class B common shares) by the weighted average number of common shares outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Shares issuable pursuant to (a) outstanding stock options, (b) unexercised warrants, (c) a warrant issued to Ronald S. Lauder, (d) roll-up rights (as described in "Rights to Acquire Class A Common Shares") or (e) incentive units granted under our 1997 Stock Incentive Plan are not included in the loss per share calculation as their effect is anti-dilutive.

(5) EBITDA, as used herein, consists of loss from operations before depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. Our use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.

(6) Capital expenditures include assets acquired through capital lease financing and other debt.

(7) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the notes we issued in 1996.

(8) As of December 31, 1998, we had approximately $33.9 million of available (undrawn) borrowing capacity under our current bank and vendor facilities.

(9) During 1998, we acquired various companies. See footnote 2 of the consolidated financial statements for information regarding these acquisitions.

                                  RISK FACTORS

         You should consider carefully the following risks before you invest in our Class A common shares. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely affect our business operations. Our business, financial condition or results of operations would likely be adversely affected if any of the following risks actually occur. The trading price of our Class A common shares could decline as a result of any adverse changes, and you may lose all or part of your investment.

We have a short operating history and limited operating experience. This may negatively affect future operations.

         We started operating our business in 1995. We acquired some of our operations from others and we started our other operations. However, most of our operations started or were started by us subsequent to 1995. Therefore, our operations have limited operating histories and we have limited experience in conducting those operations.

Entering into newly opening markets has special risks.

         One key aspect of our business strategy is to acquire or start businesses in markets where there was little, if any, privately-owned telephone service and where government-owned or government-controlled monopolies provide most of the telephone services. You should consider our prospects in light of the risks, expenses, problems and delays inherent in both establishing a new business and in establishing a new business in a market where competition did not previously exist, where customers are not accustomed to having choices and where our abilities are unknown. These inherent risks, expenses, problems and delays, many of which we have experienced, include, but are not limited to:

         o significant initial expenditures to build infrastructure (for example, purchases of switches and ownership and other rights to use fiber optic and wired cable systems to transport and route phone calls)

         o  scarcity of experience in market

         o  absence of recognition by consumers

         o  reluctance of consumers to use an untested service provider

         o  lack of consumer education

         o resistance by consumers, regulators and existing competitor(s) to a change in the status quo

         o need to commit to arrangements regarding transmission of phone calls prior to knowing level of customer usage

         o  legislative delays in adopting necessary laws and regulations

         Additionally, we have discounted and may need to discount services in order to attract and retain customers and to compete with discounted prices offered by our competitors. We have incurred low and negative operating margins in some countries due, in part, to discounting and the other risks listed above. Some of our competitors are in a better financial position to absorb these losses. Some of the listed risks are described in further detail below. For more information, see "Overview" under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We may experience problems integrating our new operations.

         When we acquire or start a business we must integrate it with our existing operations. For businesses that we acquire, we must integrate various systems and administrative matters, including:

         o  switching operations

         o  transmission

         o  information systems

         o  sales and marketing

         o  customer service

         o  billing

         o  finance and accounting

         o  quality control

         o  management

         o  personnel

         o  regulatory compliance
                                      5

Some or all of the operational hardware and software systems used in businesses we acquire may be incompatible with our systems. Acquired businesses also may offer products and services that we have no previous or limited experience in providing. Acquired businesses generally suffer from higher levels of employee resignations and customer terminations, beginning when employees and customers learn of a proposed transaction and ending some time after the transaction has been completed.

         In countries where we expand by establishing a new business, we must:

         o  recruit and train personnel;

         o  establish offices;

         o  obtain regulatory authorization;

         o  lease transmission lines from our competitors;

         o  obtain interconnection agreements with our competitors; and

         o  install hardware and software.

In addition, since we already operate businesses in many countries and we intend to expand into additional countries and regions, we must manage the problems associated with integrating a culturally and linguistically diverse workforce.

Our anticipated growth and acquisitions may strain our business operations.

         We have experienced rapid growth and we intend to pursue further expansion of our existing operations through acquisitions, joint ventures and strategic alliances, and the establishment of new operations. Our ability to manage our growth depends on our ability to:

         o  evaluate new markets and investment vehicles;

         o create or integrate an effective management team and operations infrastructure; and

         o  monitor operations and control costs.

         Our rapid growth puts strains on our resources, including our ability to:

         o  identify additional acquisition targets and joint venture partners;

         o  negotiate acquisition and joint venture agreements; and

         o maintain satisfactory relations with our joint venture partners and minority investors in acquired entities.

In addition, acquisitions and the establishment of new operations entail considerable expense in advance of anticipated revenues and may cause substantial fluctuations in our operating results.

         Moreover, we may, as a result of legal restrictions or other reasons, be limited to acquiring only a minority interest in strategic targets, in which case we would lack control over the target company's operations and strategies. Any lack of control may interfere with our growth and the integration of our operations.

         In addition, we have in the past acquired, and may continue to acquire, interests in operations for strategic reasons, even though those operations had or have operational or managerial problems or were or are incurring losses. These operational or managerial problems or losses have caused and may in the future cause us significant operational difficulties or consume substantial monetary, management and other resources.

Our planned expansions will result in continued losses.

         We have generated net losses of $367.2 million from our inception through December 31, 1998. We have also incurred negative earnings before depreciation and amortization, loss in equity interest of unconsolidated subsidiaries, extraordinary item, interest, foreign exchange transaction loss, minority interest, other income-net and income taxes, or EBITDA, since inception. We must continue to expand our operations and meet increasing demands for service, quality, availability of value-added services and competitive pricing to establish and maintain a competitive position in our markets. When we say value-added services, we mean services such as video-teleconferencing, on-line billing services, consolidated billing for all services offered by us, on-line directory assistance, on-line conference calling, and international directory assistance. We expect to incur significant net losses at least through 2001 due to our need to expand our operations, develop RSL-NET and build our customer base and marketing operations and as a result of our interest expenses in connection with our notes. In addition, we may also experience negative cash flow from operating activities until at least the third-quarter of 1999. We cannot be sure that significant net losses and negative cash flow from operating activities will not continue beyond the years indicated.

We may need to raise additional capital regardless of market conditions.

         We made capital expenditures of approximately $247.7 million in 1998. In 1999 and 2000, we intend to make capital expenditures of similar amounts. We have also experienced a consistently increasing working capital deficit. We also currently intend to seek to raise substantial additional capital to fund our capital expenditures, acquisitions, strategic alliances, start-up operations and anticipated substantial net losses. We believe that the remaining net proceeds from our previous sales of stock (equity) and notes (indebtedness) and other sources of cash will be sufficient to fund a reduced capital expenditure and expansion plan for our existing operations, as well as continuing net losses, through the first quarter of 2000, if we do not raise additional capital due to market conditions or otherwise. We may be required to seek additional capital regardless of market conditions if:

         o  our plans or assumptions change or prove to be inaccurate;

         o we identify additional required or desirable infrastructure investments or acquisitions;

         o  we experience unanticipated costs or competitive pressures; or

         o the remaining net proceeds from the sale of our securities and other sources of available liquidity otherwise prove to be insufficient.

         We may also be required to raise capital to refinance outstanding notes when they mature. We cannot be sure that we will be able to raise additional capital. The failure to obtain additional capital on acceptable terms could negatively impact our business, results of operations and financial condition and our ability to repay our existing obligations.

If additional funds are raised, the percentage ownership of our shareholders may be reduced and the securities issued may have rights senior to those of our shareholders.

         The percentage ownership of our company by existing shareholders will be reduced if additional funds are raised through the sale of stock or other securities, such as convertible debt securities, when our stock is issued or our securities are converted. These securities may have rights and preferences senior to those of our current shareholders.

Our substantial indebtedness could adversely affect our financial condition and prevent us from satisfying our obligations.

         At December 31, 1998, we had total consolidated indebtedness of approximately $1.02 billion and stockholder's equity of approximately $133.5 million. We may incur substantial amounts of additional indebtedness.

         If (1) our operations do not generate enough revenues or (2) we cannot obtain, at acceptable rates, sufficient funds to make our debt payments when they are due or (3) we fail to comply with the material terms of the legal documents governing our indebtedness, the holders of our indebtedness would be entitled to require us to repay our indebtedness immediately.

Our high level of debt could also restrict our business significantly.

         Our level of indebtedness could have important consequences to you because:

         o it could limit our ability to obtain any additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

         o a substantial portion of any future cash flow from operations will be dedicated to the payment of our indebtedness and will not be available for investment in our business or to pay dividends;

         o it could limit our flexibility in planning for, or reacting to changes in, our business;

         o it could place us at a competitive disadvantage compared to competitors who have less debt; and

         o it could make us more vulnerable in the event of a downturn in our business or a general downturn in the economy in any of our significant markets.

The foregoing risks would be intensified to the extent we may borrow additional money or incur additional debt. For more information regarding this topic, see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The legal documents governing our indebtedness restrict our ability to take certain actions.

         The legal documents governing our outstanding indebtedness contain restrictive covenants which impose limitations on our ability and the ability of some of our subsidiaries to:

         o  incur additional indebtedness;

         o  pay dividends or make other distributions;

         o  issue capital stock of some of our subsidiaries;

         o  guarantee debt;

         o  enter into transactions with shareholders and affiliates;

         o  create liens;

         o  enter into sale-leaseback transactions;

         o  sell assets; and

         o  make some types of investments.

These restrictions could prevent us from taking actions that are beneficial to shareholders or that we believe would be beneficial to us.

We will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

         Our ability to make payments on our indebtedness and to fund planned capital expenditures depends on our ability to generate cash. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We currently believe available cash and available borrowings under our credit facilities will be adequate to meet our future liquidity needs through the first quarter of 2000.

         We cannot be sure that currently anticipated operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before it becomes due. We cannot be sure that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Our holding company structure may further jeopardize our ability to repay our obligations.

         We are a holding company and our only material assets consist of stock of our subsidiaries and fluctuating cash balances. We have contributed or loaned to our subsidiaries and other of our affiliates a substantial majority of the net proceeds from our sales of stock and notes. Our ability to pay our debt obligations therefore depends upon our ability to receive cash from our subsidiaries. However, our subsidiaries may face difficulties distributing cash to us because:

         o they are legally distinct from us and may have no obligation to pay amounts due by us or to make funds available for us;

         o their ability to make distributions to us is subject to the availability of funds and the terms of their indebtedness;

         o their repayment of loans and advances we made to them may be subject to statutory or contractual restrictions or taxation;

         o their repayment of loans and advances is contingent upon their earnings;

         o  their payment of dividends to us may have adverse tax consequences;
            and

         o their ability to declare and pay dividends to us may be subject to legal restrictions or restrictions contained in organizational documents or loan agreements.

         If a subsidiary or other affiliate is liquidated or reorganized, there may not be sufficient assets for us to recover our investment in that subsidiary or affiliate. Any right we have to receive assets from a subsidiary or other affiliate upon its liquidation or reorganization is secondary to the claims of the subsidiary's or affiliate's creditors, unless we are independently recognized as a creditor. Even if we are recognized as a creditor, our claim could be junior to claims held by other creditors.

If we are unable to adapt to the rapidly changing industry in which we operate, we may be negatively affected.

         The international telecommunications industry is changing rapidly, due to:

         o  deregulation;

         o  privatization of government-owned telephone monopolies;

         o  technological improvements;

         o  expansion of telecommunications infrastructure;

         o  the globalization of the world's economies; and

         o  free trade.

We may be unable to compete effectively or adjust our contemplated plan of development to meet these changing market conditions.

         Moreover, the telecommunications industry is in a period of rapid technological evolution and expansion, marked by the introduction of new products and services offered, including the use of the Internet for international voice and data communications, and increased satellite and fiber optic cable transmission capacity. We cannot predict which of the many possible future products and services will be necessary to establish and maintain a competitive position or what expenditures will be required to develop and provide these products and services, nor can we predict how any developments will affect pricing of telecommunications products and services.

         Our profitability will depend, in part, on our ability to anticipate and adapt to rapid technological changes occurring in the telecommunications industry and on our ability to offer, on a timely basis, services meeting evolving industry standards and customer preferences. We may be unable to adapt to these technological changes or offer these services on a timely basis. Even if we are able to do so, we may not be able to do so at reasonable cost or on a profitable basis.

Worldwide deregulation is increasing competition in our industry. If we are unable to compete effectively, our operations will be negatively impacted.

         Most of the markets we compete in have only recently deregulated or are in the process of deregulating telephone services. Customers in these markets generally are not familiar with obtaining telephone services from anyone other than government-owned or government-controlled monopolies and may be (and often are) reluctant to use new providers. We cannot, therefore, guarantee that our target customers will entrust their telecommunications needs to us. Additionally, our target customers may switch to other service providers as a result of the price competition that often arises in these markets as we, along with other new market entrants, attempt to establish ourselves and gain customers and the existing providers attempt to retain their dominance in their markets. We anticipate increased competition as worldwide deregulation accelerates.

         We must compete with a variety of other telecommunications providers in each of our markets, including:

         o government-owned and government-controlled telephone monopolies, established competitors such as AT&T, Sprint, MCI WorldCom and Cable & Wireless and alliances such as AT&T's alliance with British Telecom that offer long distance services, local service in conjunction with long distance services or packages of value-added services in addition to local and long distance services;

         o  international long distance resellers; and

         o other carriers, including Colt Industries, Espirit Telecom, Global Crossing, GTS, ICG, Pacific Gateway, Primus Telecommunications, Quest, Star Telecommunications, and Viatel, with similar business objectives to ours.

         Many of the government-owned or government-controlled monopolies and established competitors have significantly greater financial, management and operational resources than us and more operational history and experience. In addition, government-owned and government-controlled monopolies and existing local carriers generally have specific competitive advantages over us due to (1) their control over and connection to intra-national and local exchange transmission facilities, (2) their ability to delay access to lines and (3) the reluctance of some regulators to adopt policies and grant approvals that would increase competition. Our local operators in these jurisdictions would be adversely affected to the extent that the government-owned or government-controlled monopolies or incumbent local exchange carriers in any jurisdiction use their competitive advantages to the fullest extent.

         Recent and pending deregulation in each of our markets is encouraging new entrants or empowering incumbents. As a result, we expect to encounter additional regional competitors and increased competition. Moreover, we believe that competition in foreign markets will increase and become increasingly similar to the competitive environment in the U.S.

Pricing pressures may negatively impact our business.

         Competition for customers is primarily on the basis of price and, to a lesser extent, on the type and quality of services offered and customer service. Prices for long distance calls, our principal service, are decreasing substantially in most of our markets. These price decreases are significant in some of our markets, particularly in the U.S. and Germany.

         We attempt to discount our services from the prices charged by the government-owned or government-controlled monopolies and other established carriers in each of our markets. We have no control over the prices set by our competitors, and some of our larger competitors may be able to use their substantial financial resources to fund price wars that could cause smaller companies, including us, to exit a market because of the inability to operate profitably. In some deregulated or deregulating markets, including the U.S. and Germany, severe price competition has occurred and, as deregulation progresses in other markets we may encounter severe price competition in those markets. See "Industry Overview" under the heading "Business."

         There is currently excess international telephone transmission capacity. Industry observers have predicted that this excess capacity may result in significant downward pricing pressures and that, within a few years, the cost of a phone call may no longer be based on the distance the call is carried. Already, some of our competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. This system of pricing, if it were to become prevalent in our markets, would likely have a negative impact on our prospects, financial condition and results of operations and our ability to pay our obligations.

Government regulations restrict our operations. Delay in the liberalization of the European Union may delay our entry into some European markets.

         National and local laws and regulations differ significantly among the countries in which we operate. The interpretation and enforcement of these laws and regulations vary and could limit our ability to provide telecommunications services, including telephone calls over the Internet. Changes in laws and regulations, the adoption of new laws and regulatory schemes and future judicial or regulatory intervention in the U.S. or in any other country may have a negative effect on us.

         Our European strategy is based in large part upon the ongoing deregulation of the European Union and deregulation of other foreign markets based on European Commission directives and an international agreement of the World Trade Organization. Several EU member states have already experienced delays in deregulation. Moreover, even if a national legislature of an EU member state implements the relevant EC directives within the time frame established by the EC, there may be significant resistance to the implementation of these measures from government-owned monopolies, regulators within each member country, trade unions and other sources.

         The telecommunications services that we provide in various EU member states are subject to and affected by regulations and license conditions enforced by a national regulatory authority. This authority in the U.K. has imposed mandatory rate reductions on the dominant operator in the U.K. and is expected to continue to do so for the foreseeable future. This may have the effect of reducing the prices that we can charge our U.K. customers.

         Governments in other foreign markets may also fail to implement deregulation or even if they do implement deregulation it may not proceed on schedule. In addition, even if these other foreign markets act to deregulate their telecommunications markets on the current schedule, the national governments of these foreign markets must pass legislation or other national measures to deregulate the markets within the countries. The national governments may not pass this legislation or other national measures or may not pass them in the form required, or may pass legislation or measures only after a significant delay. These and other potential obstacles to deregulation would have a negative effect on our operations by preventing us from expanding our operations as currently anticipated.

         The Internet telephone services that we provide through our subsidiary, Delta Three, may be subject to and affected by regulations introduced by the authorities in each country where Delta Three operates. In the U.S., the FCC has advised Congress that it may, in the future, regulate Internet telephone services as basic telecommunications services. In addition, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions may also retain jurisdiction to regulate the provision of intrastate Internet telephone services.

If we are unable to accurately predict traffic volumes, we may be forced to pay additional monies.

         At least some portion of all telephone calls made by our customers are transported through transmission facilities that we lease from our competitors. We generally lease transmission facilities on a short-term basis, which usually means on a per-minute basis. However, in cases where we anticipate higher volumes of traffic, we lease capacity on a monthly or longer-term fixed cost basis. When we negotiate lease agreements we must estimate future supply and demand for transmission capacity as well as the calling patterns and traffic levels of our existing and future customers. When excess transmission capacity is present, as was the case for many years in the U.S., lease rates have declined and short-term leases have been advantageous. Recently, capacity has been somewhat constrained in the U.S. and the decline in lease rates has slowed. As a result, longer-term leases may become more attractive. If we overestimate the volume of phone calls our customers actually make, we would be obligated to pay for calling capacity without adequate corresponding revenues and could be subject to underutilization charges. On the other hand, if we underestimate our need for calling capacity, we may be required to obtain calling capacity through more expensive means. In the past, we have at times overestimated our need for leased capacity and leased capacity which was underutilized resulted in our paying additional charges. We have at times also underestimated our needs and as a result we have transported traffic at a higher cost. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations."

We rely significantly on other carriers. If we lose the ability to use other carriers or if they charge us inflated prices, our business would be significantly negatively impacted.

         We do not own any local transmission facilities and we own only a limited number of intra-national transmission facilities. Therefore, all of the telephone calls made by our customers are connected at least in part through transmission facilities that we lease from competitors who own and maintain their own systems. In many of the foreign jurisdictions in which we conduct business, the primary provider of significant local and intra-national transmission facilities is a government-owned or government-controlled monopoly. Accordingly, prior to full deregulation in those countries, we may be required to lease transmission capacity at artificially high rates. These rates may prevent us from generating gross profit on the related calls. In addition, we may encounter delays in commencing operations and negotiating leases and interconnection agreements (as has been the case in Italy and Spain). Additionally, disputes may result with respect to pricing terms and billing with any third party with which we conduct business.

         In the U.S., the providers of local exchange transmission facilities are generally the incumbent local exchange carriers, principally the regional Bell operating companies. The permitted pricing of local facilities that we lease in the U.S. is subject to uncertainties. An appeals court has held that the FCC does not have jurisdiction to create national rules for the pricing of these facilities, but rather that jurisdiction rests with each of the individual states. Although the U.S. Supreme Court has recently upheld the FCC's jurisdiction, the appeals court is now considering the substantive merits of the FCC's rate methodology. An order by the appeals court rejecting the FCC's rate methodology could make it more burdensome or expensive for us to enter a local market.

         We are also vulnerable to service interruptions and poor transmission quality from leased lines.

Sophisticated information systems are vital to our growth. A failure to have effective information systems could negatively impact our operations.

         Sophisticated information systems are vital to our growth and ability to:

         o  monitor costs;

         o  bill and receive payments from customers;

         o  reduce credit exposure;

         o transport phone calls on the best route in terms of pricing and call quality; and

         o  achieve operating efficiencies.

         We currently operate separate network management information systems for our U.S., European and Australian operations. We integrate and operate the information services for all of our local operators from the regional headquarters of those local operators. Specific systems failures that could negatively impact our operations include a failure:

         o  of any of our current systems;

         o  by us to efficiently implement or integrate new systems;

         o  of any new systems; or

         o  to upgrade systems as necessary.

The Year 2000 problem places our technology systems at risk.

         We are assessing and upgrading our computer system in an effort to prevent major system failures that could result upon the transition from 1999 to the year 2000. We may be unable to implement successfully these upgrades, and additional steps may be necessary. In addition, our ability to operate without interference by the year 2000 problem is contingent upon remedial efforts by our vendors, customers and other third parties with whom we conduct business. A failure of our computer systems or the failure of our vendors or customers or other third parties to effectively upgrade their computer systems to correct the year 2000 problem could have a negative effect on our business and financial condition or results of operations. For more information on the year 2000 problem, see "Year 2000 Technology Risks" under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our results may be affected by devaluation and currency risks.

         Most of our revenues, costs, assets and liabilities are denominated in local currencies. Because of the number of currencies involved, our constantly changing currency exposure and the fact that all foreign currencies do not fluctuate in the same manner against the U.S. dollar, we cannot quantify the effect of exchange rate fluctuations on our future financial condition or results of operations. In the future, we may acquire interests in entities that operate in countries where the export or conversion of currency is restricted. Currently, we do not hedge against foreign currency exchange risks but in the future we may commence hedging against specific foreign currency transaction risks. We may be unable to hedge all our exchange rate exposure economically, and exchange rate fluctuations may have a negative effect on our ability to meet our obligations.

Our controlling shareholder has the ability to fundamentally control our business.

         Ronald S. Lauder, chairman of our board of directors, beneficially owns approximately 31% of our outstanding capital stock and controls approximately 56.5% of our voting power. As a result, Mr. Lauder has the voting power to approve certain fundamental corporate transactions and to elect all members of our board of directors. Mr. Lauder, together with other executive officers and directors, companies and partnerships they control and members of their immediate families, control approximately 91.9% of the voting power of our outstanding capital stock. See "Principal Shareholders."

If there is a change in control we may be required to buy back debt obligations.

         If we experience a change of control, we may be required to purchase some or all of the then-outstanding notes issued by us at a price greater than the principal amount at the date of purchase. However, we may not have sufficient funds to purchase these outstanding debt obligations.

We may not be able to obtain legal judgments against our officers and directors that reside outside the U.S.

         We are incorporated in Bermuda. Some of our officers and directors reside outside the U.S. All or a substantial portion of the assets of these persons are or may be located outside the U.S. Consequently, it may not be possible to serve process within the U.S. upon these persons or to enforce against them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

Our board of directors has the ability to suspend the use of the registration statement.

         We have the right during any consecutive 365-day period to suspend availability of the registration statement of which this prospectus is a part for (1) up to two consecutive 30-day periods, if our board of directors determines in good faith that there is a valid purpose for a suspension and (2) up to five additional, non-consecutive three-day periods, if our board of directors determines in good faith that we cannot provide adequate disclosure during these periods due to circumstances beyond our control. We will not be able to issue Class A common shares under this prospectus upon the exercise of the warrants during the period in which the availability of the registration statement is suspended.

                                 USE OF PROCEEDS

         We will receive gross proceeds of approximately $4,158 if all 909,798 Class A common shares are issued upon the exercise of the warrants at an exercise price of $.00457 per share. We will not have any net proceeds after payment of the expenses associated with this offering.

                         DETERMINATION OF OFFERING PRICE

         Each outstanding warrant may be converted into 3.975 Class A common shares upon payment of an exercise price of $.00457 per share. The exercise price and conversion ratio may be adjusted in limited circumstances under an agreement we entered into to issue the warrants. The terms, conditions and exercise price for the warrants were determined with the placement agents of the original 300,000 units at the time of the units offering. For more information regarding the warrants, see "Warrants" under "Description of Capital Stock."

                              PLAN OF DISTRIBUTION

         The Class A common shares issuable upon the exercise of the warrants are offered solely by us. No underwriters are participating in this offering. The warrants are exercisable in accordance with the terms of the agreement we entered into to issue the warrants. We will bear all expenses in connection with this registration statement (including the original filing of this registration statement), estimated at $375,000.

                      PRICE RANGE OF CLASS A COMMON SHARES

         Our Class A common shares have been quoted on The Nasdaq Stock Market National Market System under the symbol "RSLC" (previously, "RSLCF") since October 1, 1997. Prior to that date, there was no trading market for the Class A common shares. The following table lists, for the periods indicated, the high and low sales prices of the Class A common shares as reported on The Nasdaq Stock Market National Market System. The quotations reflect inter-dealer prices, without retail markup, mark-down or commissions, and may not necessarily reflect actual transactions. On May 3, 1999, the last reported price for the Class A common shares was $30.625 per share. There is no public market for our Class B common shares. As of April 19, 1999, there were 101 holders of record for the Class A common shares and 13 holders of our Class B common shares.

                                                                                     Price
                                                                       -----------------------------------
                    Period                                                   High              Low
                    ------                                                   ----              ---
                    Fiscal Year 1997
                        Fourth Quarter..........................            $35.25            $21.13

                    Fiscal Year 1998
                        First Quarter...........................            $27.50            $17.00
                        Second Quarter..........................            $30.00            $21.88
                        Third Quarter...........................            $44.50            $21.50
                        Fourth Quarter..........................            $31.03            $15.06

                    Fiscal Year 1999
                        First Quarter...........................            $42.00            $24.00
                        Second Quarter
                        (to May 3, 1999)........................            $38.75            $28.00

                                 DIVIDEND POLICY

         We have never paid dividends on any class of common shares and do not anticipate paying any dividends on the Class A common shares or any other class of common shares in the foreseeable future. Some of our credit facilities and the documents governing senior notes issued by our wholly owned subsidiary, RSL Communications PLC, contain restrictions on our ability to declare and pay dividends on our common shares. Our declaration and payment of dividends are subject to the discretion of our board of directors. Any determination as to the payment of dividends in the future will depend upon our results of operations, capital requirements, restrictions in loan agreements and other factors as our board of directors may deem relevant. See "Risk Factors," "Liquidity and Capital Resources" under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and "Bermuda Tax Considerations."

                                 CAPITALIZATION

         The following table contains information regarding our capitalization as of December 31, 1998. Unless otherwise disclosed in this prospectus, there has been no material change in our consolidated cash and capitalization since December 31, 1998. You should read the table along with the Consolidated Financial Statements and notes to those statements and the other information included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                        As of December 31, 1998
                                                                                   --------------------------------
                                                                                   (in thousands, except share data)
  Cash and cash equivalents......................................................               $  367,823
                                                                                                ==========
  Marketable securities-available for sale.......................................               $  111,548
                                                                                                ==========
  Restricted marketable securities (1)...........................................               $   20,159
                                                                                                ==========
  Short-term debt and current portion of long-term debt and current portion of
    capital lease obligations....................................................               $   36,130
  Long-term debt and capital lease obligations:
    Capital leases...............................................................                   77,864
    12-1/4% senior notes due 2006 (net of amortized discount of $1.8 million)....                  170,724
    9-1/8% senior notes due 2008.................................................                  200,000
    10-1/8% senior discount notes due 2008.......................................                  217,456
    10% senior discount notes due 2008...........................................                  117,692
    12% senior notes due 2008 (net of unamortized discount of $5.5 million)......                   94,533
    10-1/2% senior notes due 2008 (net of unamortized discount of $1.5 million)..                  198,463
                                                                                                ----------
  Total long-term debt, short-term debt and capital lease obligations(2).........                1,112,862
                                                                                                ----------

  Shareholders' equity
    Common shares, $.00457 par value, 438,000,000 authorized, 26,529,479
       Class A common shares outstanding (3).....................................                      121
       26,245,315 Class B common shares outstanding (4)..........................                      120
    Preferred shares, $.00457 par value; 65,700,000 shares authorized; no shares
       outstanding...............................................................                        -
  Warrants-common shares.........................................................                    5,544
  Additional paid-in capital.....................................................                  500,292
  Accumulated deficit............................................................                 (367,163)
  Foreign currency translation adjustment........................................                   (5,430)
                                                                                                ----------
Total shareholders' equity.......................................................                  133,484
                                                                                                ----------
Total capitalization.............................................................               $1,246,346
                                                                                                ==========

                                                        (footnotes on next page)

(footnotes from previous page)

(1) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the notes we issued in 1996.

(2) As of December 31, 1998, we had approximately $33.9 million of available (undrawn) borrowing capacity under our current bank and vendor facilities.

(3) The foregoing does not include (a) 1,876,931 Class A common shares issuable upon the exercise of outstanding stock options, (b) 26,245,315 Class A common shares issuable upon the conversion of outstanding Class B common shares, (c) 459,900 Class A common shares issuable upon the conversion of a warrant issued to Ronald S. Lauder to acquire Class B common shares, (d) 909,798 Class A common shares issuable upon the exercise of the unexercised warrants, (e) 109,500 shares of restricted stock granted under our 1997 Stock Incentive Plan or (f) Class A common shares issuable upon the exercise of roll-up rights or incentive units (as described in "Rights to Acquire Class A Common Shares").

(4) Does not include 459,900 Class B common shares issuable upon the exercise of a warrant issued to Ronald S. Lauder.



                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The tables below contain selected consolidated financial data for each of the years in the five year period ended December 31, 1998. The selected consolidated financial statements of operations data presented below with respect to the years ended December 31, 1998, 1997 and 1996 and balance sheet data as of December 31, 1997 and 1998 have been derived from the Consolidated Financial Statements, audited by Deloitte & Touche LLP, appearing elsewhere in this prospectus. The selected consolidated statements of operations data for the year ended December 31, 1995 and balance sheet data as of December 31, 1995 and 1996 are derived from audited financial statements not included in this prospectus. The information as of and for the year ended December 31, 1994 has been derived from the financial statements of the our predecessor entity, RSL North America, formerly International Telecommunications Group.

         The information in the table below is qualified by reference to the Consolidated Financial Statements. You should read the Consolidated Financial Statements and notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" along with this table.

                                                              For the Year Ended December 31,
                                        ---------------------------------------------------------------------------
                                         Predecessor
                                            1994           1995(1)           1996           1997         1998(9)
                                         -----------    ------------      ----------     ----------     ----------
                                                    ($ and shares in thousands, except loss per share)
Consolidated Statements of
Operations Data:

Revenues.........................          $4,702        $18,617           $113,257      $300,796      $885,938
Operating costs and expenses:
   Cost of services (exclusive of
       depreciation and amortization
       shown separately below)...          (4,923)       (17,510)           (98,461)     (265,321)     (702,602)
   Selling, general and
       administrative expense....          (2,395)        (9,639)           (38,893)      (94,712)     (238,141)
   Depreciation and amortization.            (240)          (849)            (6,655)      (21,819)      (75,445)
                                          -------        -------           --------      --------    ----------
                                           (7,558)       (27,998)          (144,009)     (381,852)   (1,016,188)
                                           -------       -------           --------     ---------    ----------
Loss from operations.............          (2,856)        (9,381)           (30,752)      (81,056)     (130,250)
Interest income..................               -            173              3,976        13,826        16,104
Interest expense.................            (225)          (194)           (11,359)      (39,373)      (75,431)
Other income-net.................               -              -                470         6,595(2)        739
Foreign exchange transaction loss               -              -                  -             -       (11,055)
Minority interest................               -              -               (180)          210         6,079
Loss in equity interest of
   unconsolidated subsidiaries...               -              -                  -             -        (3,276)
Income taxes.....................               -              -               (395)         (401)       (1,334)
                                          -------        -------           --------     ---------     ---------
Loss before extraordinary item...          (3,081)        (9,402)           (38,240)     (100,199)     (198,424)
Extraordinary item(3)............               -              -                  -             -       (20,800)
                                          -------        -------           --------     ---------     ---------
Net loss.........................         $(3,081)       $(9,402)          $(38,240)    $(100,199)    $(219,224)
                                          =======        =======           ========     =========     =========
Loss per common share
   before extraordinary item(4)..         $(15.41)        $(1.67)            $(5.13)       $(5.27)       $(4.52)
Extraordinary item per common share       $     -         $    -             $    -        $    -        $(0.47)
Net loss per common share (4)....         $(15.41)        $(1.67)            $(5.13)       $(5.27)       $(4.99)
Weighted average number of
   common shares outstanding(4)..             200          5,641              7,448        19,008        43,913

                                                            For the Year Ended December 31,
                                     ------------------------------------------------------------------------------
                                         Predecessor
                                            1994           1995(1)          1996           1997         1998(9)
                                         -----------      ---------       ---------     ----------    ------------
                                                                      (in thousands)

Other Financial Data:

EBITDA(as defined)(5)............        $  (2,616)     $  (8,532)       $  (24,097)   $   (59,237)  $   (54,805)
Capital expenditures(6)............          1,126          6,074            23,880         49,417       247,665
Cash (used in) provided by operating
  activities.......................         (1,987)         3,554           (10,475)       (91,812)      (82,752)
Cash used in investing activities..           (478)       (16,537)         (225,000)       (18,821)     (509,438)
Cash provided by financing activities        2,888         18,143           335,031        152,035       815,476


                                                                      As of December 31,
                                     ------------------------------------------------------------------------------
                                         Predecessor
                                            1994           1995(1)          1996           1997         1998(9)
                                         -----------      ---------       ---------     ----------    ------------
                                                                      (in thousands)

Balance Sheet Data:

Cash and cash equivalents........            $ 452        $  5,163      $    104,068    $  144,894    $  367,823
Marketable securities available for
  sale.............................             --              --            67,828        13,858       111,548
Restricted marketable securities(7)             --              --           104,370        68,836        20,159
Total assets ......................          3,682          53,072           427,969       605,664     1,714,593
Short-term debt, current portion of
  long-term debt and current portion
  of capital lease obligations(8)..          2,645           5,506             6,974         8,033        36,130
Long-term debt and capital lease
  obligations(8)...................          1,404           6,648           314,425       316,608     1,089,375
Shareholders' (deficiency) equity..         (3,651)          5,705            20,843       126,699       133,484

--------------------------------

(1) Effective with the acquisition of a majority equity interest in RSL North America in September 1995, we began to consolidate RSL North America's operations. From March 1995 (the date of our initial investment) to September 1995, we accounted for our investment in RSL North America using the equity method of accounting.

(2) Other income--net includes the reversal of specific liabilities accrued in connection with our obligations under an agreement that required us to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of ours prior to our acquisition of that subsidiary. During May 1997, we renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.

(3) Extraordinary item represents primarily the premium paid to retire approximately $127.5 million of the original $300.0 million of the notes we issued in 1996.

(4) Loss per share is calculated by dividing the loss attributable to our common shares (Class A common shares and Class B common shares) by the weighted average number of common shares outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Shares issuable pursuant to (a) outstanding stock options, (b) unexercised warrants, (c) the warrant to purchase 459,900 Class B common shares at an exercise price of $.00457 per share, subject to adjustment, issued to Ronald S. Lauder as consideration for his previous guarantee of a revolving credit facility, (d) options granted to a number of minority shareholders of our subsidiaries, exercisable on the occurrence of specific events, to exchange their

                                             (footnotes continued on next page)

     (footnotes continued from previous page)

     shares in the respective subsidiaries for, in specific circumstances, Class A common shares or, in specific circumstances, cash, or (e) incentive units, which are options granted to some of the employees of our subsidiaries to acquire shares of those subsidiaries or similar rights, some of which are currently exercisable, and the right to exchange these incentive units for Class A common shares or, in other circumstances, at our option, cash, are not included in the loss per share of common shares calculation as their effect is anti-dilutive.

(5) EBITDA, as used herein, consists of loss from operations before depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. Our use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.

(6) Capital expenditures include assets acquired through capital lease financing and other debt.

(7) Restricted marketable securities--held to maturity consists of U.S. government securities pledged to secure the payment of interest on the principal amount of our notes issued in 1996.

(8) As of December 31, 1998, we had approximately $33.9 million of available (undrawn) borrowing capacity under our current bank and vendor facilities.

(9) During 1998, we acquired various companies. See footnote 2 of the consolidated financial statements for information regarding these acquisitions.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis together with the Consolidated Financial Statements, including the notes to those statements, appearing elsewhere in this prospectus. The following discussion contains statements which constitute forward-looking statements regarding our current intent, belief or expectations with respect to, among other things:

         o  our financing plans;

         o  trends affecting our financial condition or results of operations;

         o  the impact of competition;

         o  the start up of certain operations; and

         o  acquisition opportunities.

         We make forward-looking statements to provide you with information regarding our goals and what we hope to achieve. You are cautioned, however, that forward-looking statements are subject to risks and uncertainties, including those discussed in the "Risk Factors" section of this prospectus and that actual results may differ significantly from those in the forward-looking statements. The inclusion of forward-looking statements, therefore, is not a guarantee that the plans, objectives and results will be achieved and we are protected by law in most instances if these statements prove to be inaccurate.

Overview

         We are a rapidly growing multinational telecommunications company which provides a broad array of telecommunications services, with an emphasis on international long distance voice services. Our target customers are primarily small and medium-sized businesses in key markets. Our services include:

         o  international and national fixed and wireless

         o  calling card

         o  fax

         o  data

         o  Internet

         o  private line

         o  other value-added telecommunications services

         We currently have revenue generating operations in:

         o  Australia

         o  Austria

         o  Belgium

         o  Canada

         o  Denmark

         o  Finland

         o  France

         o  Germany

         o  Italy

         o  Japan

         o  Luxembourg

         o  Mexico

         o  The Netherlands

         o  Portugal

         o  Spain

         o  Sweden

         o  Switzerland

         o  U.K.

         o  U.S.

         o  Venezuela

         In 1997, approximately 70% of all international long distance switched telecommunications minutes originated in these markets. We have recently commenced start-up operations in Mexico through our investments in an entity in that country. We plan to expand our operations and network over the next two years particularly within the Asia/Pacific Rim and Latin American markets.

         North America. We began operating in the U.S. in 1995 through the acquisition of our predecessor entity, RSL North America, formerly International Telecommunications Group. Since then, we have acquired additional businesses and expanded the businesses we acquired. Some of the operations we acquired had poor operational controls or management or were burdened by unfavorable transmission capacity arrangements. We have since implemented solutions designed to improve their operations and consolidated these operations under our U.S. subsidiary, RSL COM U.S.A. We added key members to our management and purchased and developed additional management software systems which provide current traffic reports and an enhanced ability to predict future traffic volume. We also successfully negotiated and continue to negotiate rate reductions and more appropriate transmission capacity arrangements based on our current and anticipated capacity requirements. In addition, we anticipate that expanded use of our owned facilities, as this component of RSL-NET continues to grow, will result in more cost-efficient methods of transport for our U.S. business.

         As of December 31, 1998, we recorded approximately $284.8 million of goodwill in connection with our North American acquisitions. Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. Our component cost and purchase price allocation for our North American acquisitions for each of 1995, 1996, 1997 and 1998 are as follows:

                                                                                        Component Cost and
                                                                                     Purchase Price Allocation
                                                                           -------------------------------------------
                                                                               1995       1996       1997       1998
                                                                             --------   -------    --------   --------
                                                                                        ($ in millions)

Assets Acquired:
     Cash and cash equivalents........................................         $7.4        $--      $5.0     $  1.1
     Accounts receivable..............................................          9.0         --       5.2       29.6
     Telecommunications equipment.....................................          4.5         --       0.8       28.7
     Deposits and others..............................................          1.9         --       0.5        5.5
     Intangible assets--goodwill......................................         29.3       27.6      80.3      147.6
     Intangible assets--customer base.................................           --         --       0.7       22.2

Liabilities Assumed:

     Accounts payable and other long-term liabilities.................         32.6        8.1      12.3       91.3
     Long-term debt...................................................          5.1         --       --         --

Equity:

     Increase to shareholders' equity.................................           --         --      38.2        9.5
                                                                              -----      -----     -----     ------
Total Cash Invested...................................................        $14.4      $19.5     $42.0     $133.9
Total Net Liabilities Assumed.........................................         14.9        8.1       0.8       26.4
Total Stock Issued....................................................           --         --      38.2        9.5
                                                                              -----      -----     -----     ------
Total Purchase Price..................................................        $29.3      $27.6     $81.0     $169.8
                                                                              =====      =====     =====     ======


         Europe. EU member states are in various stages of deregulation. Historically, deregulation in these countries occurred because the member states of the EU decided to open up their own markets, as was the case in the U.K., Sweden and Finland. More recently, deregulation has occurred because member states were obligated to deregulate under a series of directives adopted by the EC to liberalize and harmonize the provision of telecommunications services and networks within the EU. An EC directive is addressed to the national legislative body of each EU member state, calling for the legislative body to implement the directive through the passage of national legislation.

         Although interconnection was not available or implemented in most EU countries by January 1, 1998, as called for by an EC directive, the current regulatory scheme in the EU nevertheless provides an opportunity for us to provide a range of services immediately in many countries, while putting in place adequate infrastructure to capitalize on final deregulation if and when it occurs. We can provide value-added services before interconnection is available and, in some EU member states, we are already providing dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes to route traffic to our switches over the domestic public switched telephone network.

         As of December 31, 1998, we had recorded an aggregate of approximately $187.8 million of goodwill in connection with our European acquisitions. Our component cost and purchase price allocation for our European acquisitions for each of 1995, 1996, 1997 and 1998 are as follows:

                                                                                       Component Cost and
                                                                                   Purchase Price Allocation
                                                                          ------------------------------------------
                                                                             1995       1996       1997       1998
                                                                            ------     ------     ------     ------
                                                                                         ($ in millions)
Assets Acquired:
     Cash.............................................................         $--      $2.3       $1.4       $--
     Accounts receivable..............................................         0.2       0.7        2.3        28.7
     Telecommunications equipment.....................................          --       2.3        0.8         8.2
     Deposits and others..............................................          --       0.1        0.8        13.1
     Intangible assets--goodwill......................................         0.9      24.2       31.4       131.3
     Intangible assets--customer base.................................          --        --         --         5.2
     Intangible assets--name..........................................          --        --         --        10.0

Liabilities Assumed:
     Accounts payable and other long-term liabilities.................         0.2       5.3        5.3        62.4
     Lease commitments................................................          --       2.4         --          --

Equity:
     Increase to shareholders' equity.................................          --        --        3.4          --
                                                                              ----     -----      -----      ------
Total Cash Invested...................................................        $0.9     $21.9      $28.0      $134.1
Total Net Liabilities Assumed.........................................          --       2.3         --        12.4
Total Stock Issued....................................................          --        --        3.4          --
                                                                              ----     -----      -----      ------
Total Purchase Price..................................................        $0.9     $24.2      $31.4      $146.5
                                                                              ====      ====      =====      ======


Revenues

         We provide both domestic and international long distance telecommunications services. Revenues are derived from the number of minutes (and fractions of minutes) of use billed by us and are recorded upon the completion of the calls. We also derive revenues from prepaid calling cards. These revenues are recognized at the time of usage or upon expiration of the calling card. We maintain local market pricing structures for our services and generally price our services at a discount to the prices charged by larger and more established carriers. We have experienced, and expect to continue to experience, declining revenue per minute in all of our markets as a result of increasing competition in the telecommunications industry. We expect the declining revenue per minute to be offset by increased minute volumes and decreased operating costs per minute.

         North American Operations
                                                                        Year Ended December 31,
                                                 ------------------------------------------------------------------
                                                 Predecessor
                                                     1994         1995          1996           1997           1998
                                                 -----------     ------       -------         ------         ------
                                                       (in thousands, except percentage of consolidated revenues)

Revenues.......................................   $   4,702     $ 18,461    $    85,843      $ 194,518     $  449,974
Percentage of consolidated revenues............        100%        99.2%          75.8%          64.7%          50.8%
Operating costs and expenses:
   Cost of services (exclusive of
      depreciation and amortization shown
      separately below)........................     (4,923)     (17,367)       (76,892)      (176,780)      (366,267)
   Selling, general and administrative expenses     (2,395)      (7,444)       (17,606)       (38,207)       (86,110)
   Depreciation and amortization...............       (240)        (619)        (3,047)        (5,650)       (18,758)
                                                 ---------     --------     ----------      ---------     ----------
                                                    (7,558)     (25,430)       (97,545)      (220,637)      (471,135)
                                                 ---------     --------     ----------      ---------     ----------
Loss from operations...........................  $  (2,856)     $(6,969)    $  (11,702)     $ (26,119)     $ (21,161)
                                                 =========      =======     ==========      =========      =========


         Prior to 1997, our revenues had been derived primarily from operations within the U.S. U.S. revenues result primarily from the sale of long distance voice services (1) on a retail basis to commercial customers, (2) on a bulk discount basis to distributors of prepaid calling cards, and (3) on a wholesale basis to other carriers. Carrier customers acquire our services for the purpose of reselling these services on a wholesale basis to other carriers or on a retail basis to end users. Carrier customers react to temporary price fluctuations and spot market availability. We, therefore, experience significant month-to-month changes in revenues generated by our carrier customers. We have shifted our marketing focus in the U.S. to small and medium-sized businesses over the past two years, and have restructured our pricing of wholesale services to other carriers. We believe that as a result of these changes to our business and as a result of using a greater proportion of owned versus leased facilities, we began to experience decreasing quarterly losses in the U.S. in January 1998. We have derived increased revenues from our commercial customers, and continue to reduce reliance on wholesale carrier revenues. We have begun deriving additional North American revenues as a result of our 1998 acquisitions of Westel Communications in Canada and Westinghouse Communications in the U.S.

         European Operations

                                                                             Year Ended December 31,
                                                            -----------------------------------------------------------
                                                                 1995            1996           1997           1998
                                                             ------------    ------------    -----------    -----------
                                                            (in thousands, except percentage of consolidated revenues)

Revenues.................................................        $  156    $    27,414      $  73,653      $ 306,289
Percentage of consolidated revenues......................           0.8%          24.2%          24.5%          34.6%
Operating costs and expenses:
   Cost of services (exclusive of depreciation
       and amortization shown separately below)..........          (143)      (21,569)        (59,516)      (232,977)
   Selling, general and administrative
      expenses...........................................          (539)      (17,377)        (43,004)      (103,874)
   Depreciation and amortization.........................           (12)       (1,906)         (7,038)       (25,829)
                                                                 ------    ----------      ----------      ---------
                                                                   (694)      (40,852)       (109,558)      (362,680)
                                                                 ------    ----------      ----------      ---------
Loss from operations.....................................        $ (538)   $  (13,438)     $  (35,905)     $ (56,391)
                                                                 ======    ==========      ==========      =========


         We began substantial European operations in three countries in the second quarter of 1996 and have since established operations in 11 additional European countries.

         We derive revenues from international and domestic long distance voice services, as well as reselling wireless services in some countries in which we operate. Almost all revenues from our European operations are from commercial sales to end users. Our target customers are small to medium-sized businesses, and to some extent niche consumer markets, including selected communities with significant immigrant populations. To reduce our credit risk to these niche consumer markets, we primarily offer prepaid products to our targeted consumers. Each of the countries in which we operate has experienced different levels of deregulation, resulting in various levels of competition and differing ranges of services which we are permitted to offer our customers. We believe that as we pursue our strategic growth strategy we will continue to encounter various degrees of start-up time and competition.

         Effect of Deregulation on European Revenues. We operate in various countries in Europe, each of which is in a different state of deregulation. We anticipate that deregulation will have a favorable impact on revenues because
(1) customers will be able to access our services more easily and (2) we will have the ability to provide a broader array of products and services. We believe that, with established or start-up operations in 14 European countries, we are well positioned to benefit from the anticipated continued deregulation of European markets. However, we cannot be sure of the timing or extent of deregulation in any particular country. See "Industry Overview--European Long Distance Market" and "Regulatory Environment" under "Business."

         Asia/Pacific Rim Operations

                                                                         Inception
                                                                    (April 1997 through             Year Ended
                                                                     December 31, 1997)          December 31, 1998
                                                                     ------------------          -----------------
                                                               (in thousands, except percentage of consolidated revenues)

Revenues...........................................................         $ 32,333                 $ 128,881
Percentage of consolidated revenues................................            10.7%                     14.5%
Operating costs and expenses:
   Cost of services (exclusive of depreciation and
       amortization shown separately below)........................         (28,873)                 (102,621)
   Selling, general and administrative expenses....................          (5,827)                  (29,734)
   Depreciation and amortization...................................            (824)                   (7,231)
                                                                           ---------                ----------
                                                                            (35,524)                 (139,586)
                                                                           ---------                ----------
Loss from operations...............................................        $ (3,191)                $ (10,705)
                                                                           =========                ==========


         We began Asia/Pacific Rim revenue producing operations through our Australian subsidiary with the acquisition of a customer base in Australia in the second quarter of 1997. We initiated operations in Japan through RSL COM Japan in July 1998.

      Latin American Operations

         We commenced Latin American revenue producing operations in Venezuela in the third quarter of 1997. Our operations in Venezuela have generated approximately $292,000 in revenues in 1997 and $794,000 in revenues in 1998.

Cost of Services (Exclusive of Depreciation and Amortization)

         Our cost of services is comprised of costs associated with gaining local access and the transport and termination of calls over RSL-NET. The majority of our cost of services is variable, including local access charges and transmission capacity leased on a per-minute of use basis. We plan to make significant investments in international and domestic circuits and, as a result, expect an increasing amount of total operating costs to become fixed, as the volume of our calls carried over owned facilities increases. We have experienced improved operating results in our operations where we have shifted from leased facilities to owned facilities. The depreciation expense with respect to our owned circuits is not accounted for in cost of services. In addition, we intend to lower the variable cost of termination as a percentage of revenues by carrying traffic under more of our existing operating agreements and by negotiating additional operating agreements on strategic routes. We have directly linked some of our local operators in Europe and the U.S. using lines leased on a fixed cost point-to-point basis and owned circuits. To the extent traffic can be transported between two local operators over leased or owned circuits, there is only marginal cost to us with respect to the international portion of a call other than the fixed lease payment or the capital expenditure incurred in connection with the purchase of the circuit. Our cost of transport and termination will decrease to the extent that it is able to bypass the settlement rates associated with the transport of international traffic. Settlement rates are the rates paid to other carriers to terminate an international call. While we intend to purchase or construct intra-national transmission facilities where these facilities are available for purchase or may be constructed and these investments are cost effective and warranted by traffic patterns, a significant percentage of our intra-national transmission facilities will continue to be leased on a variable cost basis. Accordingly, variable costs will continue to be most of our cost of services for the foreseeable future.

    Effect of Deregulation on European Cost of Services (Exclusive of Depreciation and Amortization)

         Our current cost structure varies from country to country, partly as a result of the different level of regulatory policies in place in each country. In general, our cost structure is lower in countries that have been substantially deregulated than in those which are partially deregulated, and some of our European operations have become EBITDA positive. In countries that are not substantially deregulated, our access to the local exchange network is through more expensive means, such as leased lines or dial-in access. This results in higher costs to us for carrying international traffic. In addition, local regulations in many countries restrict us from purchasing capacity on international cable and fiber systems. We must instead either enter into long-term lease agreements for international capacity at a high fixed cost or purchase per minute of use termination rates from the dominant carrier. Deregulation in countries in which we operate is expected to permit us to (1) interconnect our switches with the local exchange network and (2) purchase our own international facilities. We believe that deregulation will result in improved European operating results. Deregulation in a particular country is also expected to permit us to terminate international inbound traffic in that country, which will result in an improved cost structure for us as a whole. We cannot be sure that deregulation will proceed as expected or lower our cost of services.

Selling, General and Administrative Expenses

         Our selling, general and administrative expenses consist of costs to support (1) the continued expansion of RSL-NET, (2) the introduction of new services and (3) the provision of ongoing customer service. These costs are principally comprised of costs associated with:

         o  employee compensation;

         o  occupancy;

         o  insurance;

         o  professional fees;

         o  sales and marketing, including sales commissions; and

         o  bad debt expenses.

         In addition, as we begin operations in different countries, we incur significant start-up costs, which are expensed in the period incurred, particularly for hiring, training and retention of personnel, leasing of office space and advertising.

         We have grown, and intend to continue to grow, by establishing operations in countries that are in the process of being deregulated and that originate and terminate large volumes of international traffic or offer other strategic benefits. Each of our operations is in a different stage of development. The early stages of development of a new operation involve substantial start-up costs in advance of revenues. Upon the commencement of these operations, we generally incur additional fixed costs to facilitate growth. During periods of significant expansion, selling, general and administrative expenses have increased, and are expected to continue to increase significantly. Accordingly, our consolidated results of operations will vary depending on the timing and speed of our expansion strategy. During a period of rapid expansion, the consolidated results of operations will not necessarily reflect the performance of our more established local operators.

Acquisition Accounting

         Since our formation in 1994, we have expanded our revenues, customer base and network through internal growth and acquisitions. All of our acquisitions were negotiated on an arm's-length basis with unaffiliated third parties. We accounted for all of our acquisitions of controlling interests using the purchase method of accounting. Accordingly, the purchase prices have been allocated to the assets acquired and liabilities assumed based on their estimated fair values at their dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has primarily been recorded as goodwill, which is being amortized over a 15- to 20-year period.

Results of Operations

      Years Ended December 31, 1998 and 1997

         Revenues. Revenues increased to $885.9 million for 1998 compared to $300.8 million for 1997, an increase of 195%. This increase is due primarily to an increase in (1) North American revenues to $450.0 million for 1998 from $194.5 million for 1997 and (2) European revenues, which increased to $306.3 million for 1998 from $73.7 million for 1997. We had revenue generating operations in the U.S., Canada, 14 European countries, Venezuela, Australia and Japan during 1998. The increase in North American revenues was primarily due to acquisitions, which contributed $150.8 million in 1998 and $11.2 million in 1997, a significant increase in our U.S. commercial customer base and increased traffic volume from existing customers. Revenues from European operations increased as a result of (1) increased sales of prepaid calling cards, which contributed $24.6 million in 1998 and $3.0 million in 1997, (2) acquisitions, primarily the Motorola Tel.co acquisition, which contributed $153.7 million to 1998 European revenues, and (3) an increase in the European customer base. Revenues from Asia/Pacific Rim operations increased to $128.9 million for 1998, compared with $32.3 million for 1997, primarily as a result of various acquisitions which had taken place throughout the period.

         Cost of Services (Exclusive of Depreciation and Amortization). Cost of services increased to $702.6 million for 1998 from $265.3 million for 1997, an increase of 165%. This increase is primarily due to increased traffic and, to some extent, increased rates paid to our carrier vendors. As a percentage of revenues, cost of services decreased to 79.3% for 1998 from 88.2% for 1997. The decrease in cost of services as a percentage of revenues is primarily due to (1) the increased diversification in our customer base, (2) an increase in commercial accounts and mobile subscribers which positively impacted our profitability, and (3) the improvement in our North American operations' costs of services, which represented 52.1% of our total cost of services in 1998. This was offset by our European operations, which experienced problems in purchasing capacity in Germany and France due to some delays in implementing deregulation in these countries. Accordingly, traffic arising from increased prepaid calling card sales in these countries had to be carried over uneconomical overflow capacity which produced low or negative gross margins for our prepaid operations in Germany and France. We believe that these capacity problems were temporary and have since been corrected. In order to reduce costs, we intend to purchase additional capacity, if and when regulations permit, in each of our countries of operation, on routes on which we have experienced, or anticipate experiencing, overflow traffic.

         Selling, General and Administrative Expense. Selling, general and administrative expense for 1998 increased by $143.4 million, or 151%, to $238.1 million from $94.7 million for 1997. This increase is primarily due to (1) costs of start ups in and expansion of our European operations, (2) costs associated with the hiring of new personnel in Europe and (3) acquisitions in North America and Australia. Our European operations contributed $103.9 million or 43.6% of our consolidated selling, general and administrative expense for 1998, although these operations accounted for only 34.6% of our total revenues in 1998. European selling, general and administrative expense increased as a result of the Motorola Tel.co acquisition and the significant increase in employees in many of our European operations. Selling, general and administrative expense will continue to increase as a result of start-up costs and infrastructure expansion and start-up costs attributable to new local operations.

         Depreciation and Amortization Expense. Depreciation and amortization expense increased 246% to $75.4 million for 1998 from $21.8 million for 1997. This increase is primarily due to the increased amortization of goodwill recorded as a result of our acquisitions, as well as an increase in investment in property and equipment. Depreciation and amortization expense is expected to increase in the future as a result of our acquisition of additional assets.

         Interest Income. Interest income increased to $16.1 million for 1998 from $13.8 million for 1997, primarily as a result of interest earned on the remaining net proceeds of notes we issued in 1998.

         Interest Expense. Interest expense increased to $75.4 million for 1998 from $39.4 million for 1997, primarily as a result of interest related to notes we issued in 1998.

         Foreign Exchange Transaction Loss. We experienced a foreign exchange transaction loss of $11.1 million for 1998, primarily because of the increase in the Deutsche mark against the U.S. dollar in connection with notes we issued in 1998 denominated in Deutsche marks.

         Loss in Equity Interest of Unconsolidated Subsidiaries. We recorded a loss in equity interest of unconsolidated subsidiaries of $3.3 million for 1998 to account for our pro-rata allocable loss in our investment in each of Maxitel, Telegate Holding and MK Telecom Network, Inc. In December 1998, our voting interest in Telegate Holding was increased to 50.2% and has been consolidated from the transaction date through the end of the year.

         Loss Before Extraordinary Item. Loss before extraordinary item increased to $198.4 million for 1998, as compared to a net loss of $100.2 million for 1997 due to the factors described above. An extraordinary item of $20.8 million for 1998 represents primarily the premium paid to retire approximately $127.5 million of the original $300.0 million of notes we issued in 1996. We had no similar expense in 1997.

      Years Ended December 31, 1997 and 1996

         Revenues. Revenues increased to $300.8 million for 1997 compared to $113.3 million for 1996, an increase of 165.6%. This increase was due primarily to an increase in (1) U.S. revenues to $194.5 million for 1997 from $85.8 million for 1996 and (2) European revenues, which increased to $73.7 million for 1997 from $27.4 million for 1996. We generated revenues in the U.S., in 10 European countries and in Australia and Venezuela during the fourth quarter of 1997. We had revenue producing operations in only the U.S. and five European countries in 1996. The increase in U.S. revenues was primarily due to (1) increased traffic volume from existing customers, (2) increases in our U.S. commercial customer base and (3) our acquisition of LDM Systems on October 1, 1997, which contributed $13.1 million to our 1997 revenue. The increase in European revenues was primarily due to (1) increased traffic volume from existing customers and (2) increases in our customer base in the U.K., Sweden, Finland, Germany and The Netherlands. Our 1996 European acquisitions in France, Germany and The Netherlands contributed $32.7 million in revenue for the full 1997 year compared to revenues of $16.5 million recorded from the dates of their respective acquisitions to December 31, 1996.

         Cost of Services (Exclusive of Depreciation and Amortization). Cost of services increased to $265.3 million for 1997 from $98.5 million for 1996, an increase of 169.5%. This increase was primarily due to increased traffic and increased rates paid to our carrier vendors. As a percentage of revenues, cost of services increased to 88.2% for 1997 from 86.9% for 1996. The increase in cost of services as a percentage of revenues was primarily due to our U.S. operations' cost of services, which represented 66.6% of our total cost of services. Although we anticipated a decrease in U.S. and European cost of services during 1997, rapid revenue growth in excess of our expectations continued to cause traffic overflow resulting in higher cost of services, and increased operating losses.

         Selling, General and Administrative Expense. Selling, general and administrative expense for 1997 increased by $55.8 million, or 143.5%, to $94.7 million from $38.9 million for 1996. This increase occurred primarily because of the costs associated with our expansion into nine new markets and the concurrent hiring of more than 1,000 new employees. We also recognized all of the costs associated with opening new offices, commencing advertising campaigns and product development. As a percent of U.S. revenues, our U.S. selling, general and administrative expense decreased to 19.6% for 1997 from 20.5% for 1996. Our U.S. bad debt expense for 1997 increased by $8.1 million, or 289%, to $10.9 million from $2.8 million for 1996. This increase was primarily due to a 127% increase in our U.S. revenues for the same period and increased credit exposure primarily due to the increased diversity in our customer base. Additionally, our 1997 bad debt expense included approximately $3.0 million of bad debt recorded in connection with the bankruptcy filing of one of our major customers, Cherry Communications. As a percent of European revenues, our European selling, general and administrative expense decreased to 58.4% for 1997 from 63.4% for 1996. Our consolidated selling, general and administrative expense in Europe was 45.4% of our total consolidated selling, general and administrative expense, despite our European operations accounting for only 24.5% of our total revenues because of a greater proportion of start-up and expansion costs.

         Depreciation and Amortization Expense. Depreciation and amortization expense increased 227.9% to $21.8 million for 1997 from $6.7 million for 1996, an increase of $15.1 million. This increase was primarily due to the increased amortization of goodwill recorded as a result of our acquisitions.

         Interest Income. Interest income increased to $13.8 million for 1997 from $4.0 million for 1996, primarily as a result of interest earned on the remaining net proceeds of the notes we issued in 1996 and the net proceeds from our IPO in October 1997.

         Interest Expense. Interest expense increased to $39.4 million for 1997 from $11.4 million for 1996, an increase of approximately $28.0 million, as a result of interest related to the notes we issued in 1996.

         Net Loss. Net loss increased to $100.2 million for 1997, as compared to a net loss of $38.2 million for 1996 due to the factors described above.

Liquidity and Capital Resources

         We have incurred significant operating and net losses and negative cash flow, due in large part to the start up and development of our operations and RSL-NET. We expect that our net losses and negative cash flow will increase as we implement our growth strategy. Historically, we have funded our losses and capital expenditures through capital contributions, borrowings and a portion of the net proceeds of securities offerings.

         Cash used in operating activities equaled $10.5 million in 1996, $91.8 million in 1997 and $82.8 million in 1998. Capital expenditures were $23.9 million in 1996, $49.4 million in 1997 and $247.7 million in 1998. These capital expenditures were principally for domestic and international gateway switches and related telecommunications equipment. We intend to continue expending capital at a level similar to 1998 in order to (1) expand and develop our infrastructure, in part by replacing leased transmission facilities with owned transmission lines, (2) purchase circuits in inter-city fiber routes in European countries and (3) install additional national and international telephone gateway switches. Funds expended for acquisitions were $38.6 million in 1996, $77.8 million in 1997 and $287.0 million in 1998. During 1996, we funded our operating losses, capital expenditures and acquisitions with borrowings of $44.5 million and a portion of the net proceeds of our notes offering in 1996. During 1997, we funded our operating losses, capital expenditures and acquisitions with a portion of the net proceeds of our notes offering in 1996 and a portion of the net proceeds of our IPO. During 1998, we funded our operating losses, capital expenditures and acquisitions with a portion of the net proceeds of our IPO, a portion of the net proceeds of our notes offerings in 1998 and a portion of the net proceeds of our equity offering in 1998. At December 31, 1998, we had $255.2 million of working capital, compared to $83.1 million of working capital at December 31, 1997.

         Our indebtedness was approximately $1.02 billion at December 31, 1998, of which approximately $1.01 billion represented long-term debt and approximately $11.5 million represented short-term debt. Our indebtedness was approximately $304.6 million at December 31, 1997, of which approximately $300.0 million represented long-term debt and approximately $4.6 million represented short-term debt. Substantially all of our long-term indebtedness is attributable to notes issued by our wholly owned subsidiary, RSL Communications PLC, and guaranteed by us.

         In October 1996, RSL Communications PLC completed an offering of $300.0 million of 12 1/4% senior notes due 2006, $127.5 million of which were redeemed by RSL Communications PLC in April 1998. In February 1998, RSL Communications PLC completed an offering of $200.0 million of 9 1/8% senior notes due 2008 and $328.1 million ($200.0 million initial accreted value) of 10 1/8% senior discount notes due 2008. In March 1998, RSL Communications PLC completed an offering of 296.0 million Deutsche marks (approximately $99.1 million initial accreted value) of 10% senior discount notes. On November 9, 1998, RSL Communications PLC issued 12% notes, in the principal amount at maturity of $100 million ($94.5 million initial accreted value). In addition, on December 8, 1998, RSL Communications PLC issued 10 1/2% notes, in the principal amount of $200 million. The documents governing the notes described above contain restrictive covenants which impose limitations on our ability to, among other things:

         o  incur additional indebtedness;

         o  pay dividends or make other distributions;

         o  issue capital stock of some of our subsidiaries;

         o  guarantee debt;

         o  enter into transactions with shareholders and affiliates;

         o  create liens;

         o  enter into sale-leaseback transactions;

         o  sell assets; and

         o  make some types of investments.

         In connection with our issuance of the notes in 1996, we were required to purchase and maintain restricted marketable securities, which are held by the trustee for these notes, in order to secure the payment of the first six scheduled interest payments on these notes. The market value of the securities at December 31, 1998, as adjusted to reflect the redemption in 1998 of $127.5 million of these notes, was $20.7 million.

         The original commitment under our revolving credit facility was $7.5 million at June 30, 1998. That amount was permanently reduced to $5 million on July 1, 1998. Approximately $3.7 million of the commitment under the credit facility was used at December 31, 1998. The revolving credit facility is payable on June 30, 1999 and accrues interest at the lender's prime interest rate, which was 7.75% per year at December 31, 1998.

         Through our subsidiary LDM Systems, we have a $10.0 million revolving credit facility. There was $6.5 million used under this credit facility at December 31, 1998. This credit facility is payable in full on September 30, 2000 and accrues interest at the lender's prime interest rate plus 2.5% per year. We were paying a 10.25% per year interest rate on this credit facility at December 31, 1998.

         Through our subsidiary Telegate Holding, we have an $8.1 million revolving credit facility. There was $2.6 million used under this credit facility at December 31, 1998. This credit facility is payable in annual payments through December 31, 2002 and accrues interest at a variable interest rate not to exceed 5.5% per year. The variable rate was 4.3% at December 31, 1998.

         At December 31, 1998, Telegate Holding had $12.6 million of additional unused revolving credit facilities that accrue interest at a rate of 6.5% with various banks.

         Telegate Holding also had various secured and unsecured 6% debentures held by former shareholders of $3.2 million and $5.6 million as of December 31, 1998. These loans are payable in four semiannual installments beginning June 30, 2001.

         One of our primary equipment vendors has provided to some of our subsidiaries $93.0 million in vendor financing commitments to fund the purchase of additional switching and related telecommunications capital equipment. At December 31, 1998, there was approximately $82.0 million used under this credit facility. Borrowings under this vendor facility accrue interest at a rate equal to the London InterBank Offered Rate plus either 5.25% or 4.5% per year depending on the equipment purchased.

         On December 1, 1998, we sold 7,000,000 Class A common shares in a public offering. We issued an additional 544,278 Class A common shares on December 15, 1998 pursuant to the underwriters' over-allotment option. Our total net proceeds from these sales were approximately $169.0 million (after deducting the underwriting discount and estimated expenses).

         In 1999 and 2000, we intend to continue capital expenditures at a level similar to that of 1998. We intend to raise additional capital in 1999. We believe that the remaining net proceeds from the issuance of our outstanding notes and our equity offering in 1998, together with availability under our revolving credit facilities, vendor financing facility, short-term lines of credit and overdraft facilities from local banks, will be sufficient to fund our capital expenditures and operations through the first quarter of 2000. However, we may be required to raise additional capital regardless of market conditions if:

         o  our plans or assumptions change or prove to be inaccurate;

         o we identify additional required or desirable infrastructure investments or acquisitions;

         o  we experience unanticipated costs or competitive pressures; or

         o the remaining net proceeds from the sales of our securities and other sources of liquidity otherwise prove to be insufficient.

Regardless, we plan to raise additional capital in 1999 to ensure that adequate funding is available for capital expenditures and operations for the year 2000 and beyond.

Effects of Recently Issued Accounting Standards

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Our officers are currently addressing the financial reporting measures that will be needed in order to comply with this disclosure. We have not participated in any hedging activities in connection with foreign currency exposure.

Inflation

         We do not believe that inflation has had a significant impact on our consolidated operations.

Seasonality

         Our European operations experience seasonality during July and August, December and January, and, to a lesser extent, March. These months are traditional holiday months in most European countries and many European businesses, which are our principal European customers, are closed during portions of these months.

Year 2000 Technology Risks

         The "year 2000" problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of the programs used in our operations that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 or not recognize it at all. This could result in a major system failure or miscalculations, or other computer errors, causing disruptions of operations. The potential for failures encompasses all aspects of our business, including computer systems and voice networks, and could cause, among other things, a temporary inability to process transactions, billing and customer service or to engage in similar normal business activities.

         We have been implementing a comprehensive program of analysis of and/or changes to our computer systems to ensure that all these systems will be year 2000 compliant. Our year 2000 project includes the following phases:

         (1) conducting a comprehensive inventory of our internal systems, including information technology systems and non-information technology systems such as switching, billing and other platforms and electrical systems and the systems acquired or to be acquired by us;

         (2)  assessing and prioritizing any required remediation;

         (3) remediating any problems by repairing or, if appropriate, replacing the non-compliant systems; and

         (4)  testing all remediated systems for year 2000 compliance.

         Phase 1 has been completed. Phase 2 is expected to be completed during the second quarter of 1999. Phases 3 and 4 are expected to be completed by June 30, 1999.

         We have also retained a year 2000 solution provider as a consultant to assist us in our assessment and remediation projects and to manage and coordinate year 2000 compliance for each of our local operators on a global basis.

         In addition to assessing our own systems, we are conducting an external review of our vendors and suppliers, including equipment and systems providers and other telecommunications service providers, to determine their vulnerability to year 2000 problems and any potential impact on us. Based on discussions with Ericsson, our primary equipment vendor, we believe that the equipment provided to us by Ericsson will be year 2000 compliant. Testing of the Ericsson equipment is expected to be completed by June 30, 1999. We may experience problems to the extent that other telecommunications carriers whose services are resold by us or to which we send traffic for termination are not year 2000 compliant. We cannot be sure that these problems will not have a material adverse effect on us.

         We expect to complete all of the phases of the process described above by June 30, 1999; although we expect to continue testing our systems for year 2000 compliance during the rest of 1999 as a result of upgrades and other changes to our systems. We expect that all of our computer systems will be fully compliant before the end of 1999. We cannot be sure, however, that we will achieve full compliance before the end of 1999 or that effective contingency plans will be developed or implemented. A failure of our computer systems or the failure of our vendors or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on our business, financial position and results of operations.

         We have completed numerous acquisitions during recent periods and are in the process of integrating the systems of the acquired businesses into our operations. Those systems are included in our year 2000 review and remediation project. During the process of evaluating businesses for potential acquisition, and after any acquisitions, we will evaluate the extent of the year 2000 problems associated with these acquisitions and the cost and timing of remediation. We cannot be sure, however, that the systems of any acquired business will be year 2000 compliant when acquired or will be capable of timely remediation.

         Through April 30, 1999, we have spent approximately $3 million on our year 2000 program. We expect that it will cost approximately an additional $7 million, to be paid through the first quarter of 2000, to become year 2000 compliant. These amounts will be financed through working capital. We expense costs associated with software modification when they are incurred.

         Following the completion of our year 2000 assessment by June 30, 1999, we plan to determine the nature and extent of any contingency plans that may be required. Even if our assessment is completed without identifying any additional material non-compliant systems operated by us, or under our control, or under the control of third parties, the most likely worst case scenario would be a systems failure beyond our control to remedy. This kind of failure could materially prevent us from operating our business. We believe that this kind of a failure would likely lead to lost revenues, increased operating costs, loss of customers or other business interruptions of a material nature, and potential claims against us.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We have not entered into any financial instruments for trading or hedging purposes.

         We are exposed to fluctuations in foreign currencies relative to the U.S. dollar, as our revenues, costs, assets and liabilities are, for the most part, denominated in local currencies. The results of operations of our subsidiaries, as reported in U.S. dollars, may be significantly affected by fluctuations in the value of the local currencies in which we transact business. We recorded a foreign currency translation adjustment of $0.9 million for 1998. This amount is recorded upon the translation of the foreign subsidiaries' financial statements into U.S. dollars, and is dependent upon the various foreign exchange rates and the magnitude of the foreign subsidiaries' financial statements. As of December 31, 1998, we had recorded a foreign currency transaction loss of approximately $11.1 million, primarily as a result of the increase in the Deutsche mark against the U.S. dollar in connection with our notes denominated in Deutsche marks.

         We incur settlement costs when we exchange traffic under operating agreements with foreign correspondents. These costs currently represent a small portion of the total costs of services; however, as our international operations increase, we expect that these costs will become a more significant portion of our cost of services. These costs are settled by using a net settlement process with our foreign correspondents comprised of special drawing rights. Special drawing rights are the established method of settlement among international telecommunications carriers. The special drawing rights are valued based upon a basket of foreign currencies and we believe that this mitigates, to some extent, our foreign currency exposure. We have monitored and will continue to monitor our currency exposure and, if necessary, may enter into forward contracts and/or similar instruments to mitigate the potential impacts of these risks.

         We are currently not exposed to material future earnings or cash flow exposures from changes in interest rates on long-term debt obligations since the majority of our long-term debt obligations are at fixed rates. We are exposed to interest rate risk, as additional financing may be required due to the large operating losses and capital expenditures associated with establishing and expanding our networks and facilities. The interest rate that we will be able to obtain on additional financing will depend on market conditions at that time, and may differ from the rates we have secured on our current debt. We do not currently expect to enter into interest rate swap and/or similar instruments.

         Our carrying value of cash and cash equivalents, accounts receivable, accounts payable, marketable securities--available for sale, restricted marketable securities--held to maturity, accrued expenses and notes payable is a reasonable approximation of their fair value.

         At December 31, 1998, the fair value of our long-term debt was estimated to be $937.0 million based on the overall weighted average rate of our long-term debt of 10.53% and an overall weighted average maturity of 9.1 years compared to terms and rates currently available in long-term financing markets. Market risk is estimated as the potential decrease in fair value of our long-term debt resulting from a hypothetical increase of 105 basis points in interest rates, which is 10% of our overall weighted average borrowing rate. This type of an increase in interest rates would result in approximately a $9.8 million decrease in fair value of our long-term debt.

                                    BUSINESS

Overview

         We are a rapidly growing multinational telecommunications company. We provide a broad array of telecommunications services, with an emphasis on international long distance voice services, primarily to small and medium-sized businesses in key markets. Our services include:

         o  international and national fixed and wireless

         o  calling card

         o  fax

         o  data

         o  Internet

         o  private line

         o  other value-added telecommunications services

         We started our business by acquiring operations in the U.S. in 1995. We have grown rapidly through acquisitions, strategic investments, joint ventures and alliances and the start up of our own operations in key markets. We generate revenue in 20 countries. In 1997, approximately 70% of all international long distance switched telecommunications minutes originated in these 20 countries.

Operations

         We conduct operations in four principal regions: North America, Europe, Asia/Pacific Rim and Latin America. We have developed a different strategy for each region, driven in part by the pace of local deregulation. In each region, we conduct our operations within a given country through local subsidiaries, also known as our local operators.

         North America. We began operating in the U.S. in 1995 through the acquisition of our predecessor entity, RSL North America, formerly
International Telecommunications Group. We have acquired additional businesses and expanded the businesses we acquired, since then. Some of the operations we acquired had poor operational controls or management or were burdened by unfavorable transmission arrangements. We have since implemented solutions designed to improve their operations and consolidated these operations under our U.S. subsidiary, RSL COM U.S.A. In July 1998, we acquired the business of Westinghouse Communications from CBS Corporation for a cash purchase price of $91.2 million and the assumption of liabilities in the amount of $38.3 million and have been integrating its operations into RSL COM U.S.A.

         In the U.S., we offer voice telephone services, data services, including frame relay and transmission control protocol/Internet protocol networks, and Internet access to a customer base consisting primarily of small to medium-sized businesses through a network of six national switches. Transmission control protocol/Internet protocol is a suite of network protocols that allows computers with different architectures and operating system software to communicate with other companies on the Internet. We are integrating Westinghouse Communication's network, complementary customer base, and sales and distribution channels with our existing operations, and are offering to some of our existing customers the expanded range of Westinghouse Communications' services, including data and Internet services.

         In addition, we have recently expanded our North American operations outside the U.S. and, as a result, will soon be able to terminate traffic on RSL-NET in various regions of Canada and Mexico, the two largest country destinations for U.S. originated traffic. In July 1998, we acquired Westel Telecommunications from British Columbia Railway Company for approximately $37.6 million. Westel Telecommunications is a telecommunications company that provides a broad range of enhanced telecommunications services, including long distance voice telephone services, data, private line and Internet access throughout British Columbia. Also, through some of the subsidiaries of RSL COM Latin America, we acquired switches and fiber optic cable covering 14 cities in Mexico. These switches were fully installed in 1998.

         Europe. From 1995 through 1997, we established a presence in most major EU markets through a series of acquisitions in advance of (but also in anticipation of) deregulation in most of these markets. We now have operations in 14 countries in Europe. As part of this "first to market" entry strategy, we made significant investments at a time when competition was restricted in order to establish operations, identify and retain qualified personnel, build a recognized brand name and improve our chances of obtaining licenses when they first became available. We have interconnected our switches directly with the local exchange network in the EU countries where sufficient regulation has occurred to allow this. In EU countries where interconnection is not yet available, we operate through more expensive means, such as leased lines or dial-in access. Additionally, in the fully deregulated European markets we have linked directly, or are in the process of linking directly, our own international transmission facilities. This is generally more efficient and less expensive than entering into long-term lease agreements for international capacity at a high fixed cost or purchasing per minute of use termination rates from the incumbent carrier. We will continue to make significant investments to acquire our own international transmission facilities where these facilities are available and ownership of these facilities is cost effective and warranted by traffic patterns.

         During 1998, we completed a number of alliances and acquisitions in Europe in order to significantly expand our distribution channels and broaden our customer base and products offered.

O We acquired the business of Motorola Tel.co in the U.K. and Germany from Motorola for approximately $68.1 million in cash and the assumption of liabilities in the amount of $10.6 million. Motorola Tel.co resells wireless services and related products in the U.K. and Germany to a base of more than 350,000 subscribers. This transaction significantly increases the number of our direct customer relationships in Europe and allows us to cross-sell long distance and wireless services.

o We entered into a marketing and distribution services agreement with Metro Holding AG, the management holding company for Metro AG, one of the largest retailers in Europe with 750 operating units in 18 European countries. Under this agreement, the holding company will assist us to promote, market, sell and distribute our services through Metro AG's wholesale and retail operations in Europe. This arrangement is designed to provide us access to Metro AG's extensive distribution network and customer base, which includes a large number of small and medium-sized businesses. In addition, this arrangement is expected to significantly accelerate our penetration into key European markets. In connection with its alliance with us, the holding company initially acquired in April 1998 a 12.5% equity interest in RSL COM Europe. In June 1998, the holding company converted all of its interest in RSL COM Europe into 1,607,142 of our Class A common shares (based on value for value) and purchased an equal number of Class A common shares from some of our shareholders. As of December 31, 1998, Metro Holding AG held approximately 6.1% of our outstanding stock in the aggregate, which it is required to hold until at least April 1, 2001.

o We acquired a majority interest in Telegate Holding GmbH, the controlling holding company of Telegate AG, Europe's third largest directory information provider, for approximately $33.6 million. An affiliate of Metro Holding AG owns a minority interest in Telegate AG and Telegate Holding. Together with Telegate AG, we plan to expand Telegate AG's services and provide international directory services and call completion throughout Europe using RSL-NET.

o We purchased 90% of the equity of Telecenter Oy, an independent sales agent in Finland, for approximately $14.4 million.

         In February 1999, through our subsidiary RSL COM Deutschland GmbH, we entered into an agreement with Debitel Kommunikationstechnik GmbH & Co. KG, Europe's largest mobile reseller. Under this agreement, Debitel will use our fixed wire network for new services that Debitel will provide to German customers.

         Asia/Pacific Rim. Most markets in the Asia/Pacific Rim region are in the earliest stages of deregulation, with the notable exception of Australia, which is at a significantly more advanced stage of deregulation. We began operations in Australia in April 1997 and have established a significant presence in that market. We also initiated start-up operations in Japan in July 1998.

         In March 1998, we acquired the customer base of First Direct Communications and Link Telecommunications, two Australian switchless mobile telecommunications resellers, for approximately $19.6 million.

         We are evaluating acquisition opportunities in other Asia/Pacific Rim markets consistent with our global strategy.

         Latin America. Most markets in Latin America are in the earliest stages of deregulation. Our strategy is to develop, through local operating companies formed in conjunction with local partners, a pan-Latin American network and operations spanning Central and South America and the Caribbean. We formed a joint venture to pursue this strategy with entities controlled by the Cisneros Group of Companies in mid-1997. The Cisneros Group of Companies are engaged in a number of diverse commercial enterprises in a variety of countries around the world. Revenues from our Latin American operations accounted for less than 1% of our consolidated revenues for 1997 and 1998.

Industry Overview

         According to industry sources, international long distance switched telecommunications traffic worldwide increased from 28 billion minutes in 1989 to 81.8 billion minutes in 1997 and is projected to reach between approximately
128.7 and 158.6 billion minutes by the year 2001. The international telecommunications industry is changing rapidly, due to:

         o  deregulation;

         o  privatization of government-owned telephone monopolies;

         o  technological improvements;

         o  expansion of telecommunications infrastructure;

         o  globalization of the world's economies; and

         o  free trade.

These factors have resulted in increased competition and demand for telecommunications services worldwide.

         Deregulation and privatization of telecommunications services and the onset of competition have also resulted in an increase in the number of services offered. These services include global voicemail, faxmail and e-mail, itemized and multicurrency billing and the ability to allow customers to pay for long distance calls made from any telephone using a single account, such as calling cards. Deregulation and privatization of telecommunications services and the onset of competition have also resulted in lower prices to customers. All of these factors have contributed to an increase in the volume of both inbound and outbound call traffic. Despite falling prices, the overall market for providers of international long distance traffic has been growing and the decline in prices generally has been more than offset by an increase in the use of telecommunications services.

         U.S. International Long Distance Market

         The U.S. international long distance market is large and growing. The growth of the U.S.-originated international long distance market was initially due to deregulation in the U.S. and the resulting decrease in prices which accompanied the onset of competition. Deregulation and the resulting competition also led to improvement in the services offered and customer service. More recently, in addition to continued price decreases and improved services due to further U.S. deregulation, the growth of the U.S.-originated international long distance market has been due to the :

         o deregulation of other telecommunications markets throughout the world;

         o privatization of existing government-owned telephone monopolies;

         o        increased capacity and improved quality;

         o        expansion of telecommunications infrastructure;

         o        the globalization of the world's economies; and

         o        free trade.

         The profitability of the traditional U.S.-originated international long distance market is principally driven by the difference between settlement rates, which are the rates paid to other carriers to terminate an international call, and billed revenues. The factors described above brought about reductions in settlement rates and costs for leased capacity, reducing termination costs for U.S.-based carriers. We believe that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute, although we cannot be sure of this. See "Risk Factors."

         European International Long Distance Market

         In Europe, deregulation, together with significant advances in technology that have decreased the cost of providing services and allowed the provision of more sophisticated value-added features, have made it possible for other service providers, including us, to compete with the government-owned and government-controlled monopolies and more established carriers in providing international voice telecommunications services. The EC has enacted several directives requiring EU member states to deregulate the market for telecommunications services, including a directive in 1990 requiring each member state to deregulate by 1992 all telephony services offered over its public switched telephone network, with the exception of some services, including basic voice telephony. A 1996 EC directive required member states to deregulate open voice telephony services, effective January 1, 1998, except for some member states who were granted extensions for a specific period of time. Some member states have been late in implementing these directives. While no one can be certain of the timing or extent of deregulation in any particular country or the EU in general, in response to these European regulatory changes, we are among a number of different competitors who are emerging to compete with the European government-owned monopolies.

         Asia/Pacific Rim International Long Distance Market

         Deregulation is spreading throughout many of the major markets in Asia and the Pacific Rim. In February 1997, a significant number of countries in these regions signed an international agreement that requires them to open their telecommunications markets to competition. Australia, the Philippines and New Zealand have already opened their markets to full competition and Hong Kong, Indonesia, Japan, South Korea and Malaysia have legalized the provision of value-added services. Singapore licensed two new operators in 1998.

         Latin American International Long Distance Market

         Various countries in Latin America have taken initial steps towards deregulation in the telecommunications market during the last few years. In addition, various Latin American countries have completely or partially privatized their national carriers, including Argentina, Brazil, Chile, Mexico, Peru and Venezuela. Some countries also have competitive local and/or long distance sectors. Some examples of Latin American deregulation, privatization and competition are described below:

         o        Chile has competitive operators in both sectors.

         o Colombia has granted two long distance operating licenses to local companies, ending the monopoly of Colombia's government-owned telephone service provider.

         o Venezuela has legalized value-added services and has targeted January 1, 2000 as the date for deregulation.

         o Brazil privatized its government-owned telephone service provider in July 1998 and has established an independent regulator to oversee its telecommunications industry.

         o Mexico privatized its former government-owned telephone service provider, Telmex, and Telmex's exclusive long distance concession was modified in 1990 to allow other participants to render long distance services as of August 1996. Additionally, since January 1997, Telmex has been required to interconnect with the networks of competitors. Competition in Mexico has been initiated and an independent regulator has been established.

         o Peru opened its market to competition in August 1998, ending the monopoly of its government-owned telephone service provider one year earlier than scheduled.

         Other Markets

         Despite the growth and deregulatory trends in the global telecommunications market, the pace of change and emergence of competition in many countries, particularly in parts of Africa, remain slow, with domestic and international traffic still dominated by government-owned or government-controlled monopolies. We believe that international carriers, like ourselves, that have already entered into, or are in negotiations to enter into, operating agreements with the government-owned or government-controlled monopolies in many of these countries will be well positioned to benefit from increasing traffic flows as the telecommunications infrastructure in these countries is expanded and the barriers to competition are dismantled. Although there is a general trend towards deregulation worldwide, we cannot be certain of the timing or the nature of deregulation, whether any deregulation will occur at all or whether any trend towards deregulation will not be reversed in any particular country.

Our Strategy

         Our strategy is to capitalize on the growth, deregulation and profitability of the international long distance market. The key elements of this strategy are as follows:

         Focus On Providing International Long Distance Services

         We provide a broad array of international and domestic telecommunications services. Our target customers are primarily small and medium-sized businesses that generate significant calling traffic between countries to capitalize on (1) the continued growth of international traffic and (2) the margin opportunity created by the high end-user rates currently maintained by government-owned monopolies and other dominant carriers.

         Identify and Enter Key Markets Ahead of Full Deregulation

         We seek to enter deregulating markets that originate or terminate significant levels of international traffic ahead of full deregulation to gain competitive advantages over carriers that enter after deregulation is complete. These advantages include:

         o developing multiple sales and distribution channels and a customer base prior to widespread competition;

         o acquiring experienced management, including technical and marketing personnel;

         o achieving name recognition as an early competitor to the existing government-owned monopolies; and

         o        a greater chance of obtaining necessary licenses.

         In countries that are in the process of deregulating, competition is often restricted to a limited number of specific services. In these cases, we employ a two-stage market penetration strategy. First, we take advantage of current market conditions by offering the allowed services. We then leverage the advantages of our early entry, including name recognition and established marketing and distribution capabilities, to take advantage of full deregulation.

         Target Small and Medium-Sized Businesses

         We focus on offering our products and services to small and medium-sized businesses that originate in excess of $500 per month in international telephone calls. We believe that this segment accounts for a significant percentage of international calling traffic in most markets and offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the government-owned and government-controlled monopolies. By offering a broad range of interrelated services and continuing our commitment to provide high quality customer service, we seek to strengthen our direct relationships with a diverse and rapidly growing customer base and to build customer loyalty.

         Build a Cost Competitive Global Network

         By integrating our current and future owned switching facilities, known as points of presence, into RSL-NET, we are able to originate, transport and terminate traffic using our own network. By doing so, we are able to bypass the high costs of transporting the international portion of a call through a third-party carrier. Substantially all of our local operators have network switching facilities to provide international voice and other telecommunications services in their markets. We currently connect our facilities principally by a combination of ownership interests in fiber optic systems and private leased lines. We intend to continue to make significant investments in transmission capacity and other transmission facilities where these facilities become available and if these investments are cost effective and warranted by traffic patterns.

         Expand Marketing and Distribution Channels

         We will continue to develop marketing and distribution channels to expand our customer base, particularly in our target market of small to medium-sized businesses. We have been innovative in seeking marketing partners to better identify potential customers and penetrate markets on a cost-efficient basis. Also, we capitalize on cross-selling opportunities as we add new customer bases and products through acquisitions and strategic alliances, and we plan to introduce a universal brand image to create worldwide name recognition.

         Pursue Strategic Acquisitions and Alliances

         We seek to acquire control of businesses with:

         o        an established customer base;

         o        compatible operations;

         o        licenses to operate as an international carrier;

         o experience with additional or emerging telecommunications products and technologies; and

         o        experienced management.

         In addition, we seek to enter into strategic alliances that we believe will enable an accelerated and cost effective expansion of our business.

         Leverage Expertise of Management Team

         We have attracted experienced management from our industry to facilitate the integration of our regional operations. Many of our key managers have had significant experience with existing providers and early competitors in deregulating markets. In addition, we generally retain key management in the companies we acquire. As a result, we believe that we are well positioned to manage the integration of acquisitions and the rapid growth of our customer base and network infrastructure.

         Expand Internet-Based Telephony and On-Line Services Offered

         Through our subsidiary Delta Three, we seek to expand our Internet telephony services offered by increasing our investment in Internet gateway servers and expanding our sales and marketing channels. Delta Three uses Internet protocol as a transmission standard for voice communications over the public Internet and private intranets, extranets and dedicated leased lines, at substantially reduced transmission and termination costs. Delta Three allows customers to place long distance phone calls over the Internet or Internet protocol networks using standard telephones without requiring additional equipment. Delta Three also offers prepaid calling card services, PC-to-phone and phone-to-PC services to retail customers, and termination to wholesale customers. In addition to offering Internet protocol services, we plan to develop value-added services on the Internet and to provide on-line customer service and billing. We believe that Delta Three positions us at the forefront of the rapidly emerging Internet protocol industry. See "Internet Protocol Telephony."

         As of the date of this prospectus, we are planning to offer up to 20% of Delta Three's common stock to the public. Delta Three plans to file the necessary documents with the SEC within the next month and to offer shares in Delta Three to the public in the third quarter of 1999.

Network

         We generally use a single switch technology platform (Ericsson AXE-10 switches) for our international telephony gateway switches. We believe that a single switch platform gives us a strategic advantage in developing new services and allows us to upgrade network software on a more efficient basis when compared to those global carriers who employ multiple switch technologies. We are also pursuing alternative transmission technologies such as the Internet and managed Internet protocol networks in order to minimize our operating costs. See "Internet Protocol Telephony."

         Owned Facilities

         Our owned facilities include switches and interests in international fiber optic cable systems. Our 17 international gateway switches are located in:


         o  New York

         o  Los Angeles

         o  London

         o  Stockholm

         o  Paris

         o  Frankfurt

         o  Helsinki

         o  Vienna

         o  Milan

         o  Copenhagen

         o  Lisbon

         o  Sydney

         o  Zurich

         o  Tokyo

         In addition, we operate 16 national switches throughout our operations. Our existing international gateway switches conform to international signaling and transmission standards and allow us to interconnect our network to existing government-owned and government-controlled monopolies and carrier networks around the world while maintaining quality and dependable services.

         We also own capacity on various international digital fiber optic cable systems. Our U.S. operations own capacity on 19 submarine and two terrestrial cable systems. Our Swedish operation owns capacity on five submarine cable systems, our U.K. operation owns capacity on eight submarine cable systems, and our Australian operation owns capacity on four submarine cable systems. Our Australian operation also owns capacity on two terrestrial cable systems. In addition, we have committed to purchase capacity on four other cable systems and are currently in negotiations to purchase capacity in various other cable systems.

         Together with our joint venture partner in Mexico, we recently acquired switches and fiber cable covering 14 cities in Mexico, which were fully installed in 1998.

         Operating Agreements

         Our operating agreements provide us with ability to transport traffic directly to foreign carriers over jointly-owned facilities rather than using leased capacity. Our U.S. operations currently hold 23 operating agreements, one of which allows us to transport traffic into three countries. These agreements provide potential direct access to 22 countries. We believe that we are one of only a limited number of carriers within the U.S. that has been able to secure a significant number of operating agreements with non-U.S. carriers. Our Swedish operation currently uses two operating agreements which enable us to exchange traffic with Denmark and Norway and our Finnish operation uses an operating agreement which enables us to exchange traffic with Russia.

         Operating agreements lower the cost of transporting traffic by allowing us to use our capacity rights to correspond directly with our foreign carriers. This eliminates the cost of transporting a call through leased capacity. In addition, if we can develop sufficient traffic into another country, we can potentially develop an additional source of revenue through return traffic or other settlement arrangements with the government-owned monopoly or other carriers in that country.

         Leased Capacity

         For all routes where we do not own facilities or use operating agreements, we lease capacity. In addition, we have arrangements with local carriers in each country in which we originate traffic to transport domestic calls from end users to our switches. We intend to purchase or construct transmission facilities where these facilities are available for purchase or may be constructed and the purchase or construction is cost effective and warranted by traffic patterns. Nonetheless, a significant percentage of our transmission facilities will continue to be leased. Leased capacity is typically obtained on a per-minute basis or point-to-point fixed cost basis. We use leased satellite facilities for traffic to and from those countries where digital undersea fiber optic cables are not available or cost effective. Leased satellite facilities are also used for redundancy when digital undersea cable service is temporarily interrupted.

Network Strategy

         We have connected, or are in the process of connecting, our switches in all of the countries in which we operate. We have connected our switches, and expect to connect switches we install in the future, by purchasing circuits on a point-to-point fixed cost basis, subject to local regulatory conditions. In each new market we enter, we intend to install our own switching facilities which will then be integrated into RSL-NET to improve our overall cost structure. We realize a cost savings by routing a portion of our international traffic over our owned and leased facilities as opposed to corresponding via operating agreements. We expect that we will continue to realize cost savings by routing an increasing portion of our international traffic over our owned and leased facilities, in particular once the markets in which we operate deregulate sufficiently to allow interconnect. See "Effect of Deregulation on European Cost of Services" under "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, each of our local operators maintains an independent cost structure for all other traffic. By directly linking our operations, we will be better able to implement a least-cost routing system. Least-cost routing involves the programming of our switches to transport international calls over the route which is most likely to produce the lowest cost to us without compromising call quality.

         For calls to countries where we do not have a local operator, we seek to establish and use an operating agreement with a local carrier. While this method generates higher costs than transporting calls between the local operators, it has the potential to generate higher margin return minutes. We have not generated significant return minutes to date. In addition, by strategically establishing our local operators and entering into operating agreements, we can take advantage of the different settlement rates established in the relevant countries.

         Origination and termination of traffic locally is accomplished through transmission capacity leased on a per-minute basis, except where we provide private line service. As our operations in a given country grow, we generally will install additional points of presence and invest in transmission capacity on a point-to-point fixed cost basis to connect the new points of presence to our international gateway switch. This will enable us to reduce our dependence on relatively high cost-per-minute leases by reducing the distance calls will travel over capacity leased on that basis.

Products And Services

         We offer a variety of fixed and wireless local, long distance and international products and services to our customers, as well as value-added services. Although we focus on providing international service, we also provide domestic long distance services, where permitted under relevant regulations, to accommodate customer demands. In addition, we provide, or plan to provide, local services as a competitive local carrier in some U.S. states by reselling the services of facilities-based local exchange carriers.

         We provide the services described below to the extent permitted by local regulations in each of our markets.

         Long Distance Services

         We provide domestic and international long distance services to our customers. In nearly every country in which we operate in Europe, we provide domestic long distance services. In the U.S., we are certified or authorized to originate intrastate, interexchange calls in 49 states and the District of Columbia and can terminate calls throughout the U.S.

         Local Exchange Service

         In the U.S., we are authorized to resell local exchange service in 22 states. This authority enables us to purchase local telephone service from Bell operating companies and other local carriers at a discount rate and resell that service to our customers.

         Private Line Service

         We can provide dedicated point-to-point connections to businesses requiring dedicated private telephone lines for high volumes of voice and data between the customers' offices in some countries where we have operations.

         Calling Cards

         Our calling cards are either prepaid or post-paid cards (for which calls are billed in arrears). Our calling cards provide international call access to or between many countries that have direct-dial service with the U.S. Prepaid calling cards are similar to other calling cards, but differ in marketing focus as well as the method of payment. A customer purchases a prepaid calling card that entitles the customer to make phone calls on the card up to a specified limit. We also offer prepaid calling cards that are rechargeable. In all cases, the card number is personal to the customer and is secured by means of a personal identification number. We currently offer these products in most of our existing operations.

         Value-Added Services

         We currently offer facsimile services in all of our operations. We offer toll-free dialing in the U.S., the U.K. and Sweden. Also, we offer Internet access in the U.S., Sweden and Canada. In the future, we intend to offer most of these services in all our markets where we are allowed to do so. We also intend to introduce the following services:

         o        video-teleconferencing;

         o        on-line billing services;

         o        consolidated billing for all services offered by us;

         o        on-line directory assistance;

         o        on-line conference calling; and

         o        international directory assistance.

         In addition, through Delta Three, we can offer international long distance voice service to niche markets utilizing Internet protocol telephony at discounts to standard international calls.

         International Termination and Transit

         International termination on a wholesale basis involves the sale of long distance services to another long distance company that resells the services to its customers. Selling bulk capacity to other carriers generates traffic sufficient to allow us to obtain volume discounts when we lease capacity on a per-minute basis and allows us to generate revenues from otherwise unused capacity on our owned circuits and under our point-to-point leases.

Transit traffic is traffic that originates and terminates outside of a particular country, but is transported through that country on a carrier's network to take advantage of lower costs.

         Wireless Services

         We provide wireless services to corporate, business and residential subscribers in the U.K., Germany and Australia. Through our agreements with network operators, we provide subscribers with connection and access to wireless networks, and we sell airtime services. We charge our subscribers for service activation, monthly access, per-minute airtime and custom calling features. We generally offer our subscribers a variety of pricing options, most of which combine a fixed monthly access fee and per-minute charges. Subscribers are also offered a wide range of cellular telephones and accessories and we cross-sell our long distance services to these subscribers.

         Data Services

         We offer a range of data transmission services to our customers in the U.S. and Canada, including:

         o        frame relay;

         o        Internet protocol networks;

         o        Internet access;

         o        remote access;

         o        e-mail;

         o        packet switching;

         o        LAN integration; and

         o        network and facilities management.

Customers

         Small and Medium-Sized Businesses. We focus on offering our products and services to small and medium-sized businesses with significant international telephone usage, generally in excess of $500 per month in international phone calls. We have focused on industries which traditionally have significant volumes of international traffic. We believe that small and medium-sized businesses have generally been underserved by the major global telecommunications carriers and the government-owned monopolies, which have focused on offering their lowest rates and best services primarily to higher volume multinational business customers. We offer these companies significantly discounted international calling rates as compared to the standard rates charged by the major carriers and government-owned and government-controlled monopolies.

         Carriers. We offer international termination and transit traffic services to other carriers, including resellers, on a wholesale basis, as a "carriers' carrier." Although our carrier customers may switch service providers because of price, we receive revenues from carrier customers as a group on a relatively stable basis. Having a stable customer base helps us to more accurately project the potential use of our network facilities. In addition, the significant level of traffic volume generated by carrier customers enables us to obtain large usage discounts on leased circuits based on volume commitments. We believe that revenues from our carrier customers will continue to represent a significant portion of our overall revenues in the future.

         Residential Customers. We target residential customers in neighborhoods with large immigrant populations and/or with high international calling patterns. We intend to capitalize on global immigration patterns by targeting communities with large immigrant populations, primarily for our prepaid calling cards.

         Large Corporations. Primarily as a result of the acquisition of Westinghouse Communications, we service a number of large corporations in the U.S. We also target large corporations on those routes where our cost structure allows us to compete effectively.

         Customer Management. We strive to provide competitive pricing, high quality services and superior customer care and believe that these factors are important to our ability to compete effectively. We work closely with our customers to develop competitively priced telecommunications and value-added services, such as customized billing, that are tailored to their needs. We have invested significant resources in developing information systems to allow us to provide accurate and timely responses to customer inquiries. In addition, each of our local operators has customer service and engineering personnel available to address service and technical problems as they arise.

Marketing And Sales

         We have developed a wide range of marketing and distribution channels focused on reaching a broad range of customers in the most cost-effective manner. We market our products and services through:

         o        direct sales forces;

         o strategic marketing alliances with companies that have access to significant customer bases;

         o        networks of independent agents and distributors;

         o        strategic alliances with resellers; and

         o        telemarketing organizations.

         Our services are currently marketed independently by our local operators in each country.

         We continually seek innovative ways to expand the scope of our marketing channels and to enhance our ability to identify and retain customers. For example, in 1998 we entered into a strategic alliance with Metro Holding AG. This alliance will help us promote, market, sell and distribute our services through Metro's subsidiary's wholesale and retail operations in Europe. In addition, we capitalize on cross-selling opportunities as we add new customer bases and products through acquisitions and strategic alliances. As a result of our acquisition of Motorola Tel.co, we cross-sell our fixed wire and other traditional long distance services to the Motorola Tel.co subscriber base and Motorola Tel.co's wireless services to our existing customers.

         Residential customers are targeted in neighborhoods with large immigrant populations. We use resource materials and third-party market research companies, among other things, as sources of information about these communities. Carriers typically approach us directly to inquire about our transit and termination rates.

Billing Systems

         We own and operate an Electronic Data Systems IXPlus System that runs on an IBM AS/400 hardware platform. We are using this system in the U.S. to:

         o provide sophisticated billing information that can be tailored to meet a specific customer's needs;

         o        provide high quality customer service;

         o        detect and reduce fraud;

         o        efficiently integrate additions to our customer base; and

         o        provide real-time traffic and call detail management.

         We have also implemented a customer care and trouble management system, as well as developed an information system that produces, among other things, (1) profitability margin analysis, (2) routing statistics and (3) overall traffic trends by country, customer, vendor and switch. Our information systems are important to our operations as they allow us to assess and determine quickly:

         o        customer billing and collection problems;

         o production by and compensation or commissions owed to agents, sales representatives and distributors;

         o        proper pricing for our services; and

         o        other matters which are important to our operation.

         The billing and information systems purchased by us in connection with our acquisition of Westinghouse Communications are being integrated into our current operations.

         RSL COM Europe has developed its own proprietary information and billing system employing a Hewlett Packard 9000 UNIX server and a Sybase developed customized software package. This system provides for billing, customer service, management information, financial reporting and related functions. We have invested significant resources in the development of this system and management has worked closely with Sybase to develop software which reflects the experiences of management in our industry. This system has been designed to be easily integrated into the operations of each of our current, planned and future European local operators. We believe that this system is one of our key assets and an important advantage in the management of our growth. This system provides for sophisticated, automatic, itemized billing that can be tailored to meet each customer's specific needs, including customized tariffs and discount schemes. We expect that this system will also facilitate integration and central oversight of our European operations through automated data entry by our local operators and through easily generated financial status, sales information, performance and sales commission reports.

Headquarters Operations

         We direct our subsidiaries' operations, including:

         o        the management of the growth of current operations;

         o        the expansion of operations into new markets;

         o        the formation of joint ventures and strategic alliances; and

         o        the execution of acquisitions.

At the headquarters level, we identify key markets, determine the vehicles through which, as well as the manner in which, we will enter these markets, and we oversee the implementation of these vehicles. We continuously review and consider investment and acquisition opportunities. We intend to pursue acquisitions which we believe will expand or enhance current operations. All these acquisitions will be identified, negotiated and completed at the headquarters level, generally working together with local and regional management in cases where the acquisitions supplement existing operations. In addition, we seek alliances with carriers to expand the scope of our network and improve our competitive profile.

         We currently provide centralized financial services for all of our local operators, including financial planning and analysis, cost control and network management. We attempt to coordinate the acquisition of additional transmission capacity, either leased or owned, with the growth of traffic volumes of each local operator. We help secure financing and discounts for these expenditures as well as other capital expenditures through our arrangements with particular vendors. We also maintain global treasury functions, including the management of cash flows between the local operators for the transmission of traffic between them, as well as the allocation of working capital.

         We manage the expansion of RSL-NET, including the acquisition of additional capacity for existing operations and the integration of developing and new local operators into RSL-NET. We coordinate the routing of traffic on RSL-NET to effect routing on a least-cost basis. Least-cost routing involves the programming of our switches to transport international calls over the route which is most likely to produce the lowest cost to us without compromising call quality. We consolidate the least-cost routing information of each of our local operators to allow them to take advantage of each others' cost structure.

         We are in the process of coordinating the marketing activities of our local operators. In addition, we intend to direct the services offered by our local operators to enable us to provide services to a single customer in more than one country. We intend to then provide the customer with a single bill and designate a primary customer service representative to address the customer's overall needs.


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


Internet Protocol Telephony

         Delta Three uses the Internet and managed Internet protocol networks traditionally used for data communications as a transmission medium for ordinary telephone calls. The primary service offered by Delta Three enables customers to place long distance and international phone calls to be carried over the Internet while using a standard telephone, without any additional equipment. Delta Three also offers a service that enables customers to place long distance calls from a personal computer to a standard telephone. Delta Three offers these services at prices which are significantly less than the price of a standard international call.

         Delta Three operates as a wholesale carrier for us and for other international long distance resellers on a point-to-point basis. It also operates as a retail carrier, servicing our network and marketing the use of our network to residential customers in designated areas and to corporations. Currently, most of the minutes sold by Delta Three are sold to us on a wholesale basis.

         Delta Three currently provides Internet protocol telephony service from the U.S., Europe, Australia and Japan with termination capabilities to 38 points of presence around the world using RSL-NET.

         As of the date of this prospectus, we are planning to offer up to 20% of Delta Three's common stock to the public. Delta Three plans to file the necessary documents with the SEC within the next month and to offer shares in Delta Three to the public in the third quarter of 1999.

         Marketing and Sales

         Delta Three's strategy is initially to use wholesale contracts to increase the volume on our network and then to add retail and corporate clients onto the network, which it markets under its name. Delta Three is also focused on providing high margin innovative value-added services in niche markets. Delta Three uses its Internet website as an additional sales venue to offer services to retail customers and is increasing its resources towards on-line marketing and sales. Delta Three also offers us the ability to purchase minutes wholesale at preferred rates.

         Delta Three Network

         The Delta Three network consists of Internet gateway servers, primarily IPTC Ericsson platforms, located within key metropolitan areas in target countries. A Delta Three customer dials an access number where a Delta Three system prompts the customer for an access code and the desired phone number. The system then opens a connection with a remote Internet protocol gateway server and instructs the gateway server to place a local call to the telephone the customer has dialed. Once the local call is transported, the gateway server converts the call into a form which can be routed over the Internet and transfers the call to a second Internet gateway. The Internet protocol gateway server may be connected by (1) the Internet accessed through an Internet service provider, (2) capacity leased on a private intranet and (3) leased private lines. By routing calls in this manner, Delta Three is able to avoid the high costs associated with the settlement process. Delta Three has also entered into a co-development agreement with Ericsson to develop Internet protocol telephony gateways and application technology.

Competition

         The telecommunications services markets are extremely competitive. Prices for long distance calls are decreasing substantially in most of our markets as a result of deregulation and technological advances. Competition for customers is primarily on the basis of price and, to a lesser extent, on the type and quality of services offered, and customer service. We attempt to discount our services from the prices charged by the government-owned monopoly or larger and more established carriers in each of our markets. We have no control over the prices set by our competitors, and some of our larger competitors may be able to use their substantial financial resources to cause severe price competition in the countries in which we operate. In some deregulated markets severe price competition has occurred, and as deregulation progresses in other markets we may encounter severe price competition in those markets.

         North America

         United States. In the U.S., we compete with AT&T, Sprint, MCI WorldCom and many other U.S.-based and foreign carriers, some of which have considerably greater financial and other resources than us. Some of the larger U.S.-based carriers have entered into joint ventures with foreign carriers to provide international services. In addition, some foreign carriers have entered into joint ventures with other foreign carriers to provide international services and have begun to compete or invest in the U.S. market, creating greater competitive pressures on us.

         Canada. Westel Telecommunications' principal competitor in British Columbia is BC Telecom, the dominant local access and long distance provider in British Columbia. We also face competition from national providers including AT&T Canada and Sprint Canada, as well as the separate regional telephone companies in other provinces of Canada. We also face increasing competition from cable companies, such as Rogers Communications and Shaw Cable, cellular service providers and personal communications service providers such as Microcell Solutions, Mobility Canada and Clearnet.

         Mexico. Our principal competitor in Mexico is Telmex. We also compete with Avantel, a local Mexican affiliate of MCI Worldcom and Alestra, the local Mexican affiliate of AT&T. In addition, we compete with local telecommunications providers such as Protel, Bestel and Iustel.

         Europe

         We must compete with a variety of other telecommunications providers in our European markets, including:

         o government-owned and government-controlled telephone monopolies, established competitors such as Cable & Wireless and alliances such as AT&T's alliance with British Telecom, that offer long distance services, local service in conjunction with long distance services or packages of value-added services in addition to local and long distance services;

         o        international long distance resellers; and

         o other carriers, including Colt Industries, Espirit Telecom, Global Crossing, GTS, ICG, Pacific Gateway, Primus Telecommunications, Quest, Star Telecommunications, and Viatel, with similar business objectives to ours.

         Austria. Our competitors in Austria include Telecom Austria, the leading telecommunications provider, UTA and others, including local Austrian affiliates of global carriers or alliances such as Global One and Swisscom. In addition, we are competing with resellers in the Austrian market.

         Belgium. Our primary competitor is Belgacom, a former government-owned monopoly. We also compete with local Belgian affiliates of global carriers or alliances, such as Global One and Unisource, local resellers, as well as subsidiaries of other U.S. and European telecommunications companies, such as WorldxChange and Cable & Wireless Telemart.

         Denmark. Tele Danmark, the former government-owned provider, is our main competitor in Denmark. In January 1998, the Danish government sold a controlling interest in Tele Danmark to U.S.-based Ameritech. We also face competition from various other carriers, primarily Telia (the Swedish government-owned monopoly), the smaller Tele 2 (NetCom Systems), Mobilix A/S (the Danish subsidiary of France Telecom) and Global One, which are all connected to Tele Danmark's fixed line network under interconnect agreements. Recently, several of these carriers entered into agreements with Powercom, a subsidiary of two Danish power suppliers, to offer telecommunications services over Powercom's fixed line network, which has until this time been used to manage power transmission. Mobilix A/S has also entered into an agreement with the Danish national railway agency to develop the agency's fixed line network for telecommunications services. Tele Danmark offers full scale telecommunications services in all areas. Telia and Mobilix A/S both hold mobile licenses, offer a variety of telecommunications services and have the goal of eventually becoming full-scale operators.

         Finland. We compete in Finland primarily with Sonera Corporation. We also face competition from Finnnet, Telia, Global One and Faciliacom, which are in the process of constructing facilities-based networks and have been licensed as public telephone operators.

         France. Our principal competitor in France is France Telecom. Competition also comes from Modulance Global r3 and TRF, who offer discount long distance services to the largest commercial customers. Companies such as MCI WorldCom, Colt, Siris, Cegetel and Bouygues are constructing fiber networks in major metropolitan areas and are interconnected to France Telecom. We also face competition from resellers, including Omnicom and Esprit. As deregulation continues, alternative networks for domestic traffic are expected to come on-line.

         Germany. Facilities-based carriers, wireless network operators and resellers all compete with us in the market for telecommunications services in Germany; principal among them is Deutsche Telekom, the government-controlled provider and former monopoly in Germany. We also face competition from newly licensed operations like Arcor (Mannesmann and DBKom), O.telo (RWE and VEBA) and VIAG Interkom (VIAG and British Telecom) that are building their own facilities-based networks in Germany. Further competition comes from resellers, including MCI WorldCom, call-back providers, such as TelePassport, and wireless network operators, such as Mannesmann Mobilfunk and E-Plus Mobilfunk.

         Italy. In Italy, Telecom Italia is our leading competitor. We also compete with the local Italian affiliates of global carriers such as British Telecom, Global One and MCI WorldCom. In addition, we compete with telecommunications providers in the Italian market such as Infostrada, which is a joint venture between Olivetti and Mannesmann, and Wind, which is a joint venture among Deutsche Telecom, France Telecom and ENEL, the Italian energy public utility.

         The Netherlands. Telecom Netherlands, the government-owned former monopoly in The Netherlands, is our main competitor in The Netherlands. We also face competition from companies like MCI WorldCom, who are in the process of constructing facilities-based networks and have been licensed as public telephone operators. Mega-carrier alliances such as Concert and Global One also provide competition in The Netherlands. Assuming deregulation occurs, it is expected that alternative networks currently under construction will become available to route and terminate voice traffic.

         Portugal. We operate in Portugal through our 39% investment in Maxitel Servicos e Gestao de Telecomunicacoes. Maxitel's largest competitor is Portugal Telecom, the dominant supplier of telecommunications services in Portugal. Maxitel also competes with the local Portuguese affiliates of global carrier alliances such as Global One and with resellers.

         Spain. Telefonica de Espana, the company that has traditionally enjoyed a monopoly in providing telecommunications services in Spain, is our main competitor. We also face competition from Retevision, an emerging public telephone operator which was granted the second nationwide license to provide voice telephony services, and which is in the process of building its own network, and Uni2, which was awarded a third nationwide license to provide voice telephony services, but has not yet started to operate. Retevision started operations at the beginning of 1998. Cable operators have been authorized to provide voice telephony services since January 1998. We also face competition from resellers, which at present, generally, have small operations in Spain, and from mega-carriers interested in long distance services upon deregulation of the market.

         Sweden. In Sweden, our largest competitor is Telia, the leading telecommunications provider in Sweden. We also face competition from newly licensed operations like Tele 2 and MCI WorldCom that are building their own facilities-based networks in Sweden. Our reseller competitors include Telenordia, Telecom Finland and Tele 8. Upon the completion of the construction of new fiber networks, we will have alternative means of routing and terminating calls.

         Switzerland. Our competitors in Switzerland include Swisscom, Diax, Sunrise, GlobalOne, Colt, MCI WorldCom, Equant and other smaller resellers.

         United Kingdom. We compete in the U.K. primarily with British Telecom and Cable & Wireless. We also face competition from emerging licensed public telephone operators, who are constructing their own facilities-based networks, such as Energis, and from resellers including MCI WorldCom, Esprit and Global One. We also compete in the wireless service market with the four wireless network operators, Vodafone, CellNet, Orange and One-to-One, as well as other wireless service providers.

         Latin America

         Venezuela. We compete in Venezuela primarily with CANTV, the leading telecommunications supplier in Venezuela. We also compete with local Venezuelan affiliates of global carriers, such as British Telecom, Global One and Mercury, regional competitors, such as Impsat, Texcom and Charter Communications, and callback operators.

         Asia/Pacific Rim

         Australia. The two licensed general carriers in Australia are Telstra Corporation, the former government-owned monopoly, and Cable & Wireless Optus. Each of these competitors provides a bundle of services including mobile, local, and domestic and international long distance. In addition, we face competition from switch-based and switchless resellers such as AAPT, Primus, WorldCom, One-Tel, Macquarie Corporate, Hutchison Telecommunications and Vodatone.

Regulatory Environment

         United States

         Our U.S. operations are subject to extensive federal and state regulation. Federal laws and FCC regulations apply to interstate telecommunications, including international telecommunications that originate or terminate in the U.S. Some state regulatory authorities have jurisdiction over telecommunications originating and terminating within the state. We cannot be sure that (1) future changes in the law will not have a negative impact on us, (2) domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations or (3) regulatory activities will not have an adverse impact on us.

         Federal. The FCC currently regulates us as a non-dominant carrier with respect to our domestic and international long distance services as well as our competitive local exchange services. Generally, the FCC has chosen not to exercise its statutory power to regulate closely the charges, practices or classifications of non-dominant carriers. Nevertheless, the FCC acts upon complaints against these carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to (1) impose more stringent regulatory requirements on us, (2) change our regulatory classification, (3) impose monetary forfeiture and (4) revoke our authority. In the current regulatory atmosphere, we believe that the FCC is unlikely to take any of these actions with respect to our domestic services offered. With respect to our international services, however, it is possible that the FCC could classify us as dominant for providing services on specific international routes on the basis of our foreign ownership and affiliations or on the basis of a determination that we had the ability to discriminate against U.S. competitors. In 1997, for example, the FCC classified Sprint as a dominant carrier for providing U.S. international services on the U.S.--France and U.S.--Germany routes in connection with investments in Sprint by France Telecom and Deutsche Telekom.

         Among domestic carriers, local exchange carriers are currently classified as dominant carriers with respect to the local exchange services they provide. No interstate, interexchange carriers, including regional Bell operating companies which are permitted to offer long distance service outside their service areas, are classified as dominant. Until recently, AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate, interexchange and international markets. Therefore, pricing restrictions that once applied to AT&T have been eliminated, likely making AT&T's prices more competitive than ours. Although the FCC placed some conditions on AT&T's reclassification to promote the development of vigorous competition in the international services marketplace, most of those conditions expire by May 1999.

         We have the authority to provide domestic, interstate telecommunications services. We have also been granted authority by the FCC to provide switched international telecommunications services through the resale of switched services of U.S. facilities-based carriers, and, generally, to resell international private lines not connected to the public switched telephone network or which are connected to this network in the following countries to which we are authorized to provide international service:

          o   Australia

          o   Austria

          o   Belgium

          o   Canada

          o   Denmark

          o   France

          o   Germany

          o   Hong Kong

          o   Ireland

          o   Italy

          o   Japan

          o   Luxembourg

          o   The Netherlands

          o   New Zealand

          o   Norway

          o   Sweden

          o   Switzerland

          o   U.K.

         Additionally, we have the authority to provide international telecommunications services by acquiring circuits on various undersea cables or leasing satellite facilities. The FCC reserves the right to condition, modify or revoke our domestic and international authority if we violate the Communications Act or FCC regulations, rules or policies under the Communications Act. Although we believe the probability to be remote, a revocation by the FCC of our domestic or international authority or a refusal by the FCC to grant additional international authority would negatively impact us.

         Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. We must file tariffs containing detailed actual rate schedules. In reliance on the FCC's past relaxed enforcement of tariff filing requirements for non-dominant domestic carriers, we and most of our competitors did not consistently maintain detailed rate schedules for domestic offerings in their tariffs. Until the two year statute of limitations expires, we could be held liable for damages for our past failure to file tariffs containing actual rate schedules. We believe that this outcome is remote and would not have a material adverse effect on our financial condition or results of operations. We have always been required to include detailed rate schedules in our international tariffs.

         In February 1996, the Telecommunications Act was signed into law. Under this law, the regional Bell operating companies are permitted to provide long distance services in their own service areas in competition with us so long as they satisfy a 14-point "checklist" for nondiscriminatory competitive access to their local networks. The law includes safeguards against anti-competitive conduct which could result from a regional Bell operating company having access to all customers on our existing network as well as the ability of the Bell operating companies to cross-subsidize their services and discriminate against us. To date, the FCC has denied several applications for in-region long distance authority filed by Bell operating companies.

         Except with respect to transit agreements, authorizations for international services held under Section 214 of the Communications Act, such as those held by us, are limited to providing services or using facilities between the U.S. and countries specified in the authorization. We hold all necessary Section 214 authorizations for conducting our present business but may need additional authority in the future. Additionally, carriers may not lease private lines between the U.S. and an international point for the purpose of offering switched services unless the FCC has first determined that the foreign country affords resale opportunities to U.S. carriers equivalent to those available under U.S. law. The FCC has made that determination with respect to the following countries:

          o   Australia

          o   Austria

          o   Belgium

          o   Canada

          o   Denmark

          o   France

          o   Germany

          o   Hong Kong

          o   Ireland

          o   Italy

          o   Japan

          o   Luxembourg

          o   The Netherlands

          o   New Zealand

          o   Norway

          o   Sweden

          o   Switzerland

          o   U.K.


         We are authorized to resell international private lines to these points to provide basic services interconnected to the public switched telephone network.

         The FCC has adopted rules governing the offering of international switched telecommunications services. These services typically involve a bilateral, correspondent relationship between a carrier in the U.S. and a carrier in the foreign country. Until recently, the U.S. was one of a few countries to allow multiple carriers to handle international calls; almost all foreign countries authorized only a single carrier, often a state-owned monopoly, to provide telecommunications services. In light of the diverse bargaining positions of the U.S. carriers, the FCC imposed requirements to try to minimize the opportunities that dominant foreign telecommunications providers would have to favor one U.S. carrier over another. These policies include provisions of the International Settlement Policy, which requires (1) the equal division of accounting rates, (2) non-discriminatory treatment of U.S. carriers, and (3) that return minutes from a foreign carrier must be proportional to the traffic that the U.S. carrier terminates to a foreign carrier.

         In December 1996, the FCC modified its rules to allow payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective opportunities test if the U.S. carrier can demonstrate that deviation from the International Settlement Policy will promote market-oriented pricing and competition, while precluding abuse of market power by the foreign correspondent. We have numerous agreements with foreign carriers providing for the handling of switched calls.

         In September 1997, the FCC adopted lower benchmarks for settlement rates that U.S. carriers must pay to foreign carriers in order to settle calls originating from the U.S. The benchmark rates were adopted to remedy a growing U.S. settlement deficit, which results from the imbalance of outbound and inbound call volume. The settlement rate for terminating international calls was estimated to be approximately 70% higher than the actual cost of terminating international calls by the FCC in August of 1997.

         Three benchmarks were established to fit the income level of foreign countries, with a low of $0.15 per minute for high income countries and a high of $0.23 per minute for low income countries. Implementation periods, ranging from one year for high income nations to five years for nations with less than one telephone line for every 100 inhabitants, were also adopted. The FCC also determined that it would condition any carrier's authorization to provide international facilities-based switched service from the U.S. to an affiliated market on the carrier's foreign affiliate offering U.S. international carriers a settlement rate at or below the relevant benchmark. If, after the carrier has commenced service to an affiliated market, the FCC learns that the carrier's service offering has distorted market performance, the FCC will take enforcement action. The new benchmarks are intended to promote a competitive environment in which rates will more closely reflect costs. Officials also hope that the FCC's order will encourage multilateral negotiations and lead to an international agreement to reduce costs further.

         The FCC's initiatives have had some measure of success. In the first six months of 1998, the average accounting rate for calls originating from the U.S. fell by 14.1%, almost doubling the rate of decline for the same period in 1997. Moreover, an increasing number of foreign carriers, whose countries account for more than 50% of the total U.S. net settlement minutes, have negotiated agreements with U.S. carriers that satisfy, or will satisfy, the FCC's benchmark settlement rates.

         The FCC has recently eliminated the international settlements policy and contract filing requirements for arrangements with foreign carriers that lack market power. The FCC also eliminated the international settlements policy for arrangements with all carriers on routes where rates to terminate U.S. calls are at least 25% lower than the relevant settlement rate benchmark. In recognition of the above reforms, the FCC also eliminated its policies allowing alternative settlement arrangements.

         An international agreement executed in February 1997 requires signatories to open their telecommunications markets to competition. Consistent with the commitments made by the U.S. under this agreement, the FCC has revised its rules to establish an open entry standard for applicants from WTO member countries seeking authority to provide international telecommunications service in the U.S., and has adopted a rebuttable presumption that the U.S. affiliates of a foreign carrier with less than 50% market share in their home market should be treated as non-dominant. These open entry policies will apply to applicants of all WTO member countries, including those who are not signatories to this international agreement.

         Additionally, the FCC enforces requirements which derive from the regulations of the International Telecommunications Union. These regulations may further circumscribe the correspondent relationships described above. In addition to settlement rates, these regulations govern aspects of transit arrangements, where the originating carrier may contract with an interim carrier in a second country to terminate service in a third country. We have transit agreements with foreign carriers. These agreements may allow us to pay less than the full accounting rate we would have to pay if we had a direct operating agreement with the terminating country. However, we are unaware of any instance in which a terminating country has objected with respect to any of our traffic. If a terminating country objects in the future to these transit arrangements, we may be required to secure alternative arrangements.

         State. The intrastate long distance telecommunications operations and our competitive local exchange operations are also subject to various state laws. Currently, we are certified and tariffed or otherwise authorized to provide intrastate, interexchange service in 49 states and the District of Columbia. We are also certified or otherwise authorized to resell local exchange service in 22 states.

         The vast majority of states require carriers to apply for certification to provide telecommunications services before commencing intrastate service and to file and maintain detailed tariffs listing the rates for intrastate service. Many states also impose various reporting requirements and require prior approval for (1) transfers of control of certified carriers,
(2) assignments of carrier assets, (3) carrier stock offerings, and (4) the incurrence by carriers of some debt obligations. In some states, regulatory approval may be required for acquisitions of telecommunications operations. In the past, we have sought and successfully obtained regulatory approval for our acquisitions.

         Europe

         EU member states are in various stages of deregulation. Historically, deregulation in these countries occurred because the member states of the EU decided to open up their own markets, as was the case in the U.K., Sweden and Finland. More recently, deregulation has occurred because member states were obligated to deregulate under a series of directives adopted by the EC to liberalize and harmonize the provision of telecommunications services and networks within the EU. An EC directive is addressed to the national legislative body of each EU member state, calling for the legislative body to implement the directive through the passage of national legislation. As of January 1, 1998, ten of the 15 EU member states had enacted national measures to give effect to the EU legislative framework. The ten states were Austria, Belgium, Denmark, Finland, France, Germany, Italy, The Netherlands, Sweden, and the U.K. Ireland and Spain liberalized their national markets on December 1, 1998; the remaining three member states, Greece, Luxembourg and Portugal, have obtained extensions to the 1998 deadline.

         In 1997, the EC issued an interconnect directive which was to be implemented in member states by December 31, 1997 and requires the existing government-owned monopolies to negotiate interconnection agreements with other carriers on a non-discriminatory basis. The resulting connection, after successful negotiation and implementation, will provide "Calling Line Identity," also known as ANI or PIC, which will allow our customers to access more easily our local switch, for example, through prefix dialing instead of dial-in access. It also will remove the local access fee levied in addition to our charge for the call. After interconnection, rates charged by the government-owned monopoly for the public switched telephone network portion of the call are expected to be incurred by carriers at cost-oriented transparent rates and we expect that carriers will be allowed to compete against the government-owned monopoly in the domestic long distance market, as well as the international market.

         The directive requires national regulatory authorities to ensure that telecommunications providers that have significant market power to have facilities in place to provide the above services by January 1, 2000. Providers in countries which have been granted an additional transition period must comply no later than two years after any later date agreed for full liberalization of voice telephony services. However, the effective implementation of this or any EC directive by member states is subject to substantial delay. In early 1999, the following member states notified the EC that they had implementated interconnection regulations: Austria, Belgium, Denmark, Finland, France, Ireland, The Netherlands, and the U.K.

         The EC also issued in 1997 a directive designed to harmonize licensing procedures in the EU. Among other things, this licensing directive prevents member states from limiting the number of new entrants unless required to ensure efficient use of radio frequencies/numbers. This licensing directive encourages the use of general authorizations rather than individual licenses, but specifically allows member states to grant individual licenses for the provision of voice telephony services. Member states were required to implement this licensing directive by January 1, 1998. As described above, 12 member states have enacted the implementing measures. Notwithstanding the general intent of the licensing directive, the licensing regimes vary considerably across member states as do the requirements that must be satisfied for the grant of a license, leading to potential expense and delay.

         Member states have limited flexibility in interpreting EC directives. If the EC determines that a member state's legislation has not properly implemented an EC directive, the EC may begin legal proceedings. This process is time consuming. Accordingly, while a date has been set for the deregulation of voice telephony services generally within the EU, the actual date on which deregulation occurs could be months or years later.

         There also may be practical considerations in implementing a directive, which could result in a delay of its implementation, as there are considerable doubts as to the readiness of many EC countries for wide-ranging change. For example, notwithstanding the time parameters set down by relevant directives, the negotiation and implementation of interconnection agreements can take a significant amount of time. Even after these agreements are negotiated and implemented, substantial ongoing disputes with the existing government-owned monopolies regarding capacity, prices and billing are to be expected.

         In an attempt to speed the market entry of new operators despite the obstacles referred to above, a full competition directive allowed alternative entities to the government-owned monopolies to supply infrastructure, beginning July 1, 1996. These alternative entities are typically utility and cable television companies. This directive permits us to purchase cable capacity from companies other than the local government-owned monopolies as other companies build transmission facilities. To date, however, there has not been substantial construction of these facilities by competitors to the government-owned monopolies in many EU countries, although several member states have enacted national legislation to adopt this directive.

         Although interconnection frameworks have been implemented in most countries in Europe, as discussed above, there are practical difficulties in securing commercial agreements with the existing government-owned monopolies. In European countries where an interconnection framework has not been implemented, the current regulatory scheme, nevertheless, provides an opportunity for us to provide a range of services immediately in these countries, while putting in place adequate infrastructure to capitalize on final deregulation when it occurs. We provide value-added services and, in some EC countries at some point prior to interconnection, we will be able to provide dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes to route traffic over the public switched telephone network to our switches.

         Latin America

         Various countries in Latin America have taken initial steps towards deregulation in the telecommunications market during the last few years. In addition, various Latin American countries have completely or partially privatized their national carriers, including Argentina, Brazil, Chile, Mexico, Peru and Venezuela. Some countries also have competitive local and/or long distance sectors. Some examples of Latin American deregulation, privatization and competition are described below:

         o        Chile has competitive operators in both sectors.

         o Colombia has granted two long distance operating licenses to local companies, ending the monopoly of Colombia's government-owned telephone service provider.

         o Venezuela has legalized value-added services and has targeted January 1, 2000 as the date for deregulation.

         o Brazil privatized its government-owned telephone service provider in July 1998 and has established an independent regulator to oversee its telecommunications industry.

         o Mexico privatized its former government-owned telephone service provider, Telmex, and Telmex's exclusive long distance concession was modified in 1990 to allow other participants to render long distance services as of August 1996. Additionally, since January 1997, Telmex has been required to interconnect with the networks of competitors. Competition in Mexico has been initiated and an independent regulator has been established.

         o Peru opened its market to competition in August 1998, ending the monopoly of its government-owned telephone service provider one year earlier than scheduled.

         Asia/Pacific Rim

         Deregulation is spreading throughout many of the major markets in Asia and the Pacific Rim. In February 1997, a significant number of countries in these regions signed an international agreement that requires them to open their telecommunications markets to competition. Australia, the Philippines and New Zealand have already opened their markets to full competition and Hong Kong, Indonesia, Japan, South Korea and Malaysia have legalized the provision of value-added services. Singapore licensed two new operators in 1998.

Employees

         As of December 31, 1998, we employed approximately 2,500 people, including officers, administrative and salaried selling personnel. We consider our relationship with our employees to be good.

Properties

         Our principal office is at Clarendon House, Church Street, Hamilton, Bermuda.

         We maintain executive offices at 767 Fifth Avenue, New York, New York, where we occupy approximately 11,000 square feet under a lease which expires on January 31, 2002. The lease provides for annual lease payments of $767,000.

         We also maintain a 3,040 square foot office at 60 Hudson Street, New York, New York which houses our international telephony gateway and domestic switches located in New York. The lease extends until March 2006 and provides for annual lease payments of $312,240.

         We have entered into a lease to maintain a 14,000 square foot office at 430 Park Avenue, New York, New York for RSL COM U.S.A.'s eastern U.S. offices. The lease extends until June 29, 2001 and provides for annual lease payments of $375,000.

         We have entered into a lease to maintain 31,500 square feet of additional office space for RSL COM U.S.A. at 360 West 31st Street, 21 Penn Plaza, New York, New York. The lease extends until December 30, 2008 and provides for annual lease payments of $472,500.

         We maintain a 15,000 square foot office at 5550 Topanga Canyon Boulevard, Woodland Hills, California which houses RSL COM U.S.A.'s western offices. The lease for this space extends until January 15, 2003 and provides for annual lease payments of $333,000.

         As a result of the acquisition of Westinghouse Communications, we lease office space in Pittsburgh, Pennsylvania and various other sales offices for annual total rent of approximately $1.8 million. The lease for the principal office in Pittsburgh extends until July 31, 2008.

         We maintain an office at Churchill House, 142-146 Old Street, London, England which is used as the location for the London international gateway switch and the London domestic switch. The lease extends until October 1, 2005 and provides for annual lease payments of $90,000 until October 2000 and may be increased after that date.

         We maintain office space at Victoria House, London Square, Cross Lanes, Guildford, Surrey, England, which is RSL COM Europe's headquarters. The lease extends until August 20, 2006 and provides for annual lease payments of approximately $245,000, which may increase in December 1999 and December 2004.

         We maintain additional office space for RSL COM Europe at 21/27 Tabernacle Street, London, England. The lease extends until 2008 and provides for annual lease payments of approximately $420,000, and may be increased in July 2003. The space was rent free through April 1999.

         In addition, we maintain offices with respect to our other foreign operations, for which the aggregate total annual lease payments equal approximately $4.7 million.

         Through our direct and indirect subsidiaries, we also lease additional office spaces for our operations.

Legal Proceedings

         We are, from time to time, a party to litigation that arises in the normal course of our business operations. We are not presently a party to any of this type of litigation that we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

                         MANAGEMENT

Directors and Executive and Other Officers

         Information concerning our directors and executive and other officers is set forth below:

Name                                    Age                                      Position
----                                    ---                                      --------

Ronald S. Lauder                        55             Director and Chairman of the board of directors
Itzhak Fisher                           43             Director, Chief Executive Officer and President
Donald R. Shassian                      43             Executive Vice President, Chief Financial Officer and
                                                       Treasurer
Jacob Z. Schuster                       50             Director, Executive Vice President and Assistant Secretary
Richard E. Williams                     48             Chief Executive Officer and President of RSL COM  Europe
Adrian Coote                            45             Managing Director of RSL COM Australia
Edmond J. Thomas                        56             Chief Executive Officer and President of RSL COM U.S.A.
Karen van de Vrande                     48             Vice President of Marketing
Nir Tarlovsky                           32             Vice President of Business Development
Nesim N. Bildirici                      32             Vice President of Mergers and Acquisitions
Mark J. Hirschhorn                      34             Vice President of Finance, Global Controller and Assistant
                                                       Secretary
Ronald T. Mallcott                      52             Vice President of Engineering
Andrew C. Shields                       43             Vice President of International Carrier Relations
Elie C. Wurtman                         29             Vice President of Emerging Technologies
Avery S. Fischer                        32             Vice President of Legal Affairs and General Counsel
Michael Ashford                         52             Secretary
Gustavo A. Cisneros                     53             Director
Fred H. Langhammer                      55             Director
Leonard A. Lauder                       66             Director
Eugene A. Sekulow                       67             Director
Nicolas G. Trollope                     51             Director

         All directors hold office, subject to death, removal or resignation, until the next annual general meeting of shareholders and thereafter until their successors have been elected and qualified. Officers serve at the pleasure of the board of directors, subject to any written arrangements with us. See "Employment and Change-in-Control Arrangements." Below is some information about our directors and executive officers.

         Ronald S. Lauder, our co-founder, has served as non-executive chairman of our board of directors since 1994 and is our principal and controlling shareholder. He is also a founder and has served as the non-executive chairman of the board of directors of Central European Media Enterprises, the leading commercial television company in Central and Eastern Europe since 1994. Mr. Lauder is a principal shareholder of The Estee Lauder Companies and has served as chairman of Estee Lauder International and Chairman of Clinique Laboratories since returning to the private sector from government service in 1987. From 1983 to 1986, Mr. Lauder served as Deputy

Assistant Secretary of Defense for European and NATO affairs. From 1986 to 1987, Mr. Lauder served as U.S. Ambassador to Austria. Mr. Lauder is a director of The Estee Lauder Companies. He is chairman of the board of trustees of the Museum of Modern Art, chairman of the Council of Presidents of American Jewish Organizations, chairman of the International Public Committee of the World Jewish Restitution Organization, president of the Jewish National Fund, Treasurer of the World Jewish Congress, a member of the board of governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania.

         Itzhak Fisher, our co-founder, has been a director on our board of directors, and our president and chief executive officer since inception in 1994. From 1992 to 1994, Mr. Fisher served as general manager of Clalcom, the telecommunications subsidiary of Clal (Israel), Ltd., Israel's largest investment corporation. Prior to joining Clalcom, from 1990 to 1992, Mr. Fisher served as the special consultant to the president of BEZEQ, the Israel Telecommunication Corp., Israel's national telecommunications company. Mr. Fisher previously was a consultant to Mobil Oil Corporation, in the telecommunications field. In addition, Mr. Fisher co-founded Medic Media, a company engaged in the business of renting telephone and television systems in hospitals throughout Israel, and was a director and its president and chief executive officer.

         Donald R. Shassian has served as executive vice president, and our chief financial officer and treasurer since January 1999. From 1993 through 1998, Mr. Shassian served as senior vice president and chief financial officer of Southern New England Telecommunications with management responsibility for all of the financial, information technology and corporate development activities of that company. From 1988 through 1993, Mr. Shassian served as a partner at Arthur Andersen LLP, providing audit and business advisory services to a variety of companies in the telecommunications industry. In 1992, Mr. Shassian was named the partner-in-charge of Arthur Andersen LLP's telecommunications industry practice group for North America. From 1977 through 1988, Mr. Shassian served in various other capacities at Arthur Andersen LLP, providing audit and other business advisory services primarily to companies in the telecommunications industry.

         Jacob Z. Schuster has been a director on our board of directors, executive vice president and assistant secretary since 1994. Mr. Schuster served as our treasurer from 1994 through 1998 and had been our chief financial officer from February 1997 until December 1998. From 1986 to 1992, Mr. Schuster was a general partner and the treasurer of Goldman Sachs. Mr. Schuster has been president and treasurer of RSL Management Corporation since November 1995 and executive vice president of RSL Investments Corporation since March 1994. Mr. Schuster joined Goldman Sachs in 1980, was made a general partner in 1986 and served as treasurer of the firm from 1985 until his retirement from the firm in 1992. In 1993, Mr. Schuster served as a consultant to Goldman Sachs.

         Richard E. Williams has served as president and chief executive officer of RSL COM Europe since August 1995. From 1992 through 1994, Mr. Williams served as a director of IDB WorldCom, with responsibility for sales and marketing. From 1990 to 1992, Mr. Williams served as managing director and vice president of operations (Europe, Africa and Middle East) of WICAT Systems, a computer systems company. From 1968 to 1990, Mr. Williams served in various technical, research, sales, and management capacities at British Telecom, most recently serving as a general manager from 1988 to 1990.

         Adrian Coote has been managing director of RSL COM Australia since October 1996. From May 1993 to October 1996, Mr. Coote served as director of engineering and operations of Vodafone, an Australian mobile carrier, responsible for the design, implementation and operation of its mobile network and subscriber administration systems. From 1987 to 1993, Mr. Coote was general manager of sales, of British Telecom Australasia, responsible for introducing and managing its private switching systems and global data networks. Before joining British Telecom Australasia, Mr. Coote served in various capacities at Philips Telecommunications Systems.

         Edmond J. Thomas has been chief executive officer and president of RSL COM U.S.A. since March 1998. From September 1997 until March 1998, Mr. Thomas was the chief operating officer of Bell Atlantic Global Networks, a division of Bell Atlantic. From 1994 until 1997, Mr. Thomas was executive vice president of science and technology of Nynex and, from 1991 until 1994, he served as its vice president of research and development.

Mr. Thomas also served as Nynex's corporate director of advanced technology from 1986 to 1991. From 1981 until 1986, Mr. Thomas held several positions at New York Telephone. Prior to 1981, Mr. Thomas served in various capacities at AT&T.

         Karen van de Vrande has been our vice president of marketing since March 1996. From March 1993 to February 1996, Ms. van de Vrande served as managing director of AT&T's Consumer Communications Services for Europe, the Middle East and Africa. From 1990 to 1993, Ms. van de Vrande served as managing director of AT&T's Israeli operations. She served in various marketing and sales capacities at AT&T from 1981 to 1990.

         Nir Tarlovsky has been our vice president of business development since April 1995 and served as a member of our board of directors from April 1995 until March 1997. Mr. Tarlovsky is also vice president of RSL North America. From 1992 to March 1995, Mr. Tarlovsky served as senior economist of Clalcom, where he was responsible for oversight of the operations and budgets of 150 of Clalcom's subsidiaries. While at Clalcom, he was also responsible for the development of new international telecommunications ventures. Before 1992, Mr. Tarlovsky served as an officer in the Israeli army, where he was responsible for management and financial oversight of international research and development projects.

         Nesim N. Bildirici has been our vice president of mergers and acquisitions since 1995 and served as a member of our board of directors from April 1995 until March 1997. From August 15, 1993 to December 31, 1996, Mr. Bildirici was employed by both us and R.S. Lauder, Gaspar & Co. Mr. Bildirici was a managing director of R. S. Lauder, Gaspar & Co. from 1996 until recently. Mr. Bildirici was an investment banker at Morgan Stanley from 1989 to 1991 prior to joining R.S. Lauder, Gaspar & Co. From 1991 to 1993, Mr. Bildirici was a student at the Harvard Business School, where he received his MBA.

         Mark J. Hirschhorn has been our vice president of finance since August 1997 and has been our global controller since January 1996. Mr. Hirschhorn has also served as an assistant secretary since September 1996. From October 1987 to December 1995, Mr. Hirschhorn was employed by Deloitte & Touche LLP, most recently as a senior manager specializing in emerging business and multinational consumer product companies.

         Roland T. Mallcott has been our vice president of engineering since February 1997. From December 1995 until January 1997, Mr. Mallcott served as director of Joint Ventures of Concert, through British Telecom and MCI, in Canada, Mexico and Germany. From January 1991 to December 1995, Mr. Mallcott served as director of engineering and operations for British Telecom (U.S.) responsible for building and managing the British Telecom and Concert global data and voice networks. Before 1991, Mr. Mallcott served in various network engineering capacities for British Telecom.

         Andrew C. Shields has been our vice president of international carrier relations since August 1997. From October 1993 until August 1997, Mr. Shields served as vice president of international business development of LCI International, with responsibility for international business development and international carrier relations. From June 1991 until October 1993, Mr. Shields served as director of global alliances for Northern Telecom, responsible for international infrastructure expansion. Mr. Shields also served as Northern Telecom's director of international marketing from June 1989 until June 1991. From 1984 to 1989, Mr. Shields served as senior manager, international relations for MCI International, responsible for negotiating bilateral direct operating agreements with international carriers. Mr. Shields also served in various capacities at MCI International, MCI Telecommunications, and ITT World Communications from 1979 to 1984.

         Elie C. Wurtman has been our vice president of emerging technologies since April 1998. Mr. Wurtman co-founded Delta Three and has served as its chief executive officer and president since its inception in May 1996. He is also the founder of Ambient Corporation, a developer of smart card technology and has been a member of its board of directors since November 1995. From January 1995 until November 1995, Mr. Wurtman was vice president of marketing of TTR Technologies, a software security company. From September 1993 to December 1994, Mr. Wurtman was engaged in a private real estate business. Prior to 1993, Mr. Wurtman served in the Israeli Defense Forces as the Deputy Commander of the Allenby Bridge border crossing between Israel and Jordan.

         Avery S. Fischer has served as our vice president of legal affairs and general counsel since January 1999 and our legal counsel since January 1997. From 1994 to 1997, Mr. Fischer was an associate with the law firm of Rosenman & Colin LLP, New York, New York with a practice concentrating in mergers and acquisitions, securities and general corporate counseling. From 1993 to 1994, Mr. Fischer was an associate with the law firm of Shea & Gould, New York, New York with a practice concentrating in commercial and securities litigation.

         Michael Ashford has served as our secretary since May 1998 and since 1989 has been a manager of Codan Services Limited, Hamilton, Bermuda, a corporate service company associated with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, our Bermuda counsel.

         Gustavo A. Cisneros has been a member of our board of directors since March 1997. For more than the past five years, Mr. Cisneros, together with other members of his family or trusts established for their benefit, has owned direct or indirect beneficial interests in companies that own or are engaged in a number of diverse commercial enterprises, principally in Venezuela, the U.S., Brazil, Chile and Mexico. Mr. Cisneros has also been the chairman of the board of directors of Pueblo Xtra International, a holding company which owns all of the common stock of Pueblo International, a company engaged in the business of operating supermarkets and video rental outlets, since June 1993. Mr. Cisneros is a member of the board of directors of each of Univision Communications Inc., a Spanish-language television broadcasting company, since May 1994, and Spalding Holdings Corporation, a global manufacturer and marketer of branded consumer products serving the sporting goods markets, since 1984. Mr. Cisneros is also a member of the board of directors of Panamerican Beverages Company, which bottles soft drink products for The Coca-Cola Company in diverse markets in Latin America, including a substantial part of central Mexico, greater Sao Paulo, Campinas and Santos in Brazil, most of Costa Rica and most of Colombia, since 1996.

         Fred H. Langhammer, a member of our board of directors since September 1997, has been president of The Estee Lauder Companies since 1995, chief operating officer of The Estee Lauder Companies since 1985, and a director of The Estee Lauder Companies since January 1996, and was its executive vice president from 1985 until 1995. Mr. Langhammer joined The Estee Lauder Companies in 1975 as president of its operations in Japan. In 1982, he was appointed managing director of The Estee Lauder Companies' operations in Germany. Prior to joining The Estee Lauder Companies, Mr. Langhammer was general manager of Dodwell (Japan), a global trading company. He is a member of the board of directors of each of RJR Nabisco, the operating subsidiaries of which comprise tobacco and food companies, the Cosmetics, Toiletries and Fragrance Association, an industry group, and the American Institute for Contemporary German Studies at Johns Hopkins University. He is also a Senior Fellow of the Foreign Policy Association.

         Leonard A. Lauder has been a member of our board of directors since March 1997. Mr. Lauder is a principal shareholder and, since 1982, has served as chief executive officer of The Estee Lauder Companies and was its president from 1972 until 1995. He became chairman of the board of directors of The Estee Lauder Companies in 1995 and has served on its board of directors since 1958. Mr. Lauder formally joined The Estee Lauder Companies in 1958 after serving as an officer in the U.S. Navy. He is chairman of the board of trustees of the Whitney Museum of American Art, a charter trustee of the University of Pennsylvania and a trustee of The Aspen Institute. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

         Eugene A. Sekulow has been a member of our board of directors since September 1995. Until his retirement in December 1993, Mr. Sekulow served as executive vice president--international of Nynex, having served as president of Nynex International from 1985 to 1993. Prior to joining Nynex International, Mr. Sekulow had served as president of RCA International since 1973. Mr. Sekulow has been a member of the board of directors of USN Communications, a competitive local exchange carrier, since 1995. Mr. Sekulow is also chairman of the German American Chamber of Commerce, a member of the Council on Foreign Relations, and an adjunct professor at Columbia University Graduate School of Business. Mr. Sekulow previously served as a member of the U.S. State Department Advisory Committee on International Communications and Information Policy and on the State Department Task Force on Telecommunications in Eastern Europe.

         Nicolas G. Trollope, a member of our board of directors since July 1996, has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope has been with Conyers, Dill & Pearman since 1975. Mr. Trollope has served as a director of Central European Media Enterprises since June 1994 and also serves as its vice president and secretary. Mr. Trollope has served as secretary and a director of Delphi International, which provides insurance services through a wholly owned subsidiary, since September 1997.

         Other than Ronald S. Lauder and Leonard A. Lauder, who are brothers, no family relationship exists between any directors or executive officers.

Committees of the Board of Directors

         The board of directors has an executive committee, a compensation committee and an audit committee.

         Executive Committee

         The members of the executive committee are Ronald S. Lauder, Itzhak Fisher, Jacob Z. Schuster, Fred H. Langhammer and Eugene A. Sekulow. All of the current members, other than Mr. Langhammer, served on the executive committee during 1998. Mr. Langhammer has served on the executive committee since March 1999. Mr. Andrew Gaspar, a former director who did not stand for re-election to the board of directors in May 1998, also served as a member of the executive committee. A majority of the members of the executive committee must approve an action before any action can be taken by the executive committee. During the period between meetings of our board of directors, the executive committee has all powers and authority of the board of directors to manage business, except that the executive committee, acting alone, cannot:

         o        amend our corporate governing documents;

         o adopt an agreement of merger or consolidation or approve the sale, lease or exchange of all or substantially all of our property and assets; or

         o        approve or recommend dissolution to our shareholders.

         Compensation Committee

         The members of the compensation committee are Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. The compensation committee determines executive compensation policies and guidelines for administering our stock option and compensation plans.

         Audit Committee

         The members of the audit committee are Jacob Z. Schuster, Eugene A. Sekulow and Fred H. Langhammer. During 1998 and a portion of 1999, Mr. Ronald
S. Lauder was a member of the audit committee. The audit committee is responsible for:

         o recommending independent accountants to audit our financial statements;

         o discussing the scope and results of audits with the independent accountants;

         o reviewing the functions of management and independent accountants relating to our financial statements; and

         o performing other related duties and functions as are deemed appropriate by the audit committee and our board of directors.

Compensation of Executive Officers

                           SUMMARY COMPENSATION TABLE

         The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to our chief executive officer and the four other most highly compensated executive officers (referred to in this prospectus as the "named executive officers") for the last three fiscal years. For more information relating to the compensation of some of the named executive officers, see "Employment and Change-in-Control Arrangements."

                                                                                                           LONG-TERM
                                                                                                          COMPENSATION
                                                                                                      --------------------
                                                                                                             AWARDS
                                                                                                      --------------------
                                                                                 ANNUAL               NUMBER OF SECURITIES
                                                                              COMPENSATION                 UNDERLYING
   NAME AND PRINCIPAL POSITION                                          ------------------------            OPTIONS/
   ---------------------------                                                                          STOCK APPRECIATION
                                                                YEAR      SALARY      BONUS (1)              RIGHTS
                                                              --------  ----------  ------------      --------------------
                                                               1998     $400,000     $650,000                  --
  Itzhak Fisher                                                1997      400,000      650,000             432,856
    President and Chief Executive Officer..................    1996      350,000      150,000                  --

                                                               1998     $318,100        -- (3)            216,428
  Richard E. Williams (2)                                      1997      240,000     $165,000             350,400(4)
    President and Chief Executive Officer of RSL COM Europe    1996      172,000       50,000                  --

                                                               1998     $350,000     $350,000                  --
  Jacob Z. Schuster                                            1997      350,000      100,000                  --
    Executive Vice President and Assistant Secretary(5)....    1996           --           --                  --

                                                               1998     $250,000     $250,000             216,428
  Nir Tarlovsky                                                1997      187,500      300,000                  --
    Vice President of Business Development.................    1996      178,000       75,000                  --

                                                               1998     $250,000     $250,000             216,428
  Nesim N. Bildirici (6)                                       1997      185,000      300,000                  --
    Vice President of Mergers and Acquisitions.............    1996      165,000       75,000                  --

---------------------
(1) Annual bonuses received are reported in the year earned and paid in the first quarter of the following year upon receipt of the audit results from the prior year.

(2) Mr. Williams' salary has been converted to U.S. dollars for the purposes of this table based upon the average exchange rate of British pounds to U.S. dollars for each of the periods covered.

(3) Mr. Williams' bonus for 1998 has not been determined at this time. Mr. Williams' bonus for 1998 will be pro-rated on the basis of his average base salary as in effect during the year.

(4) Under our agreement with Mr. Williams, Mr. Williams agreed to waive all of his rights to receive options to purchase shares of RSL COM Europe granted to him under an employment agreement between RSL COM Europe and Mr. Williams in exchange for the grant of options to purchase a total of 350,400 Class A common shares.

(5) Mr. Schuster is currently a member of our board of directors, executive vice president and our assistant secretary and is president and treasurer of RSL Management Corporation. In 1996, Mr. Schuster received compensation only for his services to RSL Management. In 1997 and 1998, Mr. Schuster received compensation from RSL Management and from us for services provided by him to each of RSL Management and us. See "Compensation Committee Interlocks and Insider Participation." Compensation paid to Mr. Schuster by us only is reported for 1997 and 1998 in connection with Mr. Schuster's employment with us as our chief financial officer, executive vice president, treasurer and assistant secretary. Mr. Schuster resigned as our chief financial officer and treasurer in December 1998. Mr. Schuster continues to act as executive vice president and assistant secretary and serves as a member of our board of directors and executive committee.

(6) Mr. Bildirici is employed by us but, during 1996, was employed by both us and R.S. Lauder, Gaspar & Co. For purposes of this prospectus, he is treated as our employee only for the relevant periods.

         No other annual compensation, restricted stock awards, stock appreciation rights or long-term incentive plan payouts or other compensation were awarded to, earned by or paid to the named executive officers during any of our last three fiscal years. While it is our policy to review performance after the end of each year and grant options in the first quarter of the following year, in light of our recent decision to increase the number of employees eligible to receive options under our 1997 Stock Incentive Plan and request shareholder approval of the increase in authorization, the 1998 grants to named executive officers were limited to those persons whose employment agreements were renegotiated in 1998, namely Messrs. Williams, Tarlovsky and Bildirici. The shareholders will vote on an increase in eligible participants under our 1997 Stock Incentive Plan and an increase in the shares subject to this plan in June 1999. If the proposals presented to our shareholders at our June 1999 annual general meeting are approved, all of our employees will be eligible for grants of stock options under our 1997 Stock Incentive Plan and 8,100,000 Class A common shares will be subject to this plan, an increase of 5,000,000 shares.

Stock Option and Compensation Plans

         1997 Performance Incentive Compensation Plan

         We have established the 1997 Performance Incentive Compensation Plan to enable us and our subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to our performance. This plan is effective through and including the year 2000, unless extended or earlier terminated by our board of directors. The compensation committee may determine that any bonus payable under this plan be paid in cash, in Class A common shares or in any combination of cash and shares, as long as at least 50% of the bonus is paid in cash. In addition, this plan permits a participant to elect to defer payment of his or her bonus on terms and conditions established by our compensation committee. No more than 400,000 Class A common shares may be issued under this plan.

         Under the 1997 Performance Incentive Compensation Plan, bonuses are payable if we meet any one or more of the following performance criteria, which are set annually by our compensation committee:

         o amount of or increase in consolidated EBITDA (which consists of loss from operations before depreciation and amortization);

         o   revenues;

         o   earnings per share;

         o   net income;

         o   gross profit margin;

         o   maximum capital expenditures;

         o   return on equity; and/or

         o   return on total capital.

         With the exception of bonus amounts awarded for 1997, bonus amounts are determined as follows:

         o If 100% of our pre-established targets are achieved, participants will generally be eligible to receive a bonus equal to their base salary for the applicable year.

         o If 120% of our pre-established targets are achieved, the bonus potentially payable to participants will generally equal twice their base salary for the applicable year.

         o If 80% of our pre-established targets are achieved, the bonus potentially payable to participants will generally equal 25% of their base salary for the applicable year.

         o In the case of the chief executive officer, the amount of potential bonus will be 150% of his base salary if 100% of the targets are achieved, 250% of his base salary if 120% of the targets are achieved and 25% of his base salary if 80% of the targets are achieved.

         o To the extent our results exceed 80% of our pre-established targets but is less that 120% of the targets, the amount of the bonus payable to participants will be adjusted proportionately based on where the results fall within the ranges set forth above.

         o Bonuses will consist of two components: (1) 50% of the amount determined pursuant to the formula described above will be payable if the targets are achieved; (2) up to an additional 50% of the bonus amount will be payable in the compensation committee's discretion.

         Additionally, our 1997 Performance Incentive Compensation Plan permits the compensation committee to grant discretionary bonuses to participants, even if a bonus would not otherwise be payable under this plan, to recognize extraordinary individual performance.

         With respect to 1997 only, a cash bonus pool of $2,675,000 was established by our board of directors and approved by our shareholders. We achieved the specified performance targets set by our compensation committee for 1997. Under the 1997 Performance Incentive Compensation Plan, $650,000 was awarded to Mr. Itzhak Fisher. Of the balance of funds remaining in the bonus pool, approximately $1,250,000 was awarded to our key employees and key employees of our subsidiaries based upon the recommendation of Mr. Fisher and as approved by our compensation committee and our board of directors, including $997,500 paid to the other highest paid executive officers. The $775,000 balance of the $2,675,000 cash bonus pool was not paid out. Under this plan, the awards were paid in 1998, promptly following the completion of the audit of our 1997 financial statements. The compensation committee determined that all of these bonuses for 1997 were to be paid in cash.

         With respect to 1998, we achieved 100% of the pre-established targets set by the compensation committee (after giving pro forma effect to adjustments for acquisitions). Under the 1997 Performance Incentive Compensation Plan, $650,000 was awarded to Mr. Itzhak Fisher. In addition, $1,835,000 was awarded to our key employees and key employees of our subsidiaries based upon the recommendation of Mr. Fisher and as approved by our compensation committee and our board of directors, including $850,000 paid to the named executive officers other than Mr. Williams whose bonus has not yet been determined. Under the terms of this plan, the awards were paid in 1999, promptly following the completion of the audit of our 1998 financial statements. The compensation committee determined that all of these bonuses for 1998 were to be paid in cash.

         Our chief executive officer's bonus compensation is based upon his employment agreements with us and with RSL North America, which provide for Mr. Fisher's participation in the 1997 Performance Incentive Compensation Plan, as well as other long-term bonus compensation based on our stock performance over time.

         1995 Stock Option Plan

         In April 1995, our board of directors authorized, and the shareholders approved, the 1995 Stock Option Plan, which was later revised. Under this plan, the compensation committee was authorized to grant options for up to 2,847,000 Class A common shares. As of December 31, 1998, we had granted options to purchase 2,716,617 Class A common shares under this plan of which 760,996 were outstanding (and 392,770 were exercisable). In general, options granted under this plan terminate on the tenth anniversary of the date of grant. We developed the 1995 Stock Option Plan to provide incentives to our employees and to attract new employees and non-employee directors. In connection with our IPO, this plan was replaced by our other existing plans. We have not granted further options under the 1995 Stock Option Plan since our IPO, and will not grant further options under this plan.

         1997 Stock Incentive Plan

         The 1997 Stock Incentive Plan was adopted in conjunction with our IPO. Under this plan, the compensation committee is authorized to grant options for up to 3,100,000 Class A common shares. The purposes of our 1997 Stock Incentive Plan are to foster and promote our long-term financial success and materially increase shareholder value by (1) motivating superior performance by means of performance-related incentives; (2) encouraging executive officers and other key employees to acquire an ownership interest in us; and (3) enabling us to attract and retain the services of an outstanding management team, as the successful conduct of our operations depends on their judgment, interest and special effort. If the proposals presented to our shareholders at our June 1999 annual general meeting are approved, all of our employees will be eligible for grants of stock options under our 1997 Stock Incentive Plan and 8,100,000 Class A common shares will be subject to this plan, an increase of 5,000,000 shares.

         The compensation committee administers this plan, which provides for the grant of:

         o incentive and non-incentive stock options to purchase Class A common shares;

         o stock appreciation rights, which may be granted in tandem with stock options, in addition to stock options, or on a freestanding basis;

         o   restricted stock and restricted units;

         o   incentive stock and incentive units;

         o   deferred stock units; and

         o   stock in lieu of cash.

         Under our 1997 Stock Incentive Plan, our compensation committee has discretion at the time of grant or after the day a grant was made to change the vesting schedule of an award granted to a participant. In March 1999, our compensation committee determined that with respect to awards previously granted and awards granted in the future, in the event of a change in control, 100% of awards granted will immediately become fully vested and exercisable or, at the compensation committee's sole discretion, the award may be canceled in exchange for a payment to a participant in cash of an amount equal to the excess of the change in control price over the exercise price for the award as long as, no cancellation, acceleration of exercisability or vesting will occur with respect to an award granted under this plan if our compensation committee determines prior to the occurrence of a change in control that the award will be honored or assumed, or a new stock option will be substituted for the old one (this honored, assumed or substituted option is referred to below as an alternative option) by the participant's new employer (or the parent or a subsidiary of this new employer) immediately following the change in control.

         Our compensation committee also determined that if one of our employees is involuntarily terminated by us, other than for cause, or constructively terminated following a change in control, the alternative option shall become immediately vested and exercisable as of the date of the employee's termination, unless with respect to the change-in-control transaction (a) initial discussions occurred on or prior to March 1, 2000 and
(b) our board of directors determines that it is intended that "pooling of interests" accounting be available for a transaction giving rise to, or directly related to, the change in control.

         For purposes of the prior two paragraphs and the next paragraph, when we say change in control, we mean the occurrence of:

         o a sale or other disposition of our stock, or an issuance of our stock as a result of which any "person" (as this term is used in the Exchange Act), other than Ronald S. Lauder, is or becomes the beneficial owner of more than 50% of the total voting power of our company and those persons who are members of our board of directors immediately prior to the closing of that transaction constitute less than one half of the membership of our board of directors immediately following the closing of that transaction;

         o any merger, consolidation or reorganization following which those persons who are members of our board of directors immediately prior to the closing of any merger, consolidation or reorganization constitute less than one half of the membership of the board of directors of the surviving entity immediately following the closing of that transaction;

         o a transaction in which more than 50% of the total value of our assets and of our consolidated subsidiaries are transferred and the transferee of those assets is not Mr. Lauder or a company controlled by him; or

         o   our complete liquidation.

         When we say change in control price above, we mean the highest price per Class A common share paid in conjunction with any transaction resulting in a change in control. This price is determined in good faith by our compensation committee if any part of the offered price is payable other than in cash. In the case of a change in control occurring solely by reason of a transaction in which more than 50% of the total value of our assets are transferred (as described above), change in control price means the highest fair market value of our Class A common shares on any of the 30 trading days immediately prior to the date on which the change in control occurs.

         Under our 1997 Stock Incentive Plan, the maximum number of shares for which options or stock appreciation rights may be granted to any one participant in a calendar year is 500,000. As of December 31, 1998, we had granted options to acquire a total of 1,093,020 Class A common shares and 164,250 shares of restricted stock which vest over three years under this plan. We also granted restricted units and incentive units under this plan to some employees which generally are convertible into Class A common shares or cash, at our discretion. As of December 31, 1998, the approximate total number of Class A common shares into which all outstanding restricted units and incentive units may be converted, based on the valuations attributed to our subsidiaries and the average closing price of our Class A common shares on September 30, 1998, is estimated to be 1,331,813 shares. As of December 31, 1998 the number of Class A common shares into which vested and exercisable restricted units and incentive units which may be converted, based on this same valuation, is estimated to be 436,021 shares.

                             OPTION GRANTS IN 1998

         The following table contains information about options to purchase Class A common shares granted to the named executive officers during 1998. We did not grant any stock appreciation rights to these executive officers in 1998.

                                                              INDIVIDUAL GRANTS
                                       -----------------------------------------------------------------
                                                           % OF TOTAL      EXERCISE
                                          NUMBER OF      OPTIONS/SARs         OR
                                         SECURITIES        GRANTED TO        BASE
                                         UNDERLYING        EMPLOYEES         PRICE
                                        OPTIONS/SARS       IN FISCAL          PER       EXPIRATION           GRANT DATE
NAME                                       GRANTED          YEAR (1)         SHARE         DATE           PRESENT VALUE(2)
----                                   ---------------   --------------   ----------   --------------   -------------------

Itzhak Fisher......................           --               --             --            --                  --
Richard E. Williams................        216,428 (3)          33.1%       $22.00         11/13/05         $3,609,610
Jacob Z. Schuster..................           --               --             --            --                  --
Nir Tarlovsky......................        216,428 (4)          33.1%       $22.00         11/13/05         $3,609,610
Nesim N. Bildirici.................        216,428 (4)          33.1%       $22.00         11/13/05         $3,609,610

---------------
(1) Reflects the percentage of total stock options granted to employees in 1998 only and excludes stock appreciation rights included in some of the restricted units and incentive units granted to persons other than the named executive officers under our 1997 Stock Incentive Plan.

(2) The grant date present value has been calculated as of each grant date: November 13, 1998, using a variant of the Black-Scholes pricing model. In applying this model, we assumed a three-month volatility of 123%, a 4.935% risk-free rate of return and a seven-year option term. Since this model is assumption based, it may not accurately determine the options' present value. The true value of the options, when and if exercised, will depend on the actual market price of our Class A common shares on the date of exercise.

(3) Class A common shares issuable upon the exercise of an option granted under our 1997 Stock Incentive Plan. The exercise price per share is $22.00, and the option is exercisable in three equal installments on August 31, 1999, August 31, 2000 and August 31, 2001.

(4) Class A common shares issuable upon the exercise of an option granted under our 1997 Stock Incentive Plan. The exercise price per share is $22.00, and the option is exercisable in three equal installments on February 1, 1999, January 1, 2000 and January 1, 2001.

                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table contains information about the exercise of stock options during 1998 by the named executive officers. The table also shows the value at December 31, 1998 of unexercised stock options held by the named executive officers.

                                                                      NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                              NUMBER OF                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                                SHARES                                     OPTIONS AT                      OPTIONS AT
                             ACQUIRED ON            VALUE                    FY-END                         FY-END(2)
NAME                           EXERCISE         REALIZED (1)       EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
----                         ------------------------------------------------------------------------------------------------
Itzhak Fisher........               0                    $0                0/432,856                    $0/$3,246,420
Richard E. Williams..         350,400            $9,765,799                0/216,428                    $0/$1,623,210
Jacob Z. Schuster....               0                    $0                 0/0                           $0/$0
Nir Tarlovsky........         192,127            $7,588,929                0/216,428                    $0/$1,623,210
Nesim N. Bildirici...         344,938            $9,356,286                0/216,428                    $0/$1,623,210

------------------------
(1) Represents the difference between the closing price of our Class A common shares on the date of exercise (as quoted on The Nasdaq Stock Market National Market System, as published in The Wall Street Journal) and the option exercise price multiplied by the number of shares underlying the options exercised.

(2) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of our Class A common shares on December 31, 1998 ($29.50 per share, as quoted on The Nasdaq Stock Market National Market System, as published in The Wall Street Journal) and the option exercise price.

Compensation of Directors

         We believe that the interests of our non-employee directors should be the same as our shareholders' interest. To this end, we encourage our non-employee directors to invest in our Class A common shares and we compensate these directors for their services to us by granting stock options and stock awards. We also encourage our non-employee directors to hold their shares and options as long as they are a member of our board of directors, except for transfers for estate and tax planning and personal liquidity needs.

         1997 Directors' Compensation Plan

         We believe our 1997 Directors' Compensation Plan will help us attract, maintain and motivate the best qualified directors and enhance a long-term mutuality of interest between the directors and shareholders by granting the non-employee directors shares and options to purchase our shares.

         Under our 1997 Directors' Compensation Plan, on the day after each annual general meeting of shareholders, each non-employee director is granted a number of options to acquire a number of Class A common shares with a total fair market value on the date of grant equal to $50,000. In the case of the non-executive chairman of our board of directors, the number of options to acquire a number of Class A common shares granted has a total fair market value on the date of grant equal to $150,000 and with respect to a vice chairman of our board of directors, a value of $75,000, as long as these persons do not receive compensation for services other than as a non-executive chairman and vice-chairman. Each option will have a 10-year term. The exercise price of the options granted under this plan will initially equal the fair market value of our Class A common shares on the date of grant and will be increased on the first day of each calendar quarter by an amount, compounded annually, based on the yield to maturity of U.S. Treasury Securities having a maturity approximately equal to the term of these options. The options become exercisable in five equal annual installments starting on the first anniversary of the date of grant. In addition, on the date of the annual general meeting of shareholders held in 1998 through 2007, we grant each non-employee director a number of Class A common shares with a total fair market value on the date of grant equal to $30,000. We may not grant more than 250,000 shares under this plan. As of December 31, 1998, we granted options to acquire a total of 32,704 Class A common shares under our 1997 Directors' Compensation Plan. As of December 31, 1998, 29,295 of these options were outstanding; 3,409 have been cancelled as a result of one director's not standing for re-election to our board of directors.

Employment and Change-in-Control Arrangements

         Itzhak Fisher

         Itzhak Fisher has employment agreements with both us and RSL North America through December 31, 2002. Under these agreements, Mr. Fisher is chief executive officer and president of both companies. Under our employment agreement with Mr. Fisher, we have promised to use our best efforts to ensure that Mr. Fisher continues to serve as a member of our board of directors and our executive committee. Also, RSL North America has promised to use its best efforts to ensure that Mr. Fisher continues to serve as a member of its board of directors. Under the employment agreements, which were effective October 6, 1997:

         o Mr. Fisher is entitled to receive a total base salary of $400,000, increased by at least $50,000 on each January 1, plus an additional amount based on the increase in the consumer price index in the New York metropolitan area. Mr. Fisher's aggregate base salary for 1999 is $450,000.

         o Mr. Fisher's base salary must always be at least $50,000 more than the base salary of any other executive officer of ours.

         o Mr. Fisher is a participant in our 1997 Performance Incentive Compensation Plan.

         o Mr. Fisher is eligible to receive a cash bonus of $1,500,000 if the total return to our shareholders from the date of our IPO to December 31, 2000 exceeds the return to common shareholders of peer companies. Mr. Fisher is eligible to receive an additional cash bonus of $1,000,000 if the total return to our shareholders from the date of our IPO to December 31, 2002 meets the same criteria.

         o If Mr. Fisher's employment is terminated for any reason other than by us for cause or by Mr. Fisher without good reason, Mr. Fisher is entitled to a pro-rated bonus if the total return objective is achieved through the date of the termination.

         o When our IPO closed, Mr. Fisher was granted an option under our 1997 Stock Incentive Plan to purchase 432,856 Class A common shares, which represented 1.0% of the then outstanding common stock on a fully-diluted basis. Forty percent of this option is exercisable on December 31, 2000, another 30% on December 31, 2001 and the remaining 30% on December 31, 2002.

         o If Mr. Fisher's employment is terminated by us without cause or Mr. Fisher terminates his employment for good reason, including in the event of a change in control, or by reason of his death or disability, the entire option is immediately exercisable.

         o If Mr. Fisher's employment is terminated by us without cause, or by Mr. Fisher for good reason, Mr. Fisher may receive benefits and his base salary, in addition to any vested benefits and previously earned but unpaid salary, for the balance of the term of the employment agreements or for at least 12 months, whichever is longer, plus an amount equal to his bonus under our 1997 Performance Incentive Compensation Plan for the prior year.

         o If Mr. Fisher dies or becomes unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' total base salary, reduced, in the case of disability, by any disability benefits he receives.

         o If Mr. Fisher's employment is terminated for any other reason, he is entitled to receive any previously earned but unpaid salary and any vested benefits.

         o If Mr. Fisher's employment is terminated by us without cause or by Mr. Fisher for good reason or upon Mr. Fisher's death or disability or the expiration of his employment agreements, Mr. Fisher is entitled to two demand registrations of his Class A common shares in accordance with the terms of our registration rights agreement with some but not all of our shareholders, including Mr. Fisher.

         Richard Williams

         Richard Williams has an employment agreement with RSL COM Europe, which began on August 14, 1998 and ends on August 31, 2001. Under this agreement, Mr. Williams serves as president and chief executive officer of RSL COM Europe. Under this employment agreement:

         o Mr. Williams is entitled to receive a base salary of (pound)238,000, increased on each September 1, beginning September 1, 1999, by an amount equal to his base salary then in effect, multiplied by the increase in the applicable cost of living index during the prior year. Mr. Williams' base salary is currently (pound)238,000. See "Executive Compensation--Summary Compensation Table" which provides Mr. Williams' base salary as converted to U.S. dollars.

         o Mr. Williams' base salary, as adjusted for cost of living increases, may be further increased at the option and in the discretion of RSL COM Europe's board of directors.

         o Mr. Williams is eligible to receive an annual bonus of up to 40% of his base salary based on acceptable performance as determined by our chief executive officer and as approved by our compensation committee, although the bonus could be higher if the performance of RSL COM Europe exceeds targets established annually by our board of directors. Mr. Williams' bonus for 1998, once determined, will be pro-rated on the basis of his average base salary as in effect during 1998.

         o Mr. Williams was granted an option to purchase 216,428 Class A common shares under our 1997 Stock Incentive Plan. Mr. Williams' option is exercisable in three equal installments on August 31, 1999, August 21, 2000 and August 31, 2001, as long as Mr. Williams is employed by RSL COM Europe on that date. Once any installment is exercisable, that installment remains exercisable until the expiration, seven years from the date of grant, subject to the limitations described below.

         o Mr. Williams' option is immediately terminated upon a termination of Mr. Williams' employment by RSL COM Europe for cause.

         o  This option is immediately exercisable in full if Mr.
            Williams' employment with RSL COM Europe is terminated (1) by RSL COM Europe other than for cause, (2) by Mr. Williams for good reason or (3) by Mr. Williams' death or disability.

         o Mr. Williams' option is immediately exercisable in full upon a change in control. Mr. Williams' option, following any termination of Mr. Williams' employment other than for cause, remains exercisable for the lesser of two years and the remaining term of his option.

         o RSL COM Europe provides Mr. Williams with life insurance in value of four times his base salary and he is entitled to participate in a suitable personal pension program designated by him and approved by the Board of Inland Revenue of the U.K., equal to 12.5% of his base salary.

         o If Mr. Williams' employment is terminated by RSL COM Europe without cause or by Mr. Williams for good reason, Mr. Williams is entitled to receive previously earned but unpaid salary, vested benefits and a payment equal to his base salary as in effect immediately prior to the termination date.

         o If Mr. Williams dies or becomes unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' base salary, reduced, in the case of disability, by any disability benefits he receives.

         o If Mr. Williams' employment is terminated for any other reason, he is entitled to his earned salary and vested benefits.

         Nesim Bildirici

         Nesim Bildirici has an employment agreement with us, which began on January 1, 1998 and ends on December 31, 2000. Under this agreement, Mr. Bildirici serves as our vice president of mergers and acquisitions. Under this employment agreement:

         o Mr. Bildirici is entitled to receive a base salary of $250,000, increased on each January 1, beginning January 1, 1999, by an amount equal to his base salary then in effect, multiplied by the increase in the applicable cost of living index during the prior year. As a result, Mr. Bildirici's base salary was increased to $254,000 for 1999. Mr. Bildirici's base salary, as adjusted for cost of living increases, may be further increased at the option and in the discretion of our board of directors.

         o Mr. Bildirici is a participant in our 1997 Performance Incentive Compensation Plan.

         o Mr. Bildirici was granted an option to purchase 216,428 Class A common shares under our 1997 Stock Incentive Plan. Mr. Bildirici's option is exercisable, in three equal installments, as long as he is employed by us on the applicable vesting date. Once any installment is exercisable, that installment remains exercisable until the expiration, seven years from the date of grant, except as described below. One-third of Mr. Bildirici's option became exercisable on February 1, 1999. The remaining installments are exercisable on January 1, 2000 and January 1, 2001.

         o Mr. Bildirici's option is immediately terminated upon a termination of Mr. Bildirici's employment by us for cause.

         o Mr. Bildirici's option is immediately exercisable in full if Mr. Bildirici's employment with us is terminated (1) by us other than for cause, (2) by Mr. Bildirici for good reason or
            (3) by reason of Mr. Bildirici's death or disability.

         o Mr. Bildirici's option is immediately exercisable in full upon a change in control. Mr. Bildirici's option, following any termination of Mr. Bildirici's employment, other than for cause, remains exercisable for the lesser of two years and the remaining term of his option.

         o If Mr. Bildirici's employment is terminated by us without cause or by Mr. Bildirici for good reason, Mr. Bildirici is entitled to receive previously earned but unpaid salary, vested benefits and a payment equal to his base salary as in effect immediately prior to the termination date.

         o If Mr. Bildirici dies or is unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' base salary reduced, in the case of disability, by any disability benefits he receives.

         o If Mr. Bildirici's employment is terminated for any other reason, he is entitled to his earned salary and vested benefits.

         Nir Tarlovsky

         Nir Tarlovsky has employment agreements with both us and RSL North America, each of which began on January 1, 1998 and ends on December 31, 2000. Under these employment agreements, Mr. Tarlovsky serves as vice president of business development of both companies. Under these employment agreements:

         o Mr. Tarlovsky is entitled to receive a total base salary of $250,000, increased on each January 1, commencing January 1, 1999, by an amount equal to his base salary then in effect, multiplied by the applicable cost of living index during the prior year. As a result, Mr. Tarlovsky's total base salary was increased to $254,000 for 1999. Mr. Tarlovsky's base salary, as adjusted for cost of living increases, may be further increased at the option and in the discretion of our board of directors.

         o Mr. Tarlovsky is a participant in our 1997 Performance Incentive Compensation Plan.

         o Mr. Tarlovsky was granted an option to purchase 216,428 Class A common shares under our 1997 Stock Incentive Plan. Mr. Tarlovsky's option is exercisable in three equal installments, as long as Mr. Tarlovsky is employed by us on the applicable vesting date, and once any installment is exercisable, that installment remains exercisable until the expiration, seven years from the date of grant, except as described below. One-third of Mr. Tarlovsky's option became exercisable on February 1, 1999. The remaining installments are exercisable on January 1, 2000 and January 1, 2001. Mr. Tarlovsky's option is immediately terminated upon a termination of his employment for cause.

         o Mr. Tarlovsky's option is immediately exercisable in full if Mr. Tarlovsky's employment with us is terminated (1) by us other than for cause, (2) by Mr. Tarlovsky for good reason or
            (3) by reason of Mr. Tarlovsky's death or disability.

         o Mr. Tarlovsky's option is immediately exercisable in full upon a change in control. Mr. Tarlovsky's option, following any termination of Mr. Tarlovsky's employment, other than for cause, remains exercisable for the lesser of two years and the remaining term of his option.

         o If Mr. Tarlovsky's employment is terminated by either us or RSL North America without cause or by Mr. Tarlovsky for good reason, Mr. Tarlovsky is entitled to receive previously earned but unpaid salary, vested benefits and a payment equal to his base salary as in effect immediately prior to the termination date.

         o If Mr. Tarlovsky dies or is unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' total base salary reduced, in the case of disability, by any disability benefits he receives.

         o If Mr. Tarlovsky's employment is terminated for any other reason, he is entitled to his earned salary and vested benefits.

         Donald Shassian

         Donald Shassian also has an employment agreement with us, which began on January 1, 1999 and ends on December 31, 2002. Under this agreement, Mr. Shassian serves as executive vice president and our chief financial officer. Under this employment agreement:

         o Mr. Shassian is entitled to receive a base salary of $325,000, increased on each January 1, beginning January 1, 2000, by an amount equal to his base salary then in effect, multiplied by the increase in the applicable cost of living index during the prior year. Mr. Shassian's base salary, as adjusted for cost of living increases, may be further increased at the option and in the discretion of our board of directors.

         o  Mr. Shassian is a participant in our 1997 Performance
            Incentive Compensation Plan.

         o Mr. Shassian was granted an option to purchase 250,000 Class A common shares under our 1997 Stock Incentive Plan. Mr. Shassian's option is exercisable in three equal installments on January 1, 2000, January 1, 2001 and January 1, 2002, at an exercise price of $28.25 per share, as long as Mr. Shassian is employed by us on each vesting date, and once any installment becomes exercisable, that installment remains exercisable until the expiration, seven years from the date of grant, except as described below.

         o Mr. Shassian's option is immediately terminated upon a termination of Mr. Shassian's employment for cause.

         o Mr. Shassian's option is immediately exercisable in full if his employment with us is terminated (1) by us other than for cause, (2) by Mr. Shassian for good reason, including in the event of a change in control, or (3) by reason of Mr.
            Shassian's death or disability.

         o Mr. Shassian's option, following any termination of his employment other than for cause, remains exercisable for the lesser of two years and the remaining term of his option.

         o Mr. Shassian is entitled to receive additional grants of options to purchase Class A common shares to the extent approved by the compensation committee and our board of directors. These future grants will be commensurate with Mr. Shassian's position with us and with stock options awarded to other senior executives.

         o We provide Mr. Shassian with life insurance coverage of at least $1,000,000.

         o If Mr. Shassian's employment is terminated without cause or by Mr. Shassian for good reason, including in the event of a change in control, Mr. Shassian is entitled to receive (1) previously earned but unpaid salary, (2) vested benefits, (3) a payment equal to his base salary for the remainder of the term but in no event less than 12 months, and (4) an amount equal to Mr. Shassian's award, if any, under our 1997 Performance Incentive Compensation Plan for the year prior to the year in which Mr. Shassian was terminated. In the case of a termination by Mr. Shassian for good reason as a result of a change in control, this payment under this plan will be paid within five days after the termination date.

         o If Mr. Shassian dies or is unable to perform his duties, he or his representative or estate or beneficiary will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months' base salary reduced, in the case of disability, by any disability benefits he receives.

         o If Mr. Shassian's employment is terminated for any other reason, he is entitled to his earned salary and vested benefits.

         Each of the employment agreements described above contains noncompetition provisions which apply during the term of the relevant employment agreement and for nine months after the employment period for Messrs. Williams, Tarlovsky and Bildirici, and for one year after the employment period for Messrs. Fisher and Shassian.

         We have an agreement with Codan Services Limited, a corporate service company, located in Bermuda, of which Michael Ashford, our secretary and a resident of Bermuda, is a manager. Mr. Ashford serves as our secretary under this agreement.

         We have also entered into, or are in the process of entering into, employment agreements with some of our other executive officers and the country managers of most of our local operations in various countries.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of our compensation committee are currently Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow.

         RSL Management Corporation, which is wholly owned by Ronald S. Lauder, the chairman of our board of directors and principal and controlling shareholder, subleases 11,000 square feet of office space to us for $767,000 per year. RSL Management subleases this space from The Estee Lauder Companies. Ronald S. Lauder is a principal shareholder of The Estee Lauder Companies and Leonard A. Lauder, one of our directors, is the chief executive officer of The Estee Lauder Companies. Fred H. Langhammer, one of our directors, is the president and chief operating officer of The Estee Lauder Companies. In addition, RSL Management provided payroll and benefits services to us for an annual fee of $6,000 through 1998, which we believe is less than these services would cost if obtained from third parties. Ronald S. Lauder did not participate in discussions relating to maintaining these services. Jacob Z. Schuster, a member of our board of directors and executive vice president and assistant secretary, is the president and treasurer of RSL Management. In 1996, Mr. Schuster was compensated only for his services to RSL Management and this compensation was paid by RSL Management. In 1997, Mr. Schuster received his compensation from RSL Management and from us for respective services provided by him to us and RSL Management. From January 1, 1998 until December 31, 1998, Mr. Schuster devoted approximately 75% of his time to us and approximately 25% of his time to RSL Management and was compensated by us and RSL Management on that basis.

         We provide telecommunications services to The Estee Lauder Companies at rates comparable to rates of our preferred customers. In 1998, The Estee Lauder Companies paid us approximately $38,900 for these services.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We do not intend to make any consulting or other arrangements with our non-employee directors or their affiliates under which they would be compensated in any way.

         The law firm of Conyers, Dill & Pearman, of which Nicolas G. Trollope, a member of our board of directors, is a partner, was our counsel in Bermuda for 1998 and continues to be for 1999. Mr. Trollope is not paid for his services as a member of our board of directors. We paid Conyers, Dill & Pearman $90,000 in 1998.

         We use Codan Services as our corporate service company in Bermuda. Michael Ashford, our secretary, is a manager of Codan Services. Mr. Ashford serves as our secretary under our service agreement with Codan Services. Our agreement with Codan Services also provides that it will furnish us with corporate administrative services including the services of a registered office, maintenance of statutory records and registers and associated clerical and secretarial services.

         We loaned Andrew Shields, one of our executive officers, $100,000 in 1997 to relocate to another state at our request. The principal amount of $100,000 and interest bearing a rate of 6% is due on August 11, 2002 unless either Mr. Shields sells our shares with a total value of at least $100,000 or Mr. Shield's employment is terminated. If Mr. Shields sells our shares or his employment is terminated, the note is payable on demand.

                             PRINCIPAL SHAREHOLDERS

         The following table contains information as of April 19, 1999 with respect to the beneficial ownership of our common stock and with respect to voting power by each director, by the named executive officers, and by all directors and executive officers as a group and by each shareholder we know beneficially owns more than 5% of any class of our outstanding voting securities. Each of the shareholders identified in the table has sole voting and investment power over the shares they beneficially own, except as otherwise noted in the footnotes to this table. If all of the warrants covered by this prospectus were exercised and 909,798 Class A common shares were issued upon their exercise no individual's or group's overall percentage of voting power or overall percentage ownership would change by more than one percent.


                                                                                                         Overall Voting Power and
                                                             Beneficial Ownership                      Ownership of Common Stock
                                            ------------------------------------------------------     ---------------------------
                                            Class A common shares(1)         Class B common shares
                                            ------------------------         ---------------------
                                                                                                          % of
                                                                                                         Voting         %
                                             Number         Percent          Number         Percent     Power(2)   Ownership(2)
                                             ------         -------          ------         -------     --------   ------------
    Ronald S. Lauder (3)............          3,657 (4)         *        16,606,427 (5)(6)    62.2         56.5          31.0
    Itzhak Fisher (3)...............             --            --         4,171,205 (7)       15.9         14.4           7.8
    Leonard A. Lauder (3)...........          1,983 (8)         *         5,733,176 (6)(9)    21.8         19.8          10.8
    RSL Investments Corporation (3).             --            --         9,496,295           36.2         32.8          17.9
    EL/RSLG Media, Inc. (3).........             --            --         1,814,579 (6)        6.9          6.3           3.4
    Jacob Z. Schuster (3)...........         41,656 (10)        *         1,646,559 (10)       6.3          5.7           3.2
    Gustavo A. Cisneros (11)........      1,410,612 (12)        5.2              --           --            *             2.7
    Coral Gate Investments Ltd. (11)      1,408,629 (13)        5.2              --           --            *             2.6
    Nir Tarlovsky ..................        740,757 (14)        2.7         270,301 (15)       1.0          1.2           1.9
    Nesim N. Bildirici .............        619,642 (16)        2.3          87,958            *            *             1.3
    Eugene A. Sekulow ..............         45,783 (17)        *                --           --            *             *
    Fred H. Langhammer..............         14,209 (18)        *                --           --            *             *
    Richard E. Williams.............        350,400             1.3              --           --            *             *
    Nicolas G. Trollope ............          1,000 (19)        *                --           --            *             *
    All directors and executive
         officers as a group
         (20 persons)...............      3,548,872 (20)       13.0      26,705,215 (21)     100.0         91.9          56.1
    Metro Holding AG (22)...........      3,214,284            18.7              --            *            1.1           6.0
    Essex Investment Management
         Company (23)...............      1,792,045             7.2              --            *            *             3.4
    Putnam Investments (24).........       6,116,202           11.8              --           --            2.1          11.5
    Janus Capital Corporation (25)..      1,589,215             8.8              --           --            *             3.0
    Neuberger Berman LLC (26).......      1,154,600             6.4              --           --            *             2.2

---------------
*        Less than 1%.

(1) Except as otherwise noted in a footnote to this table, the foregoing does not include (a) 26,245,315 Class A common shares issuable upon the conversion of outstanding Class B common shares, (b) 459,900 Class A common shares issuable upon the conversion of 459,900 Class B common shares issuable pursuant to a warrant issued to Ronald S. Lauder, which warrant became exercisable on October 3, 1997 at an exercise price of $.00457 per share and expires on October 3, 2007, (c) 164,250 restricted Class A common shares granted under our 1997 Stock Incentive Plan, (d) grants of equity interests in subsidiaries, which upon exercise generally gives the recipient the right to receive cash or to acquire Class A common shares, at our discretion and (e) roll-up rights (as described under "Rights to Acquire Class A Common Shares"). Class B common shares are convertible at any time into Class A common shares for no additional consideration on a share-for-share basis.

(2) Represents the percentage of total voting power and the total percentage ownership of Class A common shares and Class B common shares combined beneficially owned as of April 19, 1999 by each identified shareholder and all directors and executive officers as a group. The Class A common shares and the Class B common shares are the only authorized classes of our capital stock with shares outstanding.

(3)      The business address is 767 Fifth Avenue, New York, New York 10153.

(4) Includes 2,510 Class A common shares issuable to Ronald S. Lauder upon the exercise of an equal number of currently exercisable options, granted to Mr. Lauder under our 1997 Directors' Compensation Plan.

                                        (Footnotes continued on following page)

(Footnotes continued from previous page)

(5) Consists of (a) 9,496,295 Class B common shares owned by RSL Investments Corporation, a corporation wholly owned by Ronald S. Lauder, (b) 1,814,579 Class B common shares owned by EL/RSLG Media (see note 6), (c) 907,290 Class B common shares owned by RAJ Family Partners, of which Mr. Lauder is a limited partner and a shareholder of the general partner, (d) 3,928,363 Class B common shares owned directly by Mr. Lauder, and (e) 459,900 Class B common shares issuable upon the exercise of a warrant issued to Mr. Lauder.

(6) The 1995 Estee Lauder RSL Trust, of which Ronald S. Lauder is a trustee and the beneficiary, and the 1995 Estee Lauder LAL Trust, of which Leonard A. Lauder is a trustee and the beneficiary, each own 50% of EL/RSLG Media's outstanding common stock. Therefore, Ronald S. Lauder and Leonard A. Lauder may each be deemed to beneficially own all of the Class B common shares owned by EL/RSLG Media. Ronald S. Lauder and Leonard A. Lauder each disclaim beneficial ownership of some of these shares. However, these shares are only included once in the computation of shares beneficially owned by directors and executive officers as a group.

(7) Represents shares owned by Fisher Investment Partners, of which Itzhak Fisher is the sole general partner and the Fisher 1997 Family Trust is the sole limited partner. Mr. Fisher disclaims beneficial ownership of these shares.

(8) Includes 836 Class A common shares issuable upon the exercise of an equal number of currently exercisable options, granted to Leonard A. Lauder under our 1997 Directors' Compensation Plan.

(9) Consists of (a) 2,658,056 Class B common shares owned directly by Leonard A. Lauder, (b) 4,866 Class B common shares owned by Mr. Lauder's wife, (c) 348,385 Class B common shares owned by LAL Family Partners, of which Mr. Lauder is a general partner, (d) 1,814,579 Class B common shares owned by EL/RSLG Media (see note 6), and (e) 907,290 Class B common shares owned by LWG Family Partners, a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder. Mr. Lauder disclaims beneficial ownership of all of the Class B common shares owned by his wife and some of the shares owned by LWG Family Partners.

(10) Represents shares owned by Schuster Family Partners, of which Jacob Z. Schuster is the sole general partner and the limited partners are some of his children. Mr. Schuster disclaims beneficial ownership of these shares.

(11) The business address of each of Gustavo A. Cisneros and Coral Gate Investments is c/o Highgate Properties, 36 East 61st Street, New York, New York 10021.

(12) Consists of (a) 836 Class A common shares issuable upon the exercise of an equal number of currently exercisable options, granted to Gustavo A. Cisneros under our 1997 Directors' Compensation Plan, (b) 1,147 Class A common shares issued to Mr. Cisneros under our 1997 Directors' Compensation Plan and (c) 1,408,629 Class A common shares owned by Coral Gate Investments, an international business company organized under the laws of the British Virgin Islands, which is indirectly beneficially owned by Mr. Cisneros and his brother, Ricardo Cisneros.

(13) Represents shares indirectly beneficially owned by Gustavo A. Cisneros and his brother, Ricardo Cisneros. Mr. G. Cisneros disclaims beneficial ownership of some of these shares.

(14) Consists of (a) 668,614 Class A common shares owned by Tarlovsky Investment Partners, of which Nir Tarlovsky is the sole general partner and the Tarlovsky 1997 Family Trust is the sole limited partner and (b) 72,143 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Tarlovsky under our 1997 Stock Incentive Plan.

(15)     Represents Class B common shares owned by Tarlovsky Investment
         Partners.

(16) Consists of (a) 547,499 Class A common shares and (b) 72,143 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Bildirici under our 1997 Stock Incentive Plan.

(17) Consists of (a) 836 Class A common shares issuable upon the exercise of an equal number of currently exercisable options, granted to Eugene Sekulow under our 1997 Directors' Compensation Plan, (b) 1,147 Class A common shares issued to Mr. Sekulow under our 1997 Directors' Compensation Plan and (c) 43,800 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to Mr. Sekulow under our 1995 Stock Option Plan.

(18) Consists of (a) 836 Class A common shares issuable upon the exercise of an equal number of currently exercisable options, granted to Fred Langhammer under our 1997 Directors' Compensation Plan, (b) 1,147 Class A common shares issued to Mr. Langhammer under our 1997 Directors' Compensation Plan and (c) 12,226 Class A common shares owned directly by Mr. Langhammer.

(19) Represents shares owned by The Proverbs Trust, a Bermuda trust, of which Mr. Trollope and his wife are the trustees and beneficiaries.

(20) Includes 302,470 Class A common shares issuable upon the exercise of an equal number of currently exercisable options granted to directors and executive officers as a group.

(21) Includes Class B common shares issuable upon the exercise of a warrant issued to Ronald S. Lauder.

(22) Information as to the shares owned by Ligapart AG, a wholly owned subsidiary of Metro Holding AG, is as of July 22, 1998, and is taken from a Schedule 13G filed with the SEC on July 28, 1998. The address of Metro Holding AG is Neuhofstrasse 4, CH-6340 Baar, Switzerland.

                                             (Footnotes continued on next page)

(Footnotes continued from previous page)

(23) Information as to the shares owned by Essex Investment Management Company, an investment adviser registered under the Investment Advisers Act, is as of December 31, 1998, and is taken from a Schedule 13G/A filed with the SEC on January 8, 1999. The address of Essex Investment Management Company is 125 High Street, Boston, Massachusetts 02110.

(24) Putnam Investments, which is a wholly owned subsidiary of Marsh & McLennan Companies, wholly owns two registered investment advisers:
         Putnam Investment Management, which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the Class A common shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company has shared voting power over the shares held by the institutional clients. Pursuant to Rule 13d-4 of the Securities Exchange Act, Marsh & McLennan Companies and Putnam Investments have disclaimed beneficial ownership of these shares. Information as to the shares owned by Putnam Investments and its affiliates, is as of December 31, 1998, and is taken from a Schedule 13G/A filed with the SEC on February 11, 1999. The address of Putnam Investments is One Post Office Square, Boston, Massachusetts 02109.

(25) Information as to the shares owned by Janus Capital Corporation, an investment adviser registered under the Investment Advisers Act, is as of December 31, 1998, and is taken from a Schedule 13G jointly filed by Janus Capital Corporation and Thomas Bailey with the SEC on February 12, 1999. Mr. Bailey owns approximately 12.2% of Janus Capital Corporation and serves as its president and chairman of the board of directors, and, accordingly, as a result of this ownership and these positions may be deemed a beneficial owner of these shares. The address of both Janus Capital Corporation and Mr. Bailey is 100 Fillmore Street, Denver, Colorado 80206.

(26) Information as to the shares owned by Neuberger Berman, is as of December 31, 1998 and is taken from a Schedule 13G jointly filed by Neuberger Berman and Neuberger Management with the SEC on February 12, 1999. Each of Neuberger Berman and Neuberger Management is (a) a broker/dealer registered under the Securities Exchange Act, (b) an investment adviser registered under the Investment Advisers Act and
         (c) an investment company registered under the Investment Company Act. The address of both companies is 605 Third Avenue, New York, New York 10158.







                   [BALANCE OF PAGE LEFT INTENTIONALLY BLANK]

                          DESCRIPTION OF CAPITAL STOCK

         The following description of our capital stock is qualified in its entirety by reference to our Memorandum of Association and bye-laws. Copies of our Memorandum of Association and bye-laws have been filed with the SEC.

         In September 1997, in connection with our IPO, we revised our capital structure to effect a 2.19-for-one stock split and to increase the number of authorized common shares and of our preferred shares. As a result, we are authorized to issue a total of 438,000,000 common shares, which may be issued as Class A common shares or Class B common shares. We are also authorized to issue 65,700,000 preferred shares. We have in the past used and intend in the future to use shares of our capital stock to pay for acquisitions.

Class A common shares

         As of April 19, 1999, there were 101 registered Class A common shareholders and 26,945,691 Class A common shares were issued and outstanding. The Class A common shareholders are entitled to one vote per share and are entitled to vote as a single class together with the Class B common shareholders and the holders of preferred shares on all matters subject to shareholder approval, except that the Class A common shareholders will vote as a separate class on any matter requiring class voting under Bermuda corporate law. The holders of the outstanding Class A common shares are entitled to receive dividends as and when declared by our board of directors, on equal footing with the Class B common shareholders, out of funds legally available for dividend distribution after the payment of any dividends declared but unpaid on any preferred shares then outstanding. The Class A common shareholders have no preemptive or cumulative voting rights and no rights to convert their Class A common shares into any other securities. On our liquidation, dissolution or winding up, the Class A common shareholders are entitled to receive on equal footing with the Class B common shareholders, proportionately, our net assets remaining after preferential distribution to holders of preferred shares and the payment of all creditors and liquidation preferences, if any.

         The legal documents governing our outstanding indebtedness contain specific restrictive covenants which impose limitations on our ability to pay dividends to our shareholders or make other distributions. For more information, please see the section "Dividend Policy."

Transfer agent and registrar

         Our transfer agent and registrar for the Class A common shares is American Stock Transfer & Trust Company.

Class B common shares

         As of April 19, 1999, there were 13 Class B common shareholders and 26,245,315 Class B common shares were issued and outstanding. The Class B common shareholders are entitled to ten votes per share and are entitled to vote as a single class together with the Class A common shareholders and holders of preferred shares on all matters subject to shareholder approval, except that the Class B common shareholders vote as a separate class on any matter requiring class voting under Bermuda corporate law. The holders of the outstanding Class B common shares are entitled to receive dividends as and when declared by our board of directors on equal footing with the Class A common shareholders, out of funds legally available for dividend distribution. The Class B common shareholders can convert their Class B common shares on a share-for-share basis into Class A common shares. Class B common shares may be transferred only to other original Class B common shareholders or to members of the family of the original holder by gift, devise or otherwise through laws of inheritance, descent and distribution. In addition Class B common shares may be transferred (1) to a trust established by the holder for the holder's family members, (2) to corporations the majority of beneficial owners of which are or will be owned by the Class B common shareholders and (3) from corporations or partnerships which are the Class B common shareholders to their shareholders or partners. Any other transfer of Class B common shares is void, although the Class B common shares may be converted at any time into Class A common shares on a one-to-one basis and then sold, subject to the conditions and restrictions imposed by U.S. federal securities laws.

         On our liquidation or winding up, the Class B common shareholders are entitled to share, proportionately, on equal footing with the Class A common shareholders, the assets remaining after payment of all debts and other liabilities and after distribution in full of the preferential amounts to be distributed to the holders of preferred shares.

Preferred shares

         We are authorized to issue 65,700,000 preferred shares. No preferred shares are currently outstanding.

Warrants

         Shareholder warrants

         As consideration for a standby facility and Mr. Ronald Lauder's previous guarantee of a revolving credit facility, Mr. Lauder received a warrant to purchase 459,900 Class B common shares. The exercise price, exercise period and other terms of this warrant are similar to the terms of the warrants described in the next section, other than with respect to the class of shares which will be issued upon their exercise. The warrant issued to Mr. Lauder was exercisable beginning on October 3, 1997. Mr. Lauder has waived his rights under the warrant agreement governing the warrants to register under this prospectus the Class A common shares issuable upon conversion of the Class B common shares issuable upon the exercise of his warrant.

         Warrants issued in debt offering

         We issued a total of 300,000 warrants to the purchasers of units in an offering in 1996. The warrants were issued under our warrant agreement with the warrant agent.

         Each warrant is evidenced by a certificate and currently entitles the holder of the warrants to purchase 3.975 Class A common shares from us at an exercise price of $.00457 per share, subject to adjustment as provided in the warrant agreement governing the warrants. The warrants are exercisable at any time prior to the close of business on October 3, 2007. Warrants that are not exercised by October 3, 2007 will expire.

         Some terms of the warrants

         The warrant agreement contains provisions (to which there are some exceptions) adjusting the exercise price and the number of Class A common shares or other securities issuable upon exercise of a warrant in the event of:

         o a division, consolidation or reclassification of our Class A common shares;

         o the issuance of rights, options, warrants or convertible or exchangeable securities to all Class A common shareholders entitling those holders to subscribe for or purchase Class A common shares at a price per share which is lower than the then current value of our Class A common shares;

         o the issuance of Class A common shares at a price per share that is lower than the then current value of our Class A common shares, except for issuances in connection with an acquisition, merger or similar transaction with a third party;

         o certain distributions to all Class A common shareholders of evidences of indebtedness or assets; and

         o in the discretion of our board of directors, in specific circumstances.

         In addition, in accordance with the warrant agreement, the Class A common shares issuable upon exercise of the warrants are registered under a registration statement on Form S-1. This prospectus is part of that registration statement.


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Anti-takeover protections

         The voting provisions of the Class B common shares and our ability to issue preferred shares could substantially impede the ability of one or more shareholders, acting together, to acquire sufficient influence over the election of directors and other matters to effect a change in control or management. As a result, these provisions may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in the shareholder's best interest, including attempts that might result in a premium over the market price for the Class A common shares held by shareholders.

Some provisions of Bermuda law

         We have been designated as a non-resident under the Exchange Control Act of 1972 by the Bermuda Monetary Authority whose permission for the issuance of Class A common shares has been obtained. This designation allows us to engage in transactions in currencies other than the Bermuda dollar. The permission of this authority does not constitute a guarantee by this authority as to our performance or our creditworthiness and in giving this permission, the Bermuda Monetary Authority will not be liable for the correctness of any opinions expressed in this prospectus.

         The transfer of our Class A common shares between persons regarded as resident outside Bermuda for exchange control purposes and the issuance of Class A common shares after the completion of this offering to or by these persons may be effected without specific consent under the Exchange Control Act. Issues and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act.

         Non-Bermuda owners of Class A common shares are not restricted in the exercise of the rights to hold or vote their shares. Because we have been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to U.S. residents who are holders of Class A common shares, other than in respect of local Bermuda currency.

         Under Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example, as a trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of this type of special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of the trust. We will not take notice of any trust applicable to any of its shares whether or not we had notice of this trust.

         As an "exempted company," we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians but, as an exempted company, we may not participate in some business transactions including:

         o the acquisition or holding of land in Bermuda (except that required for our business and held by way of lease or tenancy for terms of less than 21 years);

         o the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda;

         o the acquisition of securities created or issued by, or any interest in, any local company or business, other than specific types of Bermuda government securities or another "exempted company," partnership or other corporation resident in Bermuda but incorporated abroad; or

         o the carrying on of business of any kind in Bermuda, except in furtherance of our business carried on outside Bermuda or with the permission of, or under a license granted by, the Minister of Finance of Bermuda.


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


                   RIGHTS TO ACQUIRE CLASS A COMMON SHARES

         We have granted to a number of minority shareholders of our subsidiaries options, exercisable when specific events occur, to exchange their shares in the respective subsidiaries for, in some circumstances, our Class A common shares or, in other circumstances, cash. In addition, we have granted to a number of these minority shareholders piggyback registration rights with respect to the Class A common shares acquired pursuant to an exercise of their rights, referred to as roll-up rights. Currently, roll-up rights are held by minority shareholders of the following subsidiaries:

        o   RSL COM U.S.A. (and its subsidiary RSL COM PrimeCall)

        o   RSL COM Asia

        o   RSL COM Italy (and its subsidiaries Comesa and Multilink)

        o   RSL COM Latin America

        o   RSL COM Austria

        o   RSL COM Spain

        o   RSL COM Switzerland

        o   Telecenter Oy

        o   RSL COM Belgium

        o   PCM Communicaciones


In most cases, the outstanding roll-up rights become exercisable, without further condition, in annual installments beginning upon expiration of a specified period after their respective dates of grant. In addition, exercisability of some of the roll-up rights may be accelerated upon public offerings of our Class A common shares or our change of control. None of these roll-up rights are currently exercisable, with the exception of minority interest holders of RSL COM Latin America and RSL COM Austria. The number of Class A common shares issuable upon exercise of the roll-up rights will be based upon valuations of the minority interests and the Class A common shares at the time of exercise and, consequently cannot be determined at this time, but would likely be as a whole material. Based on preliminary valuation studies of the relevant subsidiaries as of September 30, 1998 and an average of the last reported sale prices of our Class A common shares on The Nasdaq Stock Market National Market System during the 30-day period ending on September 30, 1998, the outstanding roll-up rights would have been exercisable on that date for an estimate of between 2,500,000 and 2,750,000 Class A common shares.

         We have also granted to some of our subsidiaries' employees incentive units, which are options to acquire shares of these subsidiaries or similar rights, some of which are currently exercisable, and the right to exchange these incentive units for Class A common shares or cash, at our option. All Class A common shares issuable upon exchange of these incentive units will be issued under our 1997 Stock Incentive Plan. We believe that the number of Class A common shares issuable upon exchange of currently exercisable incentive units, based on the average closing price of the Class A common shares for the 30 day period prior to September 30, 1998, will be approximately 436,000.

                        SHARES ELIGIBLE FOR FUTURE SALE

         As of April 19, 1999, we have 53,191,006 shares outstanding consisting of 26,945,691 Class A common shares and a total of 26,245,315 Class B common shares. Assuming that all of the remaining warrants covered by this prospectus are exercised, we would have 27,855,489 Class A common shares outstanding. All of the Class A common shares, including the shares issued under the warrant agreement, other than those shares purchased by, or issued to, our affiliates, are freely tradeable without restriction or further registration under U.S. federal securities laws. All of the outstanding Class B common shares are restricted securities and are subject to the volume and other resale limitations of the U.S. federal securities laws.

         The number of outstanding common shares listed above does not include:

         o 1,876,931 Class A Common shares issuable upon the exercise of outstanding stock options (as of December 31, 1998);

         o 26,245,315 Class A common shares issuable upon the conversion of outstanding Class B common shares;

         o 459,900 Class B common shares issuable upon the exercise of the warrant issued to Ronald S. Lauder and 459,900 Class A common shares issuable upon the conversion of those Class B common shares;


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


         o 909,798 Class A common shares issuable upon exercise of unexercised warrants (other than the warrant issued to Mr. Lauder);

         o 164,250 shares of restricted stock, granted under our 1997 Stock Incentive Plan; or

         o Class A common shares issuable upon exercise of roll-up rights or incentive units.

         Please refer to "Stock Option and Compensation Plans" and "Compensation of Directors" under Management and "Certain Relationships and Related Transactions," "Description of Capital Stock" and "Rights to Acquire Class A Common Shares." Upon issuance or vesting of these shares issuable upon the exercise of options, vesting of stock awards or exercise of incentive units, other than shares issued to our affiliates, these shares will be eligible for public sale without restriction. As required by the registration rights agreement covering the warrants, we have registered under the Securities Act the Class A common shares issuable upon exercise of the warrants and, upon issuance, these shares, other than shares issued to our affiliates, will be eligible for public sale without restriction. The shares issuable upon exercise of the warrants issued to Ronald S. Lauder or roll-up rights are restricted securities and subject to the volume and other resale limitations of the U.S. federal securities laws.

         In general, under U.S. federal securities laws, as currently in effect, a person who is not deemed to be our affiliate and who is deemed to have beneficially owned shares for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding number of our Class A common shares or (2) the average weekly trading volume in Class A common shares during the four calendar weeks prior to the filing of the required notice of the sale. Sales under the U.S. federal securities laws may also be subject to manner of sale provisions, notice requirements and the availability of our current public information. A person who is not deemed to have been our affiliate during the three months prior to a sale, and who has beneficially owned shares for at least two years is entitled to sell these shares under U.S. federal securities laws without regard to the volume limitation, manner of sale provisions, notice requirements or public information requirements. However, affiliates continue to be subject to these limitations.

         We have entered into a registration rights agreement with (1) Ronald
S. Lauder, the chairman of our board of directors and our largest and controlling shareholder, (2) ltzhak Fisher, our president and chief executive officer, (3) the other Class B common shareholders, and (4) Coral Gate Investments. Under this agreement, (1) Mr. Lauder has been granted three demand registration rights exercisable at any time after April 4, 1998 and (2) Mr. Fisher has been granted two demand registration rights exercisable after termination of his employment with us, other than as a result of a qualified severance event, such as a termination by us for cause or a termination by Itzhak Fisher without good reason.

         Ronald S. Lauder, Itzhak Fisher, the other Class B common shareholders, Coral Gate Investments and additional holders of Class A common shares as may be designated by both Mr. Lauder and Mr. Fisher have an unlimited number of piggyback registration rights. These rights allow these holders to include their Class A common shares in any registration statement filed by us, subject to some limitations. Prior to the occurrence of a qualified severance event, Mr. Fisher may not register any shares pursuant to the piggyback registration rights if, after giving effect to the sale of those shares, Mr. Fisher and his family members would hold less than 70% of our Class A common shares held by them as a group as of the closing date of our IPO. Ronald S. Lauder, Itzhak Fisher and the other Class B common shareholders may assign their rights under the registration rights agreement to their family members. Coral Gate Investments, Gustavo Cisneros and Ricardo Cisneros, the beneficial owners of Coral Gate Investments, may assign their rights to their family members. Also, Ronald S. Lauder and Itzhak Fisher may assign their rights to lenders to whom they pledge any of their Class A common shares. We have agreed to pay all expenses in connection with a registration by these selling shareholders. However, we will not pay for legal expenses, underwriting discounts and commissions of the selling shareholders and taxes payable by the selling shareholders in connection with any registration pursuant to the exercise of demand registration rights or piggyback registration rights under the registration rights agreement. We have also agreed to indemnify the selling shareholders against some liabilities, including liabilities arising under the Securities Act.

         We have has also granted to Metro Holding AG one demand registration right exercisable after March 31, 2001 with respect to our Class A common shares currently beneficially owned by Metro Holding.


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


         In addition, we have granted to a number of minority shareholders of our subsidiaries piggyback registration rights with respect to Class A common shares issuable upon exercise of their roll-up rights. In general, if we file with the SEC a registration statement on Form S-3 under the Securities Act, including a registration statement covering shares being sold by or for the account of our shareholders, we will, at the option of any of these minority shareholders who is then a registered owner of our Class A common shares, register all or any portion of that person's shares together with our other securities. In addition, on or after we become eligible to file a registration statement on Form S-3, the minority shareholders in RSL COM Latin America have demand registration rights with respect to our Class A common shares acquired upon exercise of their roll-up rights.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of our U.S. counsel, Rosenman & Colin LLP, the following correctly describes some of the material U.S. federal income tax consequences to us and our subsidiaries of the ownership and disposition of our Class A common shares by an initial U.S. and non-U.S. shareholder.

         For purposes of this discussion, the term "U.S. shareholder" includes a holder of Class A common shares that is:

         o  a U.S. citizen or resident;

         o a U.S. corporation or other U.S. entity taxable as a corporation;

         o a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; and

         o an estate that is subject to U.S. federal income tax on its income, regardless of its source.

A "non-U.S. shareholder" is any shareholder other than a U.S. shareholder.

         This discussion is based upon parts of the U.S. Internal Revenue Code of 1986. In this section of the prospectus, when we refer to the term "Code," we mean the U.S. Internal Revenue Code. This discussion is also based upon the Code's legislative history, judicial authority, current administrative rulings and practice, and existing and proposed treasury regulations, all as currently in effect and existing. Future changes in the taxation law could alter or modify the conclusions contained below, possibly on a retroactive basis. Future changes in the taxation law could adversely affect a Class A common shareholder. This discussion assumes that the Class A common shares will be held as capital assets (as defined in section 1221 of the Code) by the holders of the Class A common shares.

         The following discussion generally does not address the tax consequences to a person who holds or will hold, directly or indirectly, enough shares to give the holder the right to exercise 10% or more of the total voting power of our outstanding stock. Ten percent shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in our Class A common shares. In addition, this discussion does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status. In addition, this discussion does not discuss the U.S. federal income tax consequences to some types of holders that may be subject to special rules under the U.S. federal income tax laws, such as:

         o  financial institutions;

         o  insurance companies;

         o  dealers in securities or foreign currency;

         o  tax-exempt organizations;

         o  foreign corporations or nonresident alien individuals; or

         o  persons whose functional currency is not the U.S. dollar.

Moreover, the effect of any applicable state, local or foreign or other tax laws is not discussed.


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


         The following discussion is for general information only. Each purchaser is strongly urged to consult with its own tax advisors to determine the impact of its personal tax situation on the anticipated tax consequences, including the tax consequences under state, local, foreign or other tax laws, of the ownership and disposition of our Class A common shares.

         Taxation Affecting Us and Our Subsidiaries

         In general, we and our foreign (non-U.S.) subsidiaries are subject to U.S. federal income tax only to the extent we and our foreign subsidiaries have income which has its source in the U.S. or is effectively connected with a U.S. trade or business. We anticipate that we and our foreign subsidiaries will receive substantially all of our income and our foreign subsidiaries' income from foreign sources, except for income from interest on pledged securities. We expect that, with the exception of income from interest on pledged securities, none of the income will be effectively connected with a U.S. trade or business. As a result, we and our foreign subsidiaries should not be subject to material U.S. federal income tax. However, our domestic (U.S.) subsidiaries are subject to U.S. federal income tax on their worldwide income regardless of its source, subject to reduction by allowable credits. Generally, distributions by these U.S. subsidiaries to us or our foreign subsidiaries will be subject to U.S. withholding taxes.

         Taxation of U.S. Shareholders

         A U.S. shareholder receiving a distribution on Class A common shares generally will be required to include the distribution in gross income as a taxable dividend to the extent this distribution is paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits generally will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital to the extent of the U.S. shareholder's basis in our Class A common shares. The distributions will then be treated as gain from the sale or exchange of a capital asset. Dividends received on the Class A common shares by U.S. corporate shareholders will not be eligible for the corporate dividends received deduction.

         A U.S. shareholder will be entitled to claim a foreign tax credit with respect to income received from us only for foreign taxes (such as withholding taxes), if any, imposed on dividends paid to the U.S. shareholder. A U.S. shareholder will not be entitled to claim a foreign tax credit with respect to income received from us for taxes, if any, imposed on us or on any entity in which we have made an investment. We do not anticipate, however, under current Bermuda law that any withholding taxes would be imposed by Bermuda on distributions made by us to a U.S. shareholder. See "Bermuda Tax Considerations." For so long as we are a "U.S.-owned foreign corporation," distributions with respect to our Class A common shares that are taxable as dividends generally will be treated as foreign source passive income (or, for U.S. shareholders that are "financial service entities" as defined in the treasury regulations, foreign source financial services income) or U.S. source income for U.S. foreign tax credit purposes, in proportion to our earnings and profits in the year of the distribution allocable to foreign and U.S. sources. For this purpose, we will be treated as a U.S.-owned foreign corporation so long as stock representing 50% or more of the voting power or our value is owned, directly or indirectly, by U.S. shareholders.

         Generally, gain or loss on the sale or exchange of our Class A common shares is treated as U.S. source capital gain or loss. This capital gain or loss generally is long-term capital gain or loss if the U.S. shareholder has held the Class A common shares for more than one year at the time of the sale or exchange. In the case of non-corporate taxpayers, long-term capital gain is taxed at a maximum federal rate of 20%.

         Various provisions contained in the Code impose special taxes in some circumstances on U.S. or foreign corporations and their stockholders. The following is a summary of some of these provisions which could have an adverse impact on us and our U.S. shareholders.


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


         Personal Holding Companies

         A corporation that is a personal holding company is subject to a 39.6% tax on its undistributed personal holding company income, which is generally U.S. taxable income with some adjustments, reduced by distributions to shareholders. A corporation that is not a foreign personal holding company or a passive foreign investment company, both discussed below, generally is a personal holding company if:

         o more than 50% of the stock, in terms of value, is owned, directly or indirectly, by five or fewer individuals, without regard to their citizenship or residence; and

         o it receives 60% or more of gross income, as specifically adjusted, from specific passive sources.

         For purposes of the gross income test, a foreign corporation generally only includes taxable income received from U.S. sources or income that is effectively connected with a U.S. trade or business.

         More than 50% of our outstanding shares and each of our corporate subsidiaries, by value, is currently owned, directly or indirectly, by five or fewer individuals. We anticipate that this will remain the case on a going-forward basis. Since we anticipate that we will receive substantially all of our U.S. source gross income from interest on our pledged securities, which we believe may constitute undistributed personal holding company income for personal holding company purposes, we may be subject to personal holding company tax with respect to a taxable year in which we (1) are not treated as either a foreign personal holding company or a passive foreign investment company and (2) have held or continue to hold pledged securities. In prior years, we believe that we were not subject to the personal company income tax because we also were a foreign personal holding company, and we expect that this will be the case going forward. On the other hand, if any of our foreign corporate subsidiaries receive any income from U.S. sources, less than 50% of any of this income can be expected to be from passive sources. Accordingly, we believe that none of our subsidiaries will satisfy the income test described above and therefore none of them will be classified as a personal holding company. In addition, since we anticipate that our U.S. subsidiaries will receive most or all of their income from non-passive sources, we further believe that none of these subsidiaries will satisfy this income test and, therefore, none of them will be classified as a personal holding company. We intend to manage our affairs and the affairs of our subsidiaries so as to attempt to avoid or minimize the imposition of the personal holding company tax, to the extent we can do so in line with our business goals.

         Foreign Personal Holding Companies

         In general, if we or any of our foreign corporate subsidiaries are classified as a foreign personal holding company, our or the foreign corporate subsidiary's undistributed foreign personal holding company income (generally, taxable income with some adjustments) will be imputed to all of the U.S. shareholders who are deemed to hold our or the subsidiary's stock on the last day of the applicable taxable year. This income will be taxable to those persons as a dividend, even if we did not pay a cash dividend. U.S. shareholders who dispose of their Class A common shares prior to the last day of the applicable tax year generally will not be subject to U.S. federal income tax under these rules.

         A foreign corporation will be classified as a foreign personal holding company if:

         o five or fewer individuals, who are U.S. citizens or residents, directly or indirectly, own more than 50% of the corporation's stock (measured either by voting power or value) (the "stockholder test"); and

         o the corporation receives at least 60% of its gross income (regardless of source), as specifically adjusted, from specific passive sources (the "income test").

         After a corporation becomes a foreign personal holding company, the income test percentage for each subsequent taxable year is reduced to 50%.

         Currently, five or fewer individuals who are U.S. citizens or residents own a beneficial interest of more than 50% of the voting power of our and our foreign corporate subsidiaries' outstanding Class A common shares for purposes of the foreign personal holding company rules, and we believe that the stockholder test will likely be met on a going-forward basis. In prior years, we believe that we were a foreign personal holding company but that our shareholders were not subject to these rules regarded imputed income because we generated losses, not income. However, U.S. shareholders who acquire Class A common shares from decedents will, in special circumstances, be denied the step-up of the income tax basis for those Class A common shares to fair market value at the date of death, which would otherwise have been available. Instead, these shareholders will have a tax basis equal to the lower of the fair market value or the decedent's basis.


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


         We believe, however, that we or any of our foreign corporate subsidiaries, once profitable, will not be classified as a foreign personal holding company because the income test then will not be satisfied by either of us.

         While we currently believe that we or any of our foreign corporate subsidiaries will not be classified as a foreign personal holding company, once profitable, it is possible that we or one or more of these subsidiaries would meet the income test in a given taxable year and would qualify as a foreign personal holding company for that year. If we conclude that we or any of our foreign corporate subsidiaries would be classified as a foreign personal holding company for any profitable taxable year, we intend to manage our affairs and the affairs of our subsidiaries so as to attempt to avoid or minimize having income imputed to the U.S. shareholders under these rules, to the extent we can do so in line with our business goals.

         Passive Foreign Investment Companies

         We will be classified as a passive foreign investment company if:

         o 75% or more of our gross income (taking into account under an income "look-through" rule, our pro rata share of the gross income of any company of which we are considered to own 25% or more of the stock by value) in a taxable year is passive income, or

         o at least 50% of the average percentage of our assets (also taken into account, under an asset "look-through" rule, the pro rata share of the assets of any company of which we are considered to own 25% or more of the stock by value) in a taxable year produce or are held for the production of passive income.

         Passive income for purposes of the passive foreign investment company rules generally includes dividends, interest and other types of investment income and would include amounts received because of the investment of a portion of the funds raised in some of our offerings. If we are a passive foreign investment company at any time during a U.S. shareholder's holding period, each U.S. shareholder (regardless of the percentage of stock owned) would, upon some of our distributions and upon disposition of our Class A common shares at a gain, be liable to pay tax plus an interest charge. The tax would be determined by allocating this distribution or gain ratably to each day of the U.S. shareholder's holding period for the Class A common shares. For this purpose, the holding period would be deemed to include a U.S. shareholder's holding period in the warrants which, if exercised, resulted in the acquisition of Class A common shares. The amount allocated to years prior to the taxable year of the distribution or disposition would be taxed at the highest marginal rates for ordinary income for those years, if we were a passive foreign investment company during those years. The U.S. shareholder would also be liable for interest on the amount of the additional tax due with respect to those prior years in which we were a passive foreign investment company, including years in which a U.S. shareholder held warrants and for which we were a passive foreign investment company. The amount allocated to the current taxable year and any non-passive foreign investment company years would be taxed in the same manner as other ordinary income earned in the current taxable year.

         Under special circumstances, if we were to become a passive foreign investment company, distributions and dispositions in respect of shares in our direct or indirect foreign corporate subsidiary may be attributed in whole or in part to a U.S. investor. This U.S. investor may be taxed under the passive foreign investment company rules with respect to these distributions or dispositions.

         If we were to become a passive foreign investment company, U.S. shareholders who acquire Class A common shares from decedents could be denied the step-up of the income tax basis for the Class A common shares to fair market value at the date of death, which would otherwise have been available. Instead, these shareholders could have a tax basis equal to the lower of the fair market value or the decedent's basis.


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


         The above results may be eliminated, at least in part, if a U.S. shareholder permanently elects to treat us as a qualified electing fund for U.S. federal income tax purposes. A stockholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary income of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain. In the case of non-corporate taxpayers, this is taxable at the applicable long-term rate. If a U.S. shareholder in a passive foreign investment company has made a qualified electing fund election in a year subsequent to the year in which that investor acquired an interest (including a warrant) in the passive foreign investment company, the U.S. shareholder must agree in the year of the election to either (1) recognize gain equal to the U.S. shareholder's unrealized appreciation in the stock or (2) assuming we are a controlled foreign corporation (discussed below), include in income as a dividend his pro rata share of our earnings and profits up to the first day of the tax year for which the election was made, in each case subject to the tax consequences discussed above for non-qualified electing funds-passive foreign investment companies. This is done so that after that date any additional gain on the sale of stock in the future generally will be characterized as capital gain and the denial of basis step-up at death and the interest charge, as well as the other passive foreign investment company tax consequences described above, would not continue to apply.

         A U.S. shareholder of a passive foreign investment company may, instead of making a qualified electing fund election, also avoid the above results by electing to "mark-to-market" the passive foreign investment company stock as of the close of each taxable year so long as that stock is "marketable." We anticipate that our Class A common shares are "marketable" for this purpose. Under this election, the U.S. shareholder includes in income each year as ordinary income, which is an amount equal to the excess, if any, of the fair market value of the stock at the close of the year over the U.S. shareholder's adjusted basis. If the stock declines in value during any year, the U.S. shareholder is entitled to a deduction from ordinary income the excess of the U.S. shareholder's adjusted basis over the stock's value at the close of the applicable year but only to the extent of net mark-to-market gains previously included in income. Any gain or loss on the sale of the stock of the passive foreign investment company will be ordinary income or ordinary loss, but only to the extent of the previously included net mark-to-market gains. In the case of a U.S. shareholder who makes this mark-to-market election for the stock of a passive foreign investment company as to which a qualified electing fund election was not in effect during his period of ownership, a coordination rule applies to ensure that the shareholder does not avoid the interest charge for periods prior to this election. An election to mark-to-market applies to the year for which the election is made and following years unless the stock of the passive foreign investment company ceases to be marketable or the IRS consents to the revocation of the election.

         We intend to manage our business and the businesses of our subsidiaries so as to continue to avoid personal foreign investment company status. We will notify U.S. shareholders if we conclude that we will be treated as a personal foreign investment company for any taxable year to enable U.S. shareholders to consider whether to elect to treat us as a qualified electing fund for U.S. federal income tax purposes or to make the mark-to-market election. In addition, we will, at the request of a U.S. shareholder who elects to have us treated as a qualified electing fund, comply with the applicable information reporting requirements. Recently issued treasury regulations set forth rules on the filing of a protective statement by a U.S. person who owns stock in a foreign corporation which is reasonably believed by that person not to be a passive foreign investment company. One purpose of this protective statement is to enable the person to make a retroactive qualified electing fund election if the foreign corporation is subsequently determined to be a passive foreign investment company. Another purpose is to permit the IRS to make an otherwise barred assessment of tax under the qualified electing fund rules. If the IRS determines that we have been a passive foreign investment company, generally, a U.S. shareholder who has not filed a protective statement may not make a retroactive qualified electing fund election except with the IRS' consent which may or may not be granted. Therefore, U.S. shareholders should consider with their own U.S. tax advisors whether the filing of a protective statement with respect to their interests in us (Class A common shares and warrants) is advisable.

         Controlled Foreign Corporations

         If 10% shareholders, who are also U.S. persons, own, in total, directly or indirectly, more than 50% (measured by voting power or value) of the shares of a foreign corporation, that foreign corporation is a controlled foreign corporation. If a foreign corporation is characterized as a controlled foreign corporation, then:

         o some portion of the undistributed income of the foreign corporation may be imputed to those 10% shareholders; and

         o some portion of the gains recognized by those 10% shareholders on the disposition of their shares in the foreign corporation (which would otherwise qualify for capital gains treatment) may be converted into ordinary dividend income.

         We are currently a controlled foreign corporation, and it is likely that 10% shareholders who are also U.S. persons will continue to own or be deemed to own more than 50% of the voting power of our outstanding common stock (Class A common shares and Class B common shares) and, thus, that we will continue to be characterized as a controlled foreign corporation. However, these rules only apply with respect to those 10% shareholders. For taxable years beginning after December 31, 1997, in the case of controlled foreign corporations with publicly-traded shares, the asset test to determine whether the controlled foreign corporation is a passive foreign investment company is made on the basis of the relative fair market values of the applicable assets. We expect to be publicly-traded for this purpose.

         Taxation Of Non-U.S. Shareholders

         For U.S. federal income tax purposes, a non-U.S. shareholder should not be subject to tax on distributions made with respect to, and gains realized from the disposition of, our Class A common shares unless the distributions and gains are attributable to an office or fixed place of business maintained by that non-U.S. shareholder in the U.S. A non-U.S. shareholder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in the disposition of our Class A common shares.

         U.S. Backup Withholding And Information Reporting

         U.S. Shareholders

         Under special circumstances, a U.S. shareholder who is an individual may be subject to backup withholding at a 31% rate on dividends received on our Class A common shares. This withholding generally applies only if the individual U.S. shareholder:

         o fails to furnish his or her taxpayer identification number to the U.S. financial institution or any other person responsible for the payment of dividends on our Class A common shares;

         o  furnishes an incorrect taxpayer identification number;

         o is notified by the IRS that the U.S. shareholder has failed to properly report payments of interest and dividends and the IRS has notified us that the U.S. shareholder is subject to backup withholding; or

         o fails, under special circumstances, to provide a certified statement, signed under penalty or perjury, that the taxpayer identification number provided is the U.S. shareholder's correct number and that the U.S. shareholder is not subject to backup withholding rules.

         Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the U.S. shareholder's U.S. federal income tax liability, if any, so long as the required information or appropriate claim for refund is filed with the IRS.

         Non-U.S. Shareholders

         Currently, U.S. information reporting requirements and backup withholding do not apply to dividends on our Class A common shares paid to non-U.S. shareholders at an address outside the U.S., provided that the payor does not have definite knowledge that the payee is a U.S. person. As a general matter, information reporting and backup withholding do not apply to a payment of the proceeds of a sale effected outside the U.S. of our Class A common shares by a foreign office of a foreign holder. However, information reporting requirements (but not backup withholding) do apply to a payment of the proceeds of a sale effected outside the U.S. of our Class A common shares through a "U.S. broker." These requirements do not apply if the U.S. broker has documentary evidence in its records that the non-U.S. shareholder is not a U.S. person and has no actual knowledge that the evidence is false, or the non-U.S. shareholder otherwise establishes an exemption.

         For purposes of the above paragraph, when we say U.S. broker, we mean a broker that:

         o  is a U.S. person;

         o is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.; or

         o  is a controlled foreign corporation.

         Payment by a broker of the proceeds of a sale of our shares effected inside the U.S. is subject to both backup withholding and information reporting. These payments will not be subject to this withholding and reporting if the non-U.S. shareholder certifies under penalties of perjury that the non-U.S. shareholder is not a U.S. person and provides the non-U.S. shareholder's name and address or the non-U.S. shareholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. shareholder are allowed as a refund or a credit against the non-U.S. shareholder's U.S. federal income tax, only if the required information or appropriate claim for refund is furnished to the IRS.

         The U.S. Treasury issued regulations on October 6, 1997 which, among other things, alter the information reporting and backup withholding rules applicable to non-U.S. shareholders by providing specific presumptions under which a non-U.S. shareholder would be subject to backup withholding and information reporting until we receive certification from that shareholder of non-U.S. status. These regulations are generally effective with respect to dividends paid after December 31, 1999. This discussion is not intended to be a complete discussion of the provisions of these regulations, and prospective shareholders are urged to consult their tax advisors with respect to the effect that these regulations would have.

                           BERMUDA TAX CONSIDERATIONS

         In the opinion of Conyers, Dill & Pearman, the following correctly describes a summary of some of the material anticipated tax consequences of an investment in our Class A common shares under current Bermuda tax laws. This discussion does not address the tax consequences under non-Bermuda tax laws and, accordingly, each prospective investor should consult its own tax advisors regarding the tax consequences of an investment in our Class A common shares. The discussion is based upon laws and relevant interpretation of current laws in effect, all of which are subject to change.

Bermuda Taxation

         Currently, there is no Bermuda:

         o  income tax;
         o  corporation or profits tax;
         o  withholding tax;

         o  capital gains tax;
         o  capital transfer tax;
         o  estate duty; or
         o  inheritance tax

payable by us or our shareholders other than those who are ordinarily resident in Bermuda. We are not subject to stamp or other similar duty on the issue, transfer or redemption of our Class A common shares.

         We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act that, if there is enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, this tax shall not be applicable to us or to our operations, or to our shares or our other obligations until March 28, 2016 except as this tax applies to persons ordinarily resident in Bermuda and holding shares or other of our obligations or any real property or leasehold interests in Bermuda owned by us. No reciprocal tax treaty affecting us exists between Bermuda and the U.S.

         As an exempted company, we are liable to pay in Bermuda a registration fee based upon our authorized share capital and the premium on our issued shares at a rate not more than $25,000 per year.

                                 LEGAL MATTERS

         The validity of the Class A common shares offered under this prospectus have been passed upon for us by our counsel, Conyers, Dill & Pearman, Hamilton, Bermuda. The information provided in the sections "Service of Process of and Enforcement of Liabilities," "Bermuda Tax Considerations" and "Description of Capital Stock--Some Provisions of Bermuda Law," have been passed upon by Conyers, Dill & Pearman and are stated in this prospectus on their authority. The information provided in the section "U.S. Federal Income Tax Considerations" has been passed upon by Rosenman & Colin LLP, New York, New York.

         Robert L. Kohl and Mark D. Fischer, members of Rosenman & Colin LLP, in total beneficially own 1,100 Class A common shares, and Mr. Kohl has an option to purchase up to 1,433 Class A common shares. These shares have a total fair market value of approximately $74,700 at December 31, 1998 (based on the closing sale price of our Class A common shares on that date, as quoted on The Nasdaq Stock Market National Market System).

         There is no minimum amount which in the opinion of our board of directors must be raised by the offer of the Class A common shares in order to provide for the matters referred to in Section 28 of The Companies Act 1981 of Bermuda.

                                    EXPERTS

         The Consolidated Financial Statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

         We are a Bermuda company. Some of our directors and officers, and some of the experts named in this prospectus, are not residents of the U.S. All or a substantial portion of the assets of these persons are or may be located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon these persons or to enforce against them judgments obtained in U.S. courts. We have been advised by our legal counsel in Bermuda, Conyers, Dill & Pearman, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated upon U.S. federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters, subject to specific conditions and exceptions.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

RSL COMMUNICATIONS, LTD.
Independent Auditors' Report..............................................................................    F-2
Consolidated Balance Sheets as of December 31, 1997 and December 31, 1998.................................    F-3
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 1996,
  December 31, 1997 and December 31, 1998.................................................................    F-4
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1996, December 31, 1997
  and December 31, 1998...................................................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, December 31, 1997 and
  December 31, 1998.......................................................................................    F-6
Notes to Consolidated Financial Statements................................................................    F-7


                           INDEPENDENT AUDITORS REPORT

To the Shareholders of
RSL Communications, Ltd.

         We have audited the accompanying consolidated balance sheets of RSL Communications, Ltd., a Bermuda corporation, and its subsidiaries (together, the "Company"), as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the consolidated financial statement schedules listed in the Index at Item 16(b) in part II. These consolidated financial statements and the consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedules based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


DELOITTE & TOUCHE LLP



New York New York
February 19, 1999

                            RSL COMMUNICATIONS, LTD.
                          CONSOLIDATED BALANCE SHEETS
                    ($ IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                     DECEMBER 31,    DECEMBER 31,
                                                                                        1997            1998
                                                                                     ------------    ------------
                                      ASSETS
Current Assets:
  Cash and cash equivalents.......................................................     $144,894       $  367,823
  Accounts receivable--net........................................................       70,610          181,845
  Marketable securities--available for sale.......................................       13,858           98,637
  Prepaid expenses and other current assets.......................................       16,073           77,772
                                                                                       --------       ----------
Total current assets..............................................................      245,435          726,077
                                                                                       --------       ----------
Restricted marketable securities--held to maturity................................       68,836           20,159
                                                                                       --------       ----------
Marketable securities--available for sale.........................................           --           12,911
                                                                                       --------       ----------
Property and equipment:
  Telecommunications equipment....................................................       63,998          300,647
  Furniture, fixtures and other...................................................       21,583           68,861
                                                                                       --------       ----------
                                                                                         85,581          369,508
  Less accumulated depreciation...................................................      (13,804)         (45,785)
                                                                                       --------       ----------
  Property and equipment--net.....................................................       71,777          323,723
                                                                                       --------       ----------
Investment in unconsolidated subsidiaries.........................................           --            8,446
                                                                                       --------       ----------
Goodwill and other intangible assets--net of accumulated amortization.............      214,983          589,517
                                                                                       --------       ----------
Deposits and other assets.........................................................        4,633           33,760
                                                                                       --------       ----------
Total assets......................................................................     $605,664       $1,714,593
                                                                                       --------       ----------
                                                                                       --------       ----------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................................................     $ 94,149       $  170,135
  Accrued expenses................................................................       49,965          191,234
  Notes payable...................................................................        4,604           11,537
  Deferred revenue................................................................        5,368           23,647
  Capital lease obligations--current portion......................................        3,429           24,593
  Other liabilities...............................................................        4,842           49,781
                                                                                       --------       ----------
Total current liabilities.........................................................      162,357          470,927
                                                                                       --------       ----------
Other liabilities--noncurrent.....................................................           --           20,807
                                                                                       --------       ----------
Long-term debt--less current portion..............................................           --           12,643
                                                                                       --------       ----------
Senior notes--net.................................................................      296,500          998,868
                                                                                       --------       ----------
Capital lease obligations--less current portion...................................       20,108           77,864
                                                                                       --------       ----------
Total liabilities.................................................................      478,965        1,581,109
                                                                                       --------       ----------
Commitments and contingencies
Shareholders' equity:
  Common Stock, Class A--par value $0.00457; 10,872,568 and 26,529,479 issued and
    outstanding at December 31, 1997 and 1998, respectively.......................           49              121
  Common Stock, Class B--par value $0.00457; 30,760,726 and 26,245,315 issued and
    outstanding at December 31, 1997 and 1998, respectively.......................          141              120
  Common Stock, Class C--par value $0.00457; 0 shares issued......................           --               --
  Preferred Stock--par value $0.00457; 65,700,000 shares authorized, 0 shares
    issued........................................................................           --               --
Warrants--Common Stock, exercise price of $0.00457................................        5,544            5,544
Additional paid-in capital........................................................      274,192          500,292
Accumulated deficit...............................................................     (147,939)        (367,163)
Accumulated other comprehensive loss..............................................       (5,288)          (5,430)
                                                                                       --------       ----------
Total shareholders' equity........................................................      126,699          133,484
                                                                                       --------       ----------
Total liabilities and shareholders' equity........................................     $605,664       $1,714,593
                                                                                       --------       ----------
                                                                                       --------       ----------

                See notes to consolidated financial statements.
                                      F-3

                            RSL COMMUNICATIONS, LTD.
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
               ($ AND SHARES IN THOUSANDS, EXCEPT LOSS PER SHARE)

                                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                        1996            1997            1998
                                                                     ------------    ------------    ------------
Revenues..........................................................    $  113,257      $  300,796      $  885,938
Operating costs and expenses:
  Cost of services (exclusive of depreciation and amortization
     shown separately below)......................................        98,461         265,321         702,602
  Selling, general and administrative expenses....................        38,893          94,712         238,141
  Depreciation and amortization...................................         6,655          21,819          75,445
                                                                      ----------      ----------      ----------
                                                                         144,009         381,852       1,016,188
                                                                      ----------      ----------      ----------
Loss from operations..............................................       (30,752)        (81,056)       (130,250)
Interest income...................................................         3,976          13,826          16,104
Interest expense..................................................       (11,359)        (39,373)        (75,431)
Other income--net.................................................           470           6,595             739
Foreign exchange transaction loss.................................            --              --         (11,055)
Minority interest.................................................          (180)            210           6,079
Loss in equity interest of unconsolidated subsidiaries............            --              --          (3,276)
Income taxes......................................................          (395)           (401)         (1,334)
                                                                      ----------      ----------      ----------
Loss before extraordinary item....................................       (38,240)       (100,199)       (198,424)
Extraordinary item................................................            --              --         (20,800)
                                                                      ----------      ----------      ----------
Net loss..........................................................       (38,240)       (100,199)       (219,224)
OTHER COMPREHENSIVE INCOME (LOSS):
  Foreign exchange translation adjustment.........................          (622)         (4,666)            897
  Unrealized loss on securities...................................            --              --          (1,039)
                                                                      ----------      ----------      ----------
Comprehensive loss................................................    $  (38,862)     $ (104,865)     $ (219,366)
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
Loss per share of common stock before
  extraordinary item..............................................    $    (5.13)     $    (5.27)     $    (4.52)
Extraordinary item per share of common stock......................    $       --      $       --      $    (0.47)
Net loss per share of common stock................................    $    (5.13)     $    (5.27)     $    (4.99)
Weighted average number of shares of common
  stock outstanding...............................................         7,448          19,008          43,913

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                          ($ AND SHARES IN THOUSANDS)

                              CLASS A         CLASS B        PREFERRED      COMMON STOCK
                            COMMON STOCK    COMMON STOCK       STOCK          WARRANTS     ADDITIONAL
                           --------------  --------------  --------------  --------------   PAID-IN    ACCUMULATED
                           SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL     DEFICIT
                           ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------

BALANCE
 January 1, 1996..........     --   $ --    6,411   $ 29   9,244    $ 93      --   $  --    $ 15,083    $  (9,500)
Issuance of Warrants in
 connection with 1996
 Notes Offering...........     --     --       --     --      --      --     657   4,000          --           --
Issuance of Warrants in
 connection with
 shareholder standby
 facility and revolving
 credit facility..........     --     --       --     --      --      --     460   1,544          --           --
Issuance of Common Stock..     --     --    4,118     19      --      --      --      --      49,981           --
Foreign currency
 translation adjustment...     --     --       --     --      --      --      --      --          --           --
Net loss..................     --     --       --     --      --      --      --      --          --      (38,240)
                           ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------

BALANCE
 December 31, 1996........     --     --   10,529     48   9,244      93   1,117   5,544      65,064      (47,740)
Initial Public Offering of
 Class A Common Stock.....  8,280     38       --     --      --      --      --      --     167,504           --
Issuance of Class A Common
 Stock for acquisition of
 certain minority
 interests, warrants and
 options exercised........  2,593     11       --     --      --      --      --      --      41,624           --
Conversion of Preferred
 Stock in exchange for
 Class B Common Stock.....     --     --   20,232     93   (9,244)   (93)     --      --          --           --
Foreign Currency
 Translation
 Adjustment...............     --     --       --     --      --      --      --      --          --           --
Amortization of deferred
 financing costs..........     --     --       --     --      --      --      --      --          --           --
Net loss..................     --     --       --     --      --      --      --      --          --     (100,199)
                           ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------

BALANCE
 December 31, 1997........ 10,873     49   30,761    141      --      --   1,117   5,544     274,192     (147,939)
Secondary offering of
 Class A Common Stock.....  7,544     34       --     --      --      --      --      --     169,955           --
Issuance of Class A Common
 Stock for acquisition of
 certain minority
 interests, distribution
 rights, warrants and
 options exercised........  3,596     17       --     --      --      --      --      --      56,249           --
Conversion of Class B
 Common Stock in exchange
 for Class A Common
 Stock....................  4,516     21   (4,516)   (21)     --      --      --      --          --           --
Change in minority
 interest from step
 acquisition..............     --     --       --     --      --      --      --      --        (104)          --
Foreign Currency
 Translation
 Adjustment...............     --     --       --     --      --      --      --      --          --           --
Unrealized loss on
 securities...............     --     --       --     --      --      --      --      --          --           --
Net loss..................     --     --       --     --      --      --      --      --          --     (219,224)
                           ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------
BALANCE
 December 31, 1998........ 26,529   $121   26,245   $120      --    $ --   1,117   $5,544   $500,292    $(367,163)
                           ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------
                           ------   ----   ------   ----   ------   ----   ------  ------   --------    ---------


                             ACCUMULATED
                                OTHER       DEFERRED
                            COMPREHENSIVE  FINANCING
                                LOSS         COSTS      TOTAL
                            ------------   ---------  ---------
BALANCE
 January 1, 1996..........  $      --      $    --    $   5,705
Issuance of Warrants in
 connection with 1996
 Notes Offering...........         --           --        4,000
Issuance of Warrants in
 connection with
 shareholder standby
 facility and revolving
 credit facility..........         --       (1,544)          --
Issuance of Common Stock..         --           --       50,000
Foreign currency
 translation adjustment...       (622)          --         (622)
Net loss..................         --           --      (38,240)
                            ------------   -------    ---------
BALANCE
 December 31, 1996........       (622)      (1,544)      20,843
Initial Public Offering of
 Class A Common Stock.....         --           --      167,542
Issuance of Class A Common
 Stock for acquisition of
 certain minority
 interests, warrants and
 options exercised........         --           --       41,635
Conversion of Preferred
 Stock in exchange for
 Class B Common Stock.....         --           --           --
Foreign Currency
 Translation
 Adjustment...............     (4,666)          --       (4,666)
Amortization of deferred
 financing costs..........         --        1,544        1,544
Net loss..................         --           --     (100,199)
                            ------------   -------    ---------
BALANCE
 December 31, 1997........     (5,288)          --      126,699
Secondary offering of
 Class A Common Stock.....         --           --      169,989
Issuance of Class A Common
 Stock for acquisition of
 certain minority
 interests, distribution
 rights, warrants and
 options exercised........         --           --       56,266
Conversion of Class B
 Common Stock in exchange
 for Class A Common
 Stock....................         --           --           --
Change in minority
 interest from step
 acquisition..............         --           --         (104)
Foreign Currency
 Translation
 Adjustment...............        897           --          897
Unrealized loss on
 securities...............     (1,039)          --       (1,039)
Net loss..................         --           --     (219,224)
                            ------------   -------    ---------
BALANCE
 December 31, 1998........  $  (5,430)     $    --    $ 133,484
                            ------------   -------    ---------
                            ------------   -------    ---------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                        1996            1997            1998
                                                                     ------------    ------------    ------------
Cash flows used in operating activities:
Net loss..........................................................    $  (38,240)     $ (100,199)     $ (219,224)
  Adjustments to reconcile net loss to net cash used in operating activities, net of effects of purchase of subsidiaries:
    Accretion of interest expense on senior discount notes........            --              --          25,706
    Accretion of interest receivable on restricted marketable
      securities..................................................        (1,562)         (5,504)         (2,727)
    Depreciation and amortization.................................         6,655          21,819          75,445
    Equity loss on investment in unconsolidated subsidiaries......            --              --           3,276
    Extraordinary loss............................................            --              --          20,800
    Foreign currency transaction (gain) loss......................          (788)             --           6,441
    Loss on disposal of property and equipment....................           368              --              --
    Loss on sales of marketable securities........................            --              --             367
    Provision for losses on accounts receivable...................         2,830          10,908           9,043
    Reversal of accrued liabilities...............................            --          (7,000)             --
  Changes in assets and liabilities:
    Increase in accounts receivable--net..........................       (17,034)        (45,069)        (49,321)
    Increase in deposits and other assets.........................        (3,249)         (2,929)        (48,869)
    Increase in prepaid expenses and other current assets.........          (925)        (13,196)        (65,842)
    Increase in accounts payable and accrued expenses.............        44,243          56,354         123,813
    Increase (decrease) in deferred revenue and other current
      liabilities.................................................         4,279          (2,155)         38,018
    Increase (decrease) in other long-term liabilities............        (7,052)         (4,841)            322
                                                                      ----------      ----------      ----------
Net cash used in operating activities.............................       (10,475)        (91,812)        (82,752)
                                                                      ----------      ----------      ----------
Cash flows used in investing activities:
  Acquisition of subsidiaries.....................................       (38,552)        (77,813)       (287,044)
  Purchase of marketable securities...............................       (82,529)             --        (134,275)
  Proceeds from maturities of marketable securities...............            --          26,492          23,684
  Proceeds from sales of marketable securities....................        14,701          27,675          35,757
  Purchase of restricted marketable securities....................      (102,808)             --              --
  Proceeds from maturities of restricted marketable securities....            --          41,038          29,141
  Purchase of property and equipment..............................       (15,983)        (36,357)       (181,937)
  Proceeds from sale of property and equipment....................           171             144           5,236
                                                                      ----------      ----------      ----------
Net cash used in investing activities.............................      (225,000)        (18,821)       (509,438)
                                                                      ----------      ----------      ----------
Cash flows provided by financing activities:
  Proceeds from issuance of common and preferred stock and
    warrants......................................................        50,000         182,160         180,807
  Underwriting fees and expenses..................................            --         (14,618)        (10,131)
  Proceeds from notes payable.....................................            --              --           1,306
  Payment of notes payable........................................        (3,000)         (3,348)             --
  Proceeds from issuance of Notes.................................       300,000              --         791,992
  Payment of offering costs.......................................       (10,989)             --         (10,940)
  Proceeds from long-term debt....................................        44,000              --          13,386
  Payment of long-term debt.......................................       (45,598)         (9,402)         (1,548)
  Retirement of 1996 Notes........................................            --              --        (127,493)
  Premium paid for the retirement of 1996 Notes...................            --              --         (16,662)
  Principal payments under capital lease obligations..............          (382)         (2,757)         (5,241)
                                                                      ----------      ----------      ----------
Net cash provided by financing activities.........................       335,031         152,035         815,476
                                                                      ----------      ----------      ----------
Increase in cash and cash equivalents.............................        99,556          41,402         223,286
Effects of foreign currency exchange rates on cash................          (651)           (576)           (357)
Cash and cash equivalents at beginning of period..................         5,163         104,068         144,894
                                                                      ----------      ----------      ----------
Cash and cash equivalents at end of period........................    $  104,068      $  144,894      $  367,823
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
Supplemental disclosure of cash flows information:
  Cash paid for:
    Interest......................................................    $    1,639      $   41,285      $   46,930
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
Supplemental schedule of noncash investing and financing
  activities:
  Assets acquired under capital lease obligations.................    $    7,897      $   13,060      $   65,728
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
  Issuance of notes to acquire stock..............................    $    9,328      $       --      $       --
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
  Issuance of warrants for shareholder standby facility...........    $    1,544      $       --      $       --
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
  Issuance of Class A Common Stock................................    $       --      $   41,635      $   54,524
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------
  Acquisition costs included in current liabilities...............    $       --      $   17,929      $    1,900
                                                                      ----------      ----------      ----------
                                                                      ----------      ----------      ----------

                See notes to consolidated financial statements.
                                      F-6

                            RSL COMMUNICATIONS, LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

1. BUSINESS DESCRIPTION

     RSL Communications, Ltd. ("RSL"), a Bermuda corporation, is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation, which is the successor in interest to RSL Communications, Inc., a Delaware corporation. RSL, together with its direct and indirect subsidiaries are referred to herein as the "Company." The Company is a global telecommunications company which provides an array of international and domestic communications services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue producing operations and provides services in the United States, Canada, the United Kingdom, Austria, Belgium, Denmark, Finland, France, Germany, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, Switzerland, Australia, Japan and Venezuela. In 1997, approximately 70% of the world's international long distance telecommunications minutes originated in these markets.

2. ACQUISITIONS

  1998 Acquisitions

     Telecenter OY

     In January 1998, RSL COM Finland Oy, a subsidiary of the Company, purchased 90% of the equity of Telecenter OY, an independent sales agent in Finland. The Company paid approximately $14.4 million and recorded approximately
$8.1 million as goodwill.

     First Direct Communications Pty. Limited and Link Telecommunications Pty
     Ltd.

     In March 1998, RSL COM Australia Pty. Ltd. ("RSL Australia"), a subsidiary of the Company, acquired the customer base of First Direct Communications Pty. Limited and Link Telecommunications Pty Ltd., two switchless mobile telecommunications resellers, for approximately $19.6 million and recorded the same amount as a customer base.

     Tele 2001

     In May 1998, RSL COM Sweden AB, a subsidiary of the Company, purchased 100% of the equity of Tele 2001, a Swedish Telecommunications reseller, for approximately $1.0 million and recorded the same amount as goodwill.

     Westinghouse Communications

     In July 1998, the Company acquired the business of Westinghouse Communications ("WestComm"), a division of CBS Corporation, for a cash purchase price of approximately $91.2 million plus the assumption of certain liabilities amounting to $38.3 million. WestComm provides both voice telephony and data services to a customer base consisting primarily of small to medium size businesses in the United States. In connection with this purchase, the Company recorded approximately $129.5 million as goodwill.

     Westel Telecommunications Ltd.

     In July 1998, the Company acquired 100% of Westel Telecommunications Ltd. ("Westel") from British Columbia Railway Company for a cash purchase price of approximately $37.6 million (the "Westel Acquisition"). Westel offers a broad range of enhanced telecommunications services (including long distance, data, private line and Internet access) to a customer base consisting primarily of commercial and residential customers located in British Columbia. In connection with this purchase, the Company recorded approximately $9.0 million as goodwill.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

2. ACQUISITIONS--(CONTINUED)
     MK Telecom Network Inc.

     In connection with the Westel Acquisition and in compliance with the Canadian Telecommunications Act (the "Telecom Act"), the Company agreed to transfer (the "MK Network Transfer") Westel's "telecommunications facilities" (as defined in the Telecom Act) to MK Telecom Network Inc. ("MK Network"), an entity in which the Company owns a 46.7% beneficial interest, for a purchase price of approximately $6.5 million, the net realizable value of the assets transferred to MK Network (such assets were purchased in the Westel acquisition). The MK Network Transfer was effective as of July 31, 1998. The Company recorded its investment in MK Network as an equity investment which was completed through a transfer of assets, which were recorded at the Company's historical cost basis (which also approximates net realizable value). The assets transferred consist of telecommunications microwave facilities. Neither Westel nor MK Network and their respective owners are related parties.

     Comesa

     In July 1998, RSL COM Italia S.r.l. ("RSL Italy"), a subsidiary of the Company, acquired 75% of the equity of Comesa, a telecommunications company located in Northern Italy. The Company paid approximately $1.0 million and recorded approximately $1.5 million as goodwill.

     Geovox SARL

     In July 1998, RSL COM France S.A., a subsidiary of the Company, purchased 100% of the equity of Geovox SARL, a prepaid calling card company operating in Paris, France for approximately $1.9 million in cash plus the assumption of certain liabilities amounting to $2.8 million. In connection with this purchase the Company recorded approximately $4.7 million as goodwill.

     TC Telecom GmbH

     In July 1998, RSL COM Austria AG, a subsidiary of the Company, acquired 100% of the equity of TC Telecom GmbH, a telecommunications reseller located in Austria, for approximately $1.1 million and recorded the same amount as goodwill.

     Motorola Tel.co

     In August 1998, the Company acquired the business of Motorola Tel.co ("Motorola Tel.co") in the United Kingdom and Germany from Motorola Inc. Motorola Tel.co resells wireless services and related products in these countries to a base of over 350,000 subscribers. The Company paid approximately $68.1 million plus the assumption of certain liabilities amounting to $10.6 million and recorded approximately $78.7 million as goodwill.

     One Step Billing Inc.

     In October 1998, the Company acquired a customer base from One Step Billing Inc. in the United States for approximately $15.1 million and recorded an equal amount as customer base.

     TDL

     In December 1998, the Company acquired the business of TDL, a reseller of telecommunications services based in the United Kingdom. The Company paid approximately $2.1 million plus the assumption of certain liabilities amounting to $1.7 million and recorded approximately $3.8 million as goodwill.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

2. ACQUISITIONS--(CONTINUED)
     Telegate Holding GmbH

     In May 1998, the Company acquired a 49.86% ownership interest in Telegate Holding GmbH ("Telegate Holding"), which holds a 54.55% ownership interest in Telegate AG ("Telegate"), resulting in a 27.19% economic interest in Telegate. Telegate is a directory information provider in Germany. In December 1998, the Company increased its shareholdings in Telegate Holding to 50.2%, no additional contribution was paid related to this increment. The Company paid $33.6 million and recorded approximately $35.6 million as goodwill.

  1997 Acquisitions/New Operations

     Delta Three, Inc.

     During 1997, the Company acquired a majority interest in Delta Three, Inc. ("Delta Three"). The Company paid approximately $8.8 million for approximately 72% ownership of Delta Three. The Company acquired an additional 28% interest during 1998 for approximately $2.9 million in cash and $8.7 million through the issuance of stock. In connection with this transaction, the Company recorded approximately $15.4 million as goodwill.

     Maxitel

     In April 1997, RSL Com Europe Ltd ("RSL Europe") acquired a 30.4% interest in Maxitel Servicos e Gestao de Telecommunicacoes, S.A. ("Maxitel"), a Portuguese international telecommunications carrier for $2.1 million, and has since increased its ownership interest in Maxitel to 39% in 1998 for an additional $1.3 million. The total investment in Maxitel is approximately
$3.4 million.

     Pacific Star Communications Limited

     In April 1997, the Company acquired substantially all of the commercial customer contracts of Pacific Star Communications Limited, an Australian based company. The Company paid approximately $1.5 million in cash and recorded this amount as a customer base.

     Newtelco

     In August 1997, RSL Europe purchased 90% of the stock of Newtelco Telekom AG, an Austrian start-up telecommunications company for an $800,000 investment in the company.

     RSL Com Italia S.r.l

     In August 1997, RSL Europe acquired 85% of the stock in RSL Italy, an Italian telecommunications reseller. The Company paid approximately
$1.7 million for its investment in RSL Italy.

     EZI Phonecard Holdings Pty. Limited

     In October 1997, RSL Australia acquired 85% of EZI Phonecard Holdings Pty. Limited for approximately $200,000 in cash and the assumption of net liabilities of $1.3 million. In connection with this purchase, RSL Australia recorded approximately $1.5 million as goodwill.

     Call Australia Group

     In October 1997, the Company through its wholly-owned subsidiary, RSL Australia acquired 100% of the issued capital of each of Call Australia Pty. Ltd., Associated Service Providers Pty. Limited, Digiplus Pty. Limited, Power Serve Communications Consultants Pty. Limited, Talk 2000 Networks Pty. Limited and Telephone Bill Pty. Limited (collectively the "Call Australia Group"), leading Australian

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

2. ACQUISITIONS--(CONTINUED)
switchless resellers, for approximately $24.5 million. In 1998, the Company paid a final payment of $1.0 million plus an assumption of liabilities of approximately $2.9 million. In connection with this purchase, RSL Australia recorded approximately $28.4 million as goodwill.

     LDM Systems, Inc.

     In October 1997, the Company acquired 100% of the outstanding common stock of LDM Systems, Inc. ("LDM"). In connection with this acquisition, the Company paid approximately $14.9 million in 1997 and recorded a purchase price adjustment of approximately $4.0 million in 1998. In connection with this transaction, the Company recorded approximately $18.9 million as goodwill.

     Callcom AG fur TeleKommunikation

     In December 1997, RSL Europe acquired a 78.5% interest in Callcom AG fur TeleKommunikation ("RSL Switzerland") for $2.1 million in cash.

     European Telecom S.A./N.V.

     In December 1997, RSL Europe acquired 90% of European Telecom S.A./N.V. ("RSL Belgium") which in turn owns 100% of European Telecom SARL ("RSL Luxemburg"). The Company paid approximately $18.6 million in 1997 and $0.3 million in 1998 for this acquisition and recorded approximately
$19.1 million as goodwill.

  1996 Acquisitions/New Operations

     Certain Assets of Sprint in France and Germany

     In May 1996, the Company acquired the net assets, principally telecommunications equipment and facilities, constituting the international long distance voice businesses of Sprint in France and Germany through its wholly-owned subsidiaries RSL COM France S.A., a French corporation ("RSL France"), and RSL COM Deutschland GmbH, a German limited liability company ("RSL Germany"). Pursuant to the applicable asset purchase agreements, the Company cannot disclose the purchase price of the net assets. In connection with this transaction, the Company recorded approximately $7.9 million as goodwill.

     Belnet Nederland B.V.

     In October 1996, the Company acquired 38,710 shares of Belnet Nederland B.V. ("Belnet/RSL"), representing 75% of the outstanding stock for $10.0 million and the assumption of liabilities of $500,000. In 1997, the Company acquired the remaining shares for approximately $7.3 million. In connection with the purchase of Belnet/RSL, the Company recorded approximately $15.6 million as goodwill.

     Incom (UK) Limited

     In August 1996, the Company acquired the assets and assumed certain limited liabilities of Incom (UK) Limited ("Incom"), a United Kingdom reseller, for $500,000 plus 3,954 non-voting shares of RSL COM North America, Inc. (formerly known as International Telecommunications Group, Ltd.) ("RSL North America") (the "Purchased Shares"). In addition, 3,333 voting shares of RSL North America currently held by Incom were exchanged for an equal number of non-voting shares. In connection with this acquisition, the Company recorded approximately
$3.8 million as goodwill.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

2. ACQUISITIONS--(CONTINUED)
  Accounting Treatment

     For all years, the acquisitions, unless otherwise stated, have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired, primarily fixed assets, accounts receivable and customer bases, and liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has primarily been recorded as goodwill, which is amortized over fifteen to twenty years. The valuation of the Company's acquired assets and liabilities for the 1998 acquisitions are preliminary and as a result, the allocation of the acquisition costs among the tangible and intangible assets may change.

     The following presents the unaudited pro forma consolidated statements of operations data of the Company for the years ended December 31, 1997 and 1998 as though the acquisitions of Westinghouse, Westel, LDM, Call Australia Group, and EZI had occurred on January 1, 1997. All other acquisitions had insignificant operations prior to the date of acquisition. The unaudited pro forma consolidated statements do not necessarily represent what the Company's results of operations would have been had such acquisitions actually occurred on such date.

                                                                  YEAR ENDED            YEAR ENDED
                                                                 DECEMBER 31, 1997    DECEMBER 31, 1998
                                                                 -----------------    -----------------
Revenues......................................................       $ 556,500           $ 1,015,422
                                                                     ---------           -----------
                                                                     ---------           -----------
Net loss......................................................       $(102,891)          $  (223,588)
                                                                     ---------           -----------
                                                                     ---------           -----------
Net loss per share............................................       $   (5.41)          $     (5.09)
                                                                     ---------           -----------
                                                                     ---------           -----------

  Marketing Agreement

     In June 1998, the Company entered into a marketing and distribution services agreement with Metro Holding AG ("Metro Holding"), the management holding company for Metro AG, one of the largest retailers in Europe. Under this agreement, Metro Holding will assist the Company in promoting, marketing, selling and distributing the Company's services through Metro AG's wholesale and retail operations in Europe. This arrangement is designed to provide the Company access to Metro AG's extensive distribution network and customer base (which includes a large number of small and medium-sized businesses) and is expected to significantly accelerate the Company's penetration into key European markets. In connection with its alliance with the Company, Metro Holding initially acquired in April 1998 a 12.5% equity interest in RSL Europe. In June 1998, Metro Holding converted all of its interest in RSL Europe into 1,607,142 shares of Class A Common Stock (based on value for value) and purchased an equal number of Class A Common Stock from certain shareholders of the Company. In the aggregate at December 31, 1998, Metro Holding holds approximately 6.1% of the outstanding stock of the Company, which it is required to hold until at least April 1, 2001. The Company has recorded in the consolidated financial statements the issuance of such equity at fair market value, $45 million, based on the quoted market value of the Company's stock at the time of the transaction, and has recorded the distribution rights as an intangible asset in a like amount which is being amortized over the five-year life of the agreement.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of RSL Communications, Ltd. and its majority-owned subsidiaries from the date of acquisition or commencement of operations.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     For the year ended December 31, 1996 the Company has, since the Company's acquisition or startup of its subsidiaries, recorded 100% of its subsidiaries' operating losses, because all of the minority investments in each of its entities had been reduced to zero. For the years ended December 31, 1997 and 1998, the Company has included 100% of its wholly owned subsidiaries' operating losses and the Company has recorded minority interest, an asset representing the Company's minority shareholder's proportionate share of operating losses for RSL COM Australia Holding Pty. Limited, RSL COM Austria AG, RSL COM Italia S.r.l., RSL COM Latin America, RSL COM Mexico S.A., RSL Communications Spain, S.A., RSL COM Schweiz AG, RSL COM Venezuela C.A., European Telecom S.A./N.V. and European Telecom SARL. In the event additional capital in any such subsidiary is required to fund operating losses, the minority shareholders of such subsidiary are contractually obligated to invest, to the extent necessary to fund the operations, based on their pro rata ownership of the total outstanding stock of such subsidiary. If a shareholder does not invest its pro rata amount, then such shareholder's equity interest will be diluted and the contributing shareholders' equity in such subsidiary will be increased. The Company believes that all of its minority shareholders have the financial wherewithal to meet its obligations to the Company with respect to its proportionate share of operating losses. Each of the Company's other subsidiaries' operating losses have been recorded in full.

     The Company has majority ownership of all of its subsidiaries except for Maxitel and MK Network, for which the Company accounts for its investments under the equity method of accounting. The Company accounts for its 39% investment in Maxitel using the equity method.

     During 1997, the Company formed a joint venture with entities controlled by the Cisneros Group of Companies to pursue the Company's Latin American expansion. The Company owns 51% of this joint venture and has, since the joint venture's formation, consolidated 100% of this joint venture and recognized minority interest for 49% of the operating losses of the joint venture. The receivable for the minority shareholder's share of the joint venture loss of $3.1 million is included in other assets.

     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for other claims. Actual results could differ from these estimates.

     Foreign Currency Translation and Transaction--Local currencies are considered the functional currencies of the Company's foreign operating entities. Assets and liabilities of foreign entities have been translated into United States dollars using the exchange rates in effect at the balance sheet dates. Results of operations of foreign entities are translated using the average exchange rates prevailing throughout the period. The Company utilizes a net settlement process with its correspondents comprised of special drawing rights ("SDRs"). SDRs are the established method of settlements among international telecommunications carriers. The SDRs are valued based upon the values of a basket of foreign currencies. Translation effects are accumulated as part of other comprehensive loss in equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss. Foreign currency transaction losses for the year ended December 31, 1998 were approximately $11,055,000, primarily as a result of the increase in the Deutsche mark against the U.S. dollar in connection with the Company's 1998 Deutsche mark denominated Senior Discount Notes.

     Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     Accounts Receivable--Accounts receivable are stated net of the allowance for doubtful accounts of approximately $12,000,000 and $14,000,000 at December 31, 1997 and 1998, respectively. The Company recorded bad debt expense of approximately $2,800,000, $10,900,000 and $9,000,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Accrued Expenses--Accrued expenses for the years ended December 31, 1997 and 1998 consist primarily of accrued interest, accrued acquisition costs and accrued transmission costs.

     Marketable Securities--Marketable securities consist principally of U.S. Treasury bills, commercial paper and corporate notes with a maturity date greater than three months when purchased. Available for sale securities are stated at market and the held to maturity securities are stated at amortized cost. Gains and losses, both realized and unrealized, are measured using the specific identification method. Market value is determined by the most recently traded price of the security at the balance sheet date. Marketable securities are defined as either available for sale or held to maturity securities under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," depending on the security.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair value at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation and are amortized over the remainder of the life. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from three to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Depreciation expense was $3,462,000, $9,794,000 and $32,439,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Impairment of Assets--The Company's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determined that, as of December 31, 1997 and 1998, there had been no impairment in the carrying value of the long-lived assets.

     Goodwill and Related Amortization--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen to twenty years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred as of December 31, 1997 and 1998.

     Other Intangible Assets--Other intangible assets acquired through purchase acquisitions included distribution rights, customer bases and operating licenses which are being amortized over lives ranging from two to five years using the straight-line method. Deferred financing costs incurred in connection with the Senior Notes are being amortized on a straight-line basis over ten years.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     Deposits and Other Assets--Deposits consist principally of amounts paid to the Company's carrier vendors.

     Revenue Recognition and Deferred Revenue--The Company records revenue based on minutes (or fractions thereof) of customer usage. The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenue until such related services are provided.

     Other Liabilities--Other liabilities consists primarily of purchase accounting adjustments in connection with the Westinghouse acquisition of $24.7 million, value-added tax and others as of December 31, 1998.

     Cost of Services--Cost of services is comprised primarily of transmission costs.

     Selling Expenses--Selling costs such as recurring commissions and marketing costs are treated as period costs. Customer acquisition costs, primarily related to the Company's cellular reseller business, are amortized over the average lives of the contracts of approximately twelve months. Such costs are recorded in selling, general and administrative expenses in the Company's consolidated statements of operations and comprehensive loss.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes. The Company's foreign subsidiaries file separate income tax returns in the jurisdiction of their operations. The Company's United States subsidiaries file stand-alone United States income tax returns.

     Loss per Common Share--In accordance with the Company's adoption of SFAS No. 128, "Earnings Per Share", the loss per common share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding common stock options and warrants are not included in the loss per common share calculation as their effect is anti-dilutive. The adoption of SFAS No. 128, "Earnings Per Share" did not affect the Company's method of computing the loss per common share.

  Effects of Recently Issued Accounting Standards

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires that an entity recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management is currently addressing the financial reporting measures that will be needed in order to comply with this disclosure. The Company has not participated in any hedging activities in connection with foreign currency exposure.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Reclassification

     Certain previously reported amounts have been reclassified to conform with the current period presentation.

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable, cash and cash equivalents, and marketable securities. The Company's U.S. subsidiaries sell a significant portion of their services to other carriers and, as a result, maintain significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected.

     The Company maintains its cash with high quality credit institutions, and its cash equivalents and marketable securities are in high quality securities.

5. MARKETABLE SECURITIES

     A summary of the Company's available for sale marketable securities at December 31, 1997 and December 31, 1998 is as follows (in thousands):

                                                         DECEMBER 31, 1997        DECEMBER 31, 1998
                                                        --------------------    ---------------------
                                                        AMORTIZED    MARKET     AMORTIZED     MARKET
                                                          COST        VALUE       COST        VALUE
                                                        ---------    -------    ---------    --------

Corporate Notes......................................    $ 2,500     $ 2,500    $   6,651    $  6,640
Medium-Term Notes....................................         --          --        5,023       5,006
Commercial Paper.....................................      4,390       4,388       86,963      86,997
Federal Agency Notes.................................      6,968       6,973           --          --
                                                         -------     -------    ---------    --------
                                                          13,858      13,861       98,637      98,643
Mutual Funds--Long-Term..............................         --          --       13,950      12,911
                                                         -------     -------    ---------    --------
                                                         $13,858     $13,861    $ 112,587    $111,554
                                                         -------     -------    ---------    --------
                                                         -------     -------    ---------    --------

     The Company has recorded its available for sale marketable securities at the lower of amortized cost or market value. The difference between amortized cost and market value has been recorded as unrealized loss on securities within shareholders' equity.

     The carrying value of the available for sale marketable securities by maturity date at December 31, 1997 and December 31, 1998 is as follows (in thousands):

                                                                 DECEMBER 31, 1997    DECEMBER 31, 1998
                                                                 -----------------    -----------------

Matures in one year...........................................        $11,856             $  98,637
Matures after one year through three years....................          2,002                12,911
                                                                      -------             ---------
Total.........................................................        $13,858             $ 111,548
                                                                      -------             ---------
                                                                      -------             ---------

     Proceeds from the sale of available for sale marketable securities for the years ended December 31, 1996, 1997 and 1998 were $14,701,000, $27,675,000 and
$35,757,000, respectively. Gross gains (losses) of $56,000, $(2,000) and $(367,000) were realized on these sales for the years ended December 31, 1996, 1997 and 1998.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

5. MARKETABLE SECURITIES--(CONTINUED)
     Securities classified as held to maturity, which are comprised of Federal agency notes, are stated at amortized cost. Such securities are restricted in order to make the first six scheduled interest payments on the 12 1/4% Senior Notes (see Note 7). The held to maturity securities at December 31, 1997 and 1998 are as follows (in thousands):

                                                           DECEMBER 31, 1997       DECEMBER 31, 1998
                                                          --------------------    --------------------
                                                          AMORTIZED    MARKET     AMORTIZED    MARKET
                                                            COST        VALUE       COST        VALUE
                                                          ---------    -------    ---------    -------
Matures in one year....................................    $35,455     $35,522     $20,159     $20,723
Matures after one year through three years.............     33,381      33,377          --          --
                                                           -------     -------     -------     -------
Total..................................................    $68,836     $68,899     $20,159     $20,723
                                                           -------     -------     -------     -------
                                                           -------     -------     -------     -------

6. INCOME TAXES

     The Company has incurred losses since inception for both book and tax purposes. The Company's Netherlands and Finland subsidiaries recorded income tax expense of approximately $395,000, $401,000 and $1,334,000 for the years ended December 31, 1996, 1997 and 1998, respectively. As of December 31, 1996, 1997 and 1998, the Company had net operating loss carryforwards generated primarily in the United States and the United Kingdom of approximately $47,000,000, $147,000,000 and $367,000,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2013 if not utilized. The utilization of the net operating loss carryforwards is subject to certain limitations.

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as of December 31, 1997 and 1998 as follows (in thousands):

                                                                         DECEMBER 31,
                                                                   -------------------------
                                                                      1997           1998
                                                                   ------------    ---------
Deferred tax assets.............................................     $ 59,000      $ 147,000
Less valuation allowance........................................      (59,000)      (147,000)
                                                                     --------      ---------
Net deferred tax assets.........................................     $     --      $      --
                                                                     --------      ---------
                                                                     --------      ---------

     The Company's net operating losses generated the deferred tax assets. At December 31, 1997 and 1998, a valuation allowance of $59,000,000 and $147,000,000, respectively, is provided as the realization of the deferred tax assets are not assured.

7. NOTES PAYABLE AND LONG-TERM DEBT

  Senior Notes

     On October 3, 1996, RSL Communications PLC ("RSL PLC"), a wholly-owned subsidiary of RSL Communications, Ltd. (apart from its subsidiaries, the "Guarantor"), issued (the "Debt Offering") 300,000 Units, each consisting of an aggregate of one $1,000 Senior Note (collectively, the "1996 Notes") due 2006 bearing interest at the rate of 12 1/4% and one warrant to purchase 3.975
Class A common shares which expire in ten years (collectively, the "Warrants"). The exercise price of such Warrants is $0.00457.

     The value ascribed to the Warrants was $4,000,000. The unamortized discount is recorded as a reduction against the face value of the 1996 Notes, and is amortized over the life of the 1996 Notes.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)
Such unamortized discount was $3,500,000 and $1,783,000 at December 31, 1997 and December 31, 1998, respectively.

     The 1996 Notes, which are guaranteed by the Guarantor, are redeemable, at RSL PLC's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of their principal amount subsequent to November 15, 2003. The 1996 Notes, or a portion thereof, may also be redeemed upon the consummation of a public equity offering which yields proceeds in excess of a specified amount.

     In April 1998, the Company used approximately $101.0 million of the net proceeds from its initial public offering of shares of Class A Common Stock (the "IPO") in 1997 to redeem (the "Equity Clawback") $90.0 million of the 1996 Notes at a premium of $11.0 million, as permitted under the 1996 Indenture. In April 1998, the Company used approximately $43.1 million to redeem (the "Buyback") $37.5 million of the 1996 Notes at a premium of $5.6 million, as permitted under the 1996 Indenture. The redemption premiums, and part of the discount and offering costs were expensed in the amount of $20.8 million in the second quarter of 1998 as an extraordinary item.

     In connection with the issuance of the 1996 Notes, the Company is required to maintain restricted marketable securities in order to make the first six scheduled interest payments on the 1996 Notes. Such restricted marketable securities amounted to $68,836,000 and $20,159,000 at December 31, 1997 and December 31, 1998, respectively.

     On February 27, 1998, RSL PLC completed concurrent offerings (the "1998 U.S. Offerings") of $200.0 million principal amount of 9 1/8% Senior Notes due 2008 and $328.1 million principal amount at maturity ($200.0 million initial accreted value) of 10 1/8% Senior Discount Notes due 2008 (together, the "1998 U.S. Notes"). The 1998 U.S. Offerings generated gross proceeds to the Company of $400.0 million. On March 16, 1998, RSL PLC completed an offering (the "1998 DM Offering," and together with the 1998 U.S. Offerings, the "1998 Offerings") of
182.0 million Deutsche mark denominated 10% Senior Discount Notes due 2008 (the "1998 DM Notes," and together with the 1998 U.S. Notes, the "1998 Notes"). The 1998 DM Offering generated proceeds to the Company of $99.1 million.

     In connection with the 1998 Offerings, RSL PLC entered into registration rights agreements for the benefit of the holders of the 1998 Notes (the "Registration Rights Agreements"), pursuant to which RSL PLC agreed to offer to exchange the 1998 Notes for substantially identical notes registered under the Securities Act. In May 1998, in accordance with the Registration Rights Agreements, the Guarantor and RSL PLC offered for exchange the 1998 Notes for substantially identical notes registered under the Securities Act. The Company's Registration Statement on Form S-4 (Registration No.333-49857) filed with the Commission with respect to such offering was declared effective by the Commission on May 12, 1998.

     In November 1998, RSL PLC issued (the "12% Notes Offering") $100 million aggregate principal amount at maturity of 12% Senior Notes due 2008 (the "12% Notes"). The 12% Notes generated gross proceeds to the Company of approximately $94.5 million.

     In December 1998, RSL PLC issued (the "10 1/2% Notes Offering" and, together with the 12% Notes Offering, the "New Notes Offerings") $200 million aggregate principal amount of 10 1/2% Senior Notes due 2008 (the "10 1/2% Notes" and, together with the 12% Notes, the "New Notes"). The 10 1/2% Notes generated gross proceeds to the Company of approximately $198.5 million.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)
     In connection with the New Notes Offerings, RSL PLC entered into registration rights agreements for the benefit of the holders of the New Notes (the "New Notes Registration Rights Agreements"), pursuant to which RSL PLC agreed to offer to exchange the New Notes for substantially identical notes registered under the Securities Act. In February and March of 1999, in accordance with the New Notes Registration Rights Agreements, RSL and RSL PLC offered for exchange the New Notes for substantially identical notes registered under the Securities Act. The Company's Registration Statement on Form S-4 (Registration No. 333-70023) filed with the Commission with respect to such offering was declared effective by the Commission on January 26, 1999.

     The 1996 Notes, the 1998 Notes, and the New Notes are collectively referred to herein as the "Notes." The Notes are fully and unconditionally guaranteed as to payment of principal, interest and any other amounts thereof by the Guarantor.

     The indentures pursuant to which the Notes were issued contains certain restrictive covenants which impose limitations on RSL and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness,
(ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries, (iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and (viii) sell assets. Notwithstanding the foregoing, these indentures do not impose restrictions on RSL's ability to obtain funds by dividends or loans from its subsidiaries.

     At December 31, 1997 and 1998, the Company was in compliance with the above restrictive covenants.

  Credit Facilities

     At December 31, 1997 and 1998, the Company had a $7,500,000 and $5,000,000
revolving credit facility with a bank, respectively, (the "Revolving Credit Facility"), the facility was guaranteed by the Company's Chairman in 1997 and part of 1998. The facility is payable on June 30, 1999 and accrues interest at the lender's prime rate per annum. Approximately $0 and $3.7 million of the $7.5 million and $5.0 million commitments under the facility was utilized at December 31, 1997 and 1998, respectively.

     The Company, through LDM, has a $10.0 million revolving credit facility. There was $3.6 million and $6.5 million utilized under this facility at December 31, 1997 and December 31, 1998, respectively. This facility is payable in full on September 30, 2000 and accrues interest at the prime rate (7.75% at December 31, 1998) plus 2.5% per annum (10.25% at December 31, 1998).

     The Company, through Telegate, has a $8.1 million revolving credit facility. There was $2.6 million utilized under this facility at December 31, 1998. This facility is payable in annual payments through December 31, 2002 and accrues interest at a variable interest rate not to exceed 5.5% per annum (4.3% at December 31, 1998).

     At December 31, 1998, Telegate had $12.6 million of revolving credit facilities with various banks that accrue interest at a rate of 6.5%, all of which was available.

     Telegate had various secured and unsecured 6% debentures consisting of loans from its former shareholders of $3.2 million and $5.6 million, respectively, as of December 31, 1998. These loans are payable in four semiannual installments beginning June 30, 2001.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)
  Vendor Financing

     At December 31, 1997 and 1998, RSL USA had a series of current notes payable to different vendors in the amount of $976,000 and $587,000, respectively, which bear interest at rates ranging from 8% to 14.5%.

     One of the Company's primary equipment vendors has provided to certain of the Company's subsidiaries an aggregate of $93 million in vendor financing commitments to fund the purchase of additional equipment. At December 31, 1997 and 1998, approximately $34.2 million and $82.0 million were utilized, respectively. Borrowings under this vendor facility accrue interest at a rate of LIBOR plus either 5.25% or 4.5% per annum depending on the equipment purchased.

     Long-term debt maturities at December 31, 1998 are as follows (in thousands):

YEAR ENDED
----------
1999...........................................................................   $   11,537
2000...........................................................................          718
2001...........................................................................        5,029
2002...........................................................................        6,896
2003...........................................................................           --
2004 and thereafter............................................................    1,000,651
                                                                                  ----------
Total..........................................................................    1,024,831
Less Current Maturities........................................................      (11,537)
                                                                                  ----------
Long-Term Debt                                                                    $1,013,294
                                                                                  ----------
                                                                                  ----------

     At December 31, 1997, the 1996 Notes had a fair value of approximately $330,000,000. At December 31, 1998, the Notes had a fair value of approximately $937,014,000. The fluctuations in the fair value in 1997 and 1998 are primarily due to changes in the interest rate environment. The remainder of the Company's long-term debt had fair values which approximated their carrying amounts.

     Interest expense on the above notes was approximately $10,457,000, $37,136,000 and $70,860,000 for the years ended December 31, 1996, 1997 and
1998, respectively.

8. GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets at December 31, 1997 and 1998 consist of the following (in thousands):

                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                       1997           1998
                                                                    ------------    --------
Goodwill.........................................................     $210,282      $513,068
Customer Base....................................................        3,245        49,822
Deferred Financing Costs.........................................       11,655        19,902
Distribution Right...............................................           --        47,281
Other Intangibles................................................        3,331        13,837
                                                                      --------      --------
                                                                       228,513       643,910
Less Accumulated Amortization....................................      (13,530)      (54,393)
                                                                      --------      --------
Goodwill and Other Intangible Assets--Net........................     $214,983      $589,517
                                                                      --------      --------
                                                                      --------      --------

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

8. GOODWILL AND OTHER INTANGIBLE ASSETS--(CONTINUED)
     Amortization expense for the years ended December 31, 1996, 1997 and 1998 was $3,193,000, $9,980,000 and $43,006,000, respectively.

9. SHAREHOLDERS' EQUITY

  Common Stock

     During 1996, the Company issued 4,117,522 shares of Class B Common Stock for cash aggregating $50,000,000.

     On September 30, 1997, the Company revised its capital structure (the "Recapitalization"), in part to (i) effect a 2.19-for-one stock split for each outstanding share of each class of common shares and each outstanding share of Preferred Stock, (ii) increase the number of authorized shares of its Class A Common Stock and Class B Common Stock to an aggregate of 438,000,000 shares and
(iii) increase the number of authorized shares of its Preferred Stock to 65,700,000. The holders of the Class A Common Stock are entitled to one vote per share, and the holders of the Class B Common Stock are entitled to ten votes per share. During 1998, 4,515,411 shares were converted from Class B Common Stock in exchange for Class A Common Stock.

     On September 30, 1997, the Company commenced an initial public offering of 8,280,000 shares of its Class A Shares. The aggregate offering price of the 8,280,000 shares of Class A Common Stock sold in the equity offering to the public was $182,160,000 (at $22.00 per share), with net proceeds to the Company of $167,542,000.

     On November 30, 1998, the Company commenced a secondary public offering of 7,544,278 shares of its Class A Shares. The aggregate offering price of the 7,544,278 shares of Class A Common Stock sold in the equity offering to the public was $180,120,000 (at $23.875 per share), with net proceeds to the Company of $169,989,000.

     In June 1997, RSL North America's founder and former Chairman elected to exchange his shares in RSL North America, a subsidiary of the Company, for shares in the Company. Accordingly, the Company issued 1,457,094 of the Class A Common Stock, par value $0.00457 per share, of the Company in exchange for 15,619 shares of common stock of RSL North America and recorded approximately $32,575,000 as additional paid in capital and an equal amount as goodwill.

     In March 1998, the Company registered 1,152,715 shares of Class A Common Stock to be issued pursuant to the terms of the warrant agreement governing the Warrants (the "Warrant Registration") and 300,000 shares of Class A Common Stock to be sold by a corporation wholly owned by a former Vice Chairman of the Company, and members of his family (the "Selling Shareholder") (which necessarily assumes the conversion by the Selling Shareholder of an identical number of shares of Class B Common Stock). The Warrant Registration was required pursuant to a registration rights agreement entered into in connection with the private offering (the "1996 Units Offering") of 300,000 units (the "Units") each consisting of (i) $1,000 principal amount of 12 1/4% Senior Notes due 2006 and
(ii) one warrant to purchase 3.975 shares of Class A Common Stock of RSL (each a "Warrant"). During 1998, the Company issued 274,726 shares of Class A Common Stock upon the exercise of warrants.

     In connection with the marketing and distribution services agreement entered into with Metro Holding in June 1998, as mentioned in Note 2, the Company issued 1,607,142 shares of Class A Common Stock.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

9. SHAREHOLDERS' EQUITY--(CONTINUED)
     During 1997 and 1998, the Company issued 712,142 and 1,232,339 shares of Class A Common Stock upon the exercise of options, respectively. In addition, during 1998, the company issued 54,750 shares of Class A Common Stock upon the issuance of restricted stock.

     During 1997 and 1998, in connection with the acquisition of certain minority interests, the Company issued 411,105 and 428,272 shares of Class A Common Stock, respectively.

  Preferred Stock

     During 1995, the Company issued 9,243,866 shares of its preferred stock to the holders of its Class B Common Stock for cash of $13,354,000. The preferred stock ranked senior to the Company's common stock as to dividends and a liquidation preference of $1.00 per share. Each share was convertible at the holder's option into 2.19 shares of Class B Common Stock. All preferred shares were automatically converted into the Company's Class B Common Stock in 1997 as the public offering yielded proceeds in excess of $25,000,000, in accordance with the terms of the Preferred Stock agreement. Dividends, at the rate of 8%, were cumulative. Upon conversion of the shares of the preferred stock, the cumulative dividends were deemed to be canceled and waived upon conversion. The cumulative amount of such dividends was approximately $16,000. As of December 31, 1997 and 1998, there was no preferred stock outstanding.

10. CAPITAL LEASE OBLIGATIONS

     Future minimum annual payments applicable to assets held under capital lease obligations for years subsequent to December 31, 1998 are as follows (in thousands):

YEAR ENDED
----------
1999.............................................................................   $ 26,624
2000.............................................................................     24,281
2001.............................................................................     22,311
2002.............................................................................     18,245
2003.............................................................................     12,336
2004 and thereafter..............................................................     21,491
                                                                                    --------
Total minimum lease obligations..................................................    125,288
Less interest....................................................................    (22,831)
                                                                                    --------
Present value of future minimum lease obligations................................    102,457
Less current portion.............................................................    (24,593)
                                                                                    --------
Long-term lease obligations......................................................   $ 77,864
                                                                                    --------
                                                                                    --------

     The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 9% to 11% per annum.

     Assets held under capital leases aggregated $26,632,000 and $76,087,000 at December 31, 1997 and 1998, respectively. At December 31, 1997 and 1998, the related accumulated depreciation was $2,557,000 and $4,895,000, respectively.

11. RELATED PARTY TRANSACTIONS

     RSL Management Corporation ("RSL Management"), which is wholly owned by Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, subleases an aggregate of 11,000 square feet of office space to the Company at an annual rent of $521,000 per

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

11. RELATED PARTY TRANSACTIONS--(CONTINUED) annum. RSL Management subleases such space from The Estee Lauder Companies Inc. ("Estee Lauder"). Ronald S. Lauder is also a principal shareholder of Estee Lauder and Leonard A. Lauder, a director of the Company, is the Chairman and Chief Executive Officer of Estee Lauder. Fred Langhammer, a director, is the President and Chief Operating Officer of Estee Lauder. In addition, RSL Management provides payroll and benefit services to the Company for an annual fee of $6,000, $6,000 and $9,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning January 2000 through December 31, 2002 unless terminated earlier by the executive or the Company, and provide for annual salaries, and bonuses based on the performance of the Company. Salary expense for these officers was approximately $1,419,000, $1,555,000 and $2,116,000 for the years ended December 31, 1996, 1997 and 1998, respectively. The aggregate commitment for annual future salaries pursuant to the employment agreements at December 31, 1998, excluding bonuses, is approximately $2,624,000, $2,265,000, $1,375,000 and $925,000 for 1999, 2000, 2001, and 2002,
respectively.

12. EMPLOYEE BENEFIT PLANS

     In 1996, the Company instituted a defined 401(k) contribution plan which provides retirement benefits for most of its domestic employees. The Company's contributions to the defined contribution plan, which are based on a percentage of the employee's annual compensation subject to certain limitations, were not significant for the years ended December 31, 1996, 1997 and 1998. The Company's subsidiary, Telegate, established a defined benefit pension plan covering the members of Telegate's board of directors effective December 31, 1998. Telegate did not make any contributions to the plan nor did the plan pay any benefits in the year ended December 31, 1998.

13. STOCK OPTION PLANS

  1995 Stock Option Plan

     In April 1995, the Company established an Incentive Stock Option Plan (as amended and restated, the "1995 Plan") to reward employees, nonemployee consultants and directors for service to the Company and to provide incentives for future service and enhancement of shareholder value. The 1995 Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee consists of three members of the Board of Directors. The Plan provides for awards of up to 2,847,000 shares of Class A Common Stock of the Company.

     The options granted in 1995 vest over a period of three years commencing on the first anniversary of the date of grant such that the option holder may not acquire more than 2% of the outstanding capital stock as of the date upon which the related employment agreement expires. The options granted in 1996 vest in one-third increments on each of the first, second and third anniversaries of the grant date, unless a different vesting schedule is designated by the Committee. Further, the options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. A total of 2,716,617 options have been granted under this plan. The Company will not grant further options under the 1995 Plan.

  1997 Stock Incentive Plan

     During 1997, the Company established the 1997 Stock Incentive Plan (the "1997 Stock Plan") to attract and motivate key employees of the Company. The 1997 Stock Plan is administered by the Committee. The 1997 Stock Plan provides for the grant of the incentive and non-incentive stock options,

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

13. STOCK OPTION PLANS--(CONTINUED)
stock appreciation rights, restricted stock, and various combinations thereof. The maximum number of shares of Class A Common Stock available under the 1997 Stock Plan is 3,100,000, with no more than 500,000 options or stock appreciation rights to be granted to any one participant in a calendar year. The options vest over a three-year period and terminate on the seventh anniversary of the date of grant, unless a different vesting schedule is designated by the Committee. As of December 31, 1998, a total of 1,093,020 options and 164,250 shares of restricted stock have been granted under this plan.

  1997 Performance Incentive Compensation Plan

     During 1997, the Company established the 1997 Performance Incentive Compensation Plan (the "1997 Performance Plan") to reward employees for superior performance. The 1997 Performance Plan is effective through and including the year 2000, unless extended or earlier terminated by the Board of Directors. Awards under the 1997 Performance Plan may be made to key employees recommended by the Chief Executive Officer, selected by the Committee and approved by the Board of Directors, and may be paid in cash, in shares of Class A Common Stock or in any combination thereof, provided that at least 50% of such award is required to be paid in cash. The 1997 Performance Plan provides for the grant of up to 400,000 shares of Class A Common Stock. No shares have been granted under the 1997 Performance Plan.

  1997 Directors' Compensation Plan

     During 1997, the Company adopted the 1997 Directors' Compensation Plan (the "1997 Directors' Plan"). During the ten year term of the 1997 Directors' Plan, each non-employee Director will be granted options to acquire a number of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000, except for the Chairman and the Vice Chairman of the Board, whose grants have a fair market value of $150,000 and $75,000, respectively. The 1997 Directors' Plan provides for the grant of up to 250,000 shares of Class A Common Stock. The options vest over a five-year period, subject to certain acceleration provisions. A total of 32,704 options have been granted under this plan.

     The exercise price of stock options granted under the 1997 Stock Plan, the 1997 Performance Plan and the 1997 Directors' Plan (collectively, the "1997 Plans") will equal the fair market value of the Class A Common Stock on the date of the grant. The Company records stock option grants under the

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

13. STOCK OPTION PLANS--(CONTINUED)
1997 Plans based on the fair market value of the underlying security on the date of grant. The Company used the expected life of the underlying security to calculate the fair market value of such security.

                                                                                        WEIGHTED
                                                      NUMBER OF                          AVERAGE
                                                       OPTIONS      EXERCISE PRICE     EXERCISE PRICE
                                                      ----------    ---------------    --------------
Outstanding at December 31, 1995...................    1,423,500    $       .000457       $.000457
  Granted..........................................      283,824    $     1.60-2.06       $  1.693
  Exercised........................................           --    $            --       $     --
  Rescinded/Canceled...............................           --    $            --       $     --
                                                      ----------    ---------------       --------
Outstanding at December 31, 1996...................    1,707,324    $  .000457-2.06       $   0.82
  Granted..........................................    1,459,195    $  .00457-26.15       $  9.675
  Exercised........................................     (712,142)   $       .000457       $.000457
  Rescinded/Canceled...............................           --    $            --       $     --
                                                      ----------    ---------------       --------
Outstanding at December 31, 1997...................    2,454,377    $ .000457-26.15       $   5.94
  Granted..........................................      675,822    $    .043-26.15       $ 21.974
  Exercised........................................   (1,232,339)   $.000457-18.625       $   1.32
  Rescinded/Canceled...............................      (20,929)   $  12.142-22.00       $ 13.747
                                                      ----------    ---------------       --------
Outstanding at December 31, 1998...................    1,876,931    $ .000457-26.15       $ 14.655
                                                      ----------    ---------------       --------
                                                      ----------    ---------------       --------

                                                                             NUMBER OF        WEIGHTED
                                                                              SHARES          AVERAGE
                                                                             EXERCISABLE    EXERCISE PRICE
                                                                             -----------    --------------
December 31, 1996.........................................................     177,701        $ 0.000457
December 31, 1997.........................................................     459,607        $     0.44
December 31, 1998.........................................................     397,115        $     4.11

     The following table summarizes information concerning the remaining options granted under the 1995 Plan and the 1997 Plans outstanding as of December 31, 1998.

                                 OPTIONS OUTSTANDING
--------------------------------------------------------------------------------------      OPTIONS EXERCISABLE
                                                                           WEIGHTED       -----------------------
                                                               WEIGHTED    AVERAGE                       WEIGHTED
                                                  NUMBER       AVERAGE     REMAINING      NUMBER OF      AVERAGE
                  RANGE OF                      OF SHARES      EXERCISE    CONTRACTUAL     SHARES        EXERCISE
               EXERCISE PRICES                  OUTSTANDING     PRICE       LIFE          EXERCISABLE     PRICE
---------------------------------------------   -----------    --------    -----------    -----------    --------
     $  .000457                                    174,293     $.000457        6.3          174,293      $.000457
     $  .00457                                     178,478     $ .00457        8.4           32,478      $ .00457
     $  .01                                         94,954     $    .01        8.8           47,477      $    .01
     $ 1.60-$ 2.05                                 115,778     $   1.76        7.3           29,200      $   2.05
     $12.142-$27.00                                164,763     $  12.27        7.7           85,668      $  12.21
     $18.26-$26.15                               1,148,665     $  22.01        6.6           27,999      $  18.76
                                                 ---------                                  -------
                                                 1,876,931                                  397,115
                                                 ---------                                  -------
                                                 ---------                                  -------

     At December 31, 1998, the company has authorized and reserved for future grants approximately 1,843,000 shares of Class A Common Stock under the 1997 Stock Plan, 400,000 under the 1997 Performance Plan and 217,000 under the 1997 Directors' Plan.

     SFAS Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") was issued by the FASB in 1995 and if fully adopted, changes the methods for recognition of costs on plans similar to those of the Company. Adoption of the recognition provisions of SFAS No. 123 is optional;

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

13. STOCK OPTION PLANS--(CONTINUED)
however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS No. 123 are presented below.

     Under SFAS No. 123, for options granted, the fair value at the date of grant was estimated using the Black-Scholes option pricing model. The fair value was estimated using the minimum value method. Under this method, a volatility factor of approximately 0.6 was used for options granted on or after the date of the initial public offering and the minimum value method was used for options granted prior to the date of the initial public offering, as there was no market for the Company's common stock in which to measure the stock price volatility.

     The following weighted average assumptions were used in calculating the fair value of the options granted in the years ended December 31, 1996, 1997 and 1998, respectively: risk-free interest rates between 4.54% and 5.95%; no dividends are expected to be declared; expected life of the options are between 39 and 51 months, between 18 and 42 months and between 18 and 42 months, respectively; and a maximum contractual life of 10 years.

     For purposes of the pro forma disclosures, the estimated fair value of the options granted is amortized to compensation expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                   ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                             COMMON SHARE
                                                                  AND WEIGHTED AVERAGE FAIR VALUE OF
                                                                           OPTIONS GRANTED)
                                                                       YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------
                                                                    1996        1997         1998
                                                                  --------    ---------    ---------
Net loss:
  As reported..................................................   $(38,240)   $(100,199)   $(219,224)
  Pro forma....................................................   $(38,315)   $(118,176)   $(224,197)
Net loss per common share:
  As reported..................................................   $  (5.13)   $   (5.27)   $   (4.99)
  Pro forma....................................................   $  (5.14)   $   (6.22)   $   (5.11)
Weighted average fair value of options granted during the
  period.......................................................   $   0.26    $   12.32    $    7.36

     As of December 31, 1998, the Company has granted options to acquire an aggregate of 1,093,020 shares of Class A Common Stock under the 1997 Plan and 164,250 shares of restricted stock under the 1997 Stock Plan to employees. The Company also granted restricted units ("Restricted Units") under the 1997 Stock Plan. All grants of Class A Common Stock and Restricted Units vest over a three-year period and were made at the fair market value on the date of grant. Restricted Units granted under the 1997 Plan to certain employees generally are convertible into shares of Class A Common Stock or cash, at the Company's discretion. As of December 31, 1998, the approximate total number of shares of Class A Common Stock into which all outstanding Restricted Units may be converted, based on the valuations attributed to the Company's subsidiaries and the average closing price of the Class A Common Stock on December 31, 1998, is estimated to be approximately 1,500,000. As of December 31, 1998, vested and exercisable Restricted Units which may be converted, based on the valuations attributed to the Company's subsidiaries and the average closing price of the Class A Common Stock on December 31, 1998, is estimated to be 500,000.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

14. COMMITMENTS AND CONTINGENCIES

     At December 31, 1998, the Company was committed to unrelated parties for the rental of office space under operating leases. Minimum annual lease payments with respect to the leases is as follows (in thousands):

YEAR ENDED
----------
1999..............................................................................   $ 6,532
2000..............................................................................     6,025
2001..............................................................................     5,536
2002..............................................................................     4,259
2003..............................................................................     2,923
2004 and thereafter...............................................................     3,999
                                                                                     -------
                                                                                     $29,274
                                                                                     -------
                                                                                     -------

     Rent expense on the above leases for the years ended December 31, 1996, 1997 and 1998 was $2,276,000, $3,842,000, and $4,724,000, respectively.

     The Company is committed to pay for transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows (in thousands):

YEAR ENDED
----------
1999.............................................................................   $ 95,000
2000.............................................................................     48,000
2001.............................................................................     13,000
2002.............................................................................      2,500
                                                                                    --------
                                                                                    $158,500
                                                                                    --------
                                                                                    --------

     The Company recorded expenses in connection with such commitments for the years ended December 31, 1996, 1997 and 1998 of approximately $0, $9,100,000 and $81,997,000, respectively.

     At December 31, 1998, a subsidiary of the Company had commitments outstanding for capital expenditures under purchase orders and contracts and for minimum payments under non-cancelable contracts for marketing and EDP services of approximately $2.6 million and $5.6 million, respectively.

     Commitments and Contingencies--The Company is involved in various claims that arose in the ordinary course of its acquired businesses, and certain claims that arose in the ordinary course of its businesses. The expected settlements from certain of these matters have been accrued and are recorded as Other Liabilities. In management's opinion, the settlement of such claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     In connection with the acquisition of one of its United States subsidiaries, the Company recorded what management believed to be its best estimate of the unfavorable portion related to certain transmission capacity agreements. During 1997, the Company successfully amended such transmission capacity agreements. The resulting settlement of approximately $7,000,000 was recorded as Other Income--Net in the statements of operations and comprehensive loss.

     The Company is a party to separate stockholder agreements with certain minority stockholders of its subsidiaries, pursuant to which the Company has granted put rights with roll-up right provisions ("put rights"). These agreements restrict the sale of the minority stockholders' interest to any person or entity other than the Company and in certain cases require the Company to purchase these interests in certain of the Company's subsidiaries. Certain of the minority stockholders have the option to require the Company to purchase their interests at any time in exchange for cash or Class A Common Stock (in

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

14. COMMITMENTS AND CONTINGENCIES--(CONTINUED) most instances, at the sole discretion of the Company) and have the right to require the Company to purchase their interests in whole or in part at various times through December 31, 2005 or upon cessation of such stockholder's employment with the Company for any reason. Generally, the minority stockholder remains employed by the Company and receives a salary and a performance based bonus. The Company has issued put rights to substantially all of its subsidiaries' minority stockholders at the time the Company acquired a majority shareholding in the entity acquired or formed. Such put rights were issued to create an incentive for the Company's minority shareholders to maximize the long term value of their respective subsidiaries and to provide liquidity to the shareholders at the time of exercise.

     The Company's issuance of put rights did not at the time of grant provide the recipient of such rights with any tangible value other than the right to put their minority shares to the Company, in a value for value exchange (fair value of the minority shares of the subsidiary for fair value of Class A Common Stock or cash), in most instances, at the sole discretion of the Company. Solely for the purpose of illustration, if all such options were in effect on December 31, 1998, the Company's aggregate purchase obligation is estimated to be approximately $100 million.

     Letters of Credit--The Company has outstanding letters of credit aggregating $6,047,000 and $4,743,000 at December 31, 1997 and 1998,
respectively, expiring at various dates. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by marketable securities, certificates of deposit, and the Revolving Credit Facility and are classified as current assets.

15. SIGNIFICANT CUSTOMER

     For the years ended December 31, 1996, 1997 and 1998 no customer accounted for more than 10% of the Company's revenues.

16. SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

  General Information

     The Company has three reportable segments: North American, European and Asian operations. The Company's reportable segments are strategic business units that offer primarily identical products and services. They are managed separately because each business within the units is naturally aligned to its geographic neighbors. Similar operating segments that operate in different countries are managed separately, and, in accordance with the provisions of SFAS 131, the Company has aggregated similar operating segments into its three reportable segments.

     (a) Information about Operating Profit or Loss and Total Assets

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on the profit or loss from operations.

     The Company accounts for inter-segment sales and transfers as if the sales or transfers were inter-company and accordingly, no profit or loss is included among the segments. The Company does not systematically allocate assets or a proportionate allocation of indebtedness to the divisions of the subsidiaries constituting its consolidated group, unless the division constitutes a significant operation. However, where a division of a subsidiary constitutes a segment that does meet the quantitative thresholds of FAS 131, related depreciable assets, along with other identifiable assets, are allocated to such division.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

16. SEGMENT REPORTING AND GEOGRAPHIC INFORMATION--(CONTINUED)
     The data for each business segment is presented in the following table according to geographical location of the operating facilities. General corporate expenses are included within selling, general and administrative expenses in the statements of operations and comprehensive loss.

     The following table provides certain geographic data on the Company's operations for the years ended December 31, 1996, 1997 and 1998 (in thousands).

                                                                                     OPERATING
                                                                        REVENUE     INCOME (LOSS)    TOTAL ASSETS
                                                                        --------    -------------    ------------
YEAR ENDED DECEMBER 31, 1996
North America........................................................   $ 85,843      $ (11,702)       $ 54,509
Europe...............................................................     27,414        (13,438)         50,147
                                                                        --------      ---------        --------
                                                                        $113,257      $ (25,140)       $104,656
                                                                        --------      ---------        --------
                                                                        --------      ---------        --------

YEAR ENDED DECEMBER 31, 1997
North America........................................................   $194,518      $ (26,119)       $118,363
Europe...............................................................     73,653        (35,905)        106,746
Asia.................................................................     32,333         (3,191)         58,030
                                                                        --------      ---------        --------
                                                                        $300,504      $ (65,215)       $283,139
                                                                        --------      ---------        --------
                                                                        --------      ---------        --------

YEAR ENDED DECEMBER 31, 1998
North America........................................................   $449,974      $ (21,161)       $425,519
Europe...............................................................    306,289        (59,391)        450,596
Asia.................................................................    128,881        (10,705)         90,073
                                                                        --------      ---------        --------
                                                                        $885,144      $ (91,257)       $966,188
                                                                        --------      ---------        --------
                                                                        --------      ---------        --------

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

16. SEGMENT REPORTING AND GEOGRAPHIC INFORMATION--(CONTINUED)
     (b) Reconciliations (in thousands)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                            ---------------------------------
                                                                              1996        1997        1998
                                                                            --------    --------    ---------
REVENUES
  Total revenues for reportable segments.................................   $113,257    $300,504    $ 885,144
  Other operational segment revenue......................................         --         292          794
                                                                            --------    --------    ---------
  Total consolidated revenues............................................   $113,257    $300,796    $ 885,938
                                                                            --------    --------    ---------
                                                                            --------    --------    ---------
OPERATING LOSS
  Total operating loss for reportable segments...........................   $(25,140)   $(65,215)   $ (91,257)
  Other operational segment operating loss...............................         --        (239)      (2,416)
  Unallocated amounts:
     Operating loss of corporate headquarters............................     (5,612)    (15,602)     (36,532)
                                                                            --------    --------    ---------
  Total consolidated operating loss......................................   $(30,752)   $(81,056)   $(130,250)
                                                                            --------    --------    ---------
                                                                            --------    --------    ---------

                                                                                              DECEMBER 31,
                                                                                         ----------------------
                                                                                           1997         1998
                                                                                         --------    ----------
ASSETS
  Total assets for reportable segments................................................   $283,139    $  966,188
  Other operational segment assets....................................................        875        30,371
  Unallocated amounts:
     Net assets of corporate headquarters.............................................    321,650       718,034
                                                                                         --------    ----------
  Total consolidated assets...........................................................   $605,664    $1,714,593
                                                                                         --------    ----------
                                                                                         --------    ----------

17. SUMMARIZED FINANCIAL INFORMATION

     The following presents summarized financial information of RSL Communications PLC, a company incorporated in 1996 ("RSL PLC"), as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998. RSL PLC is a 100% wholly owned subsidiary of the Company. RSL PLC had no independent operations other than serving solely as a foreign holding company for certain of the Company's U.S. and European operations. The Notes issued by RSL PLC are fully and unconditionally guaranteed by the Company. The Company's financial statements are, except for the Company's capitalization, corporate overhead expenses, certain operations and available credit facilities, identical to the financial statements of RSL PLC (in thousands).

                                                                           DECEMBER 31, 1997    DECEMBER 31, 1998
                                                                           -----------------    -----------------
Current Assets..........................................................       $ 212,568           $   686,727
Non-current Assets......................................................         324,118               877,696
Current Liabilities.....................................................         122,672               411,667
Non-current Liabilities.................................................         557,448             1,479,159

                                                       YEAR ENDED           YEAR ENDED           YEAR ENDED
                                                      DECEMBER 31, 1996    DECEMBER 31, 1997    DECEMBER 31, 1998
                                                      -----------------    -----------------    -----------------
Revenue............................................       $ 113,257            $ 266,142            $ 754,970
Loss Before Extraordinary Item.....................         (34,309)             (95,824)            (169,372)
Extraordinary Item.................................              --                   --              (20,800)
Net Loss...........................................         (34,309)             (95,824)            (190,172)

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

18. SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth selected unaudited quarterly financial information for the years ended December 31, 1997 and 1998.

                     (IN THOUSANDS, EXCEPT LOSS PER SHARE)

                                                                FIRST       SECOND       THIRD       FOURTH
                                                              ---------    ---------    --------    --------
YEAR ENDED DECEMBER 31, 1997
Revenues...................................................   $  42,168    $  67,193    $ 83,243    $108,192
                                                              ---------    ---------    --------    --------
                                                              ---------    ---------    --------    --------
Net loss...................................................   $ (19,147)   $ (21,570)   $(27,342)   $(32,140)
                                                              ---------    ---------    --------    --------
                                                              ---------    ---------    --------    --------
Net loss per share of Common Stock.........................   $   (1.82)   $   (1.90)   $  (2.28)   $  (0.77)
                                                              ---------    ---------    --------    --------
                                                              ---------    ---------    --------    --------
Weighted average number of shares of Common Stock
  outstanding..............................................      10,541       11,378      11,998      41,633
                                                              ---------    ---------    --------    --------
                                                              ---------    ---------    --------    --------
YEAR ENDED DECEMBER 31, 1998
Revenues...................................................   $ 131,635    $ 166,567    $265,916    $321,820
                                                              ---------    ---------    --------    --------
                                                              ---------    ---------    --------    --------
Loss before extraordinary item.............................   $ (35,334)   $ (41,176)   $(58,941)   $(62,973)
Extraordinary item.........................................          --      (20,800)         --          --
                                                              ---------    ---------    --------    --------
Net loss...................................................   $ (35,334)   $ (61,976)   $(58,941)   $(62,973)
                                                              ---------    ---------    --------    --------
                                                              ---------    ---------    --------    --------
Loss per share of Common Stock before extraordinary item...   $   (0.85)   $   (0.97)   $  (1.34)   $  (1.33)
                                                              ---------    ---------    --------    --------
                                                              ---------    ---------    --------    --------
Net loss per share of Common Stock.........................   $   (0.85)   $   (1.47)   $  (1.34)   $  (1.33)
                                                              ---------    ---------    --------    --------
                                                              ---------    ---------    --------    --------
Weighted average number of shares of Common Stock
  outstanding..............................................      41,777       42,295      44,124      47,392
                                                              ---------    ---------    --------    --------
                                                              ---------    ---------    --------    --------

                           BACK PAGE OF PROSPECTUS

                                 [RSL logo]

                           PART II

Item 15.  Recent Sales of Unregistered Securities

         The following discussion does not give effect to the recapitalization effected by the Registrant in connection with its IPO.

         In July 1996, RSL BVI was amalgamated into the Registrant. Subsequently, the Registrant increased the number of authorized shares of each of its common stock, par value $.01 per share (the "RSL Common Stock"), and preferred stock, par value $.01 per share (the "RSL Preferred Stock"), to 20,000,000. Thereafter, the Registrant issued: (i) 59,306 shares of RSL Common Stock to Ronald S. Lauder for aggregate consideration of $593.06; (ii) 1,097,837 shares of RSL Preferred Stock to Ronald S. Lauder for aggregate consideration of $10,978.37; (iii) 2,013,179 shares of RSL Common Stock to Itzhak Fisher for aggregate consideration of $12,000; (iv) 243,964 shares of RSL Preferred Stock to Itzhak Fisher for aggregate consideration of $2,439.64; (v) 422,130 shares of RSL Common Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $4,221.30; (vi) 7,170,442 shares of RSL Preferred Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $71,704.42; (vii) 419,770 shares of RSL Common Stock to the Schuster Family Partners I, L.P. for aggregate consideration of $4,197.70; (viii) 365,945 shares of RSL Preferred Stock to the Schuster Family Partners I, L.P. for aggregate consideration of $3,659.49; (ix) 13,179 shares of RSL Common Stock to Nir Tarlovsky for aggregate consideration of $131.79; (x) 243,964 shares of RSL Preferred Stock to Nir Tarlovsky for aggregate consideration of $2,439.64 and (xi) 121,714 shares of RSL Preferred Stock to Nesim Bildirici for aggregate consideration of $1,217.14. The issuance of such shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

         In September 1996, the Registrant's capital stock was reclassified as follows: (i) the Class A common shares and Class B common shares were authorized with the RSL Common Shares being converted into Class A common Shares; (ii) the Registrant's authorized Class B common shares were reclassified as Class C common shares with no changes to the rights of such shares; (iii) the authorized Class A common shares were reclassified as Class B common shares with no changes in the rights of such stock except that each Class B common share is entitled to 10 votes per share; and (iv) the new Class A common shares were authorized.

         In September 1996, the Registrant issued to Ronald S. Lauder a warrant to purchase 210,000 shares of the Registrant's Class B common shares in consideration of a loan from Mr. Lauder to the Registrant in the aggregate amount of $35 million. Additionally, the Registrant issued: (i) 940,073 shares of the Registrant's Class B common shares to Lauder Gaspar Ventures LLC for aggregate consideration of $25 million; (ii) 470,037 shares of the Registrant's Class B common shares to Ronald S. Lauder for aggregate consideration of $12.5 million and (iii) 470,037 shares of the Registrant's Class B common shares to Leonard A. Lauder for aggregate consideration of $12.5 million. The issuance of such shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

         In May 1997, the Registrant issued to Mr. Charles M. Piluso 665,340 shares of the Registrant's Class A common shares in connection with the Registrant's acquisition of 15,619 shares of common stock of International Telecommunications Group held by Mr. Piluso. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     The following discussion does give effect to the recapitalization effected by the Registrant in connection with its IPO.

     In October 1996, the Registrant and RSL Communications PLC, a wholly owned subsidiary of the Registrant ("RSL PLC"), completed an offering of 300,000 units, each unit consisting of (i) $1,000 principal amount of 121/4% senior notes due 2006 of RSL PLC (unconditionally guaranteed by the Registrant and (ii) one warrant to purchase 3.975 Class A common shares. The placement agents for this offering consisted of Morgan Stanley, Bear, Stearns and Dillion, Read. The aggregate commissions were approximately $9.0 million. The units were not registered under the Securities Act in reliance on Rule 144A of the Securities Act and were sold only to "qualified institutional buyers" and to a limited number of "institutional accredited investors."

     In connection with the IPO, the Registrant issued to certain members of management and original shareholders of certain of the Registrant's subsidiaries an aggregate of 411,105 Class A common shares in exchange for shares of certain of the Registrant's subsidiaries held by such persons. The issuance of such shares is exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In February 1998, RSL PLC completed an offering of $200.0 million 9 1/8% senior notes due 2008 and $328.1 million of 10 1/8% senior discount notes due 2008 of RSL PLC and unconditionally guaranteed by the Registrant pursuant to an indenture governing these notes. The placement agents for this offering consisted of Goldman Sachs, Merrill Lynch, Chase Securities, J.P. Morgan and SBC Warburg Dillon Read. The aggregate commissions were approximately $12.0 million. The notes were sold to "qualified institutional buyers" in the U.S. and were not registered under the Securities Act in reliance on Rule 144A of the Securities.

     In March 1998, RSL PLC completed an offering of 296.0 million Deutsche marks (approximately $99.1 million of proceeds at issuance) face amount at maturity 10% senior discount notes due 2008 unconditionally guaranteed by the Registrant pursuant to an indenture governing these notes. The placement agents for this offering consisted of Goldman Sachs & Co. oHG and Merrill Lynch International. The aggregate commissions were approximately $3.0 million. These notes were sold outside the U.S. to non-U.S. persons in reliance on Regulation S under the Securities Act and through their respective selling agents, Goldman Sachs & Co. and Merrill Lynch & Co, and in the U.S. only to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act.

     In April 1998, pursuant to an agreement and plan of merger between the Registrant, Delta Three, Jacob Davidson and Pioneer Management Services, Delta Three was merged into a wholly owned subsidiary of the Registrant. As a result of this merger, the Registrant received (i) 1,750,000 shares of Delta Three,
(ii) paid to each Delta Three shareholder a total cash payment of $438,500 and
(iii) issued to each Delta Three shareholder 187,299 shares of the Registrant's Class A common shares. The shares were issued pursuant to a private placement exemption under Section 4(2) of the Securities Act.

     In July 1998, the Registrant issued to Metro Holding AG 1,607,142 shares of the Registrant's Class A common shares in exchange for 142,857 common shares of RSL COM Europe, a subsidiary of the Registrant. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In October 1998, the Registrant issued to Arnold Goodstein 32,269 shares of the Registrant's Class A common shares in exchange for 19.7375 shares of RSL COM PrimeCall, a subsidiary of the Registrant. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In November 1998, the Registrant, through RSL Communications PLC, issued $100 million aggregate principal amount at maturity of 12% senior notes due 2008 unconditionally guaranteed by the Registrant pursuant to an indenture governing the 12% notes. The placement agent for this offering was Goldman Sachs. The aggregate commissions were approximately $3.0 million. The 12% notes were sold outside the U.S. to non-U.S. persons in reliance on Regulation S under the Securities Act and in the U.S. only to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act.

     In December 1998, the Registrant, through RSL Communications PLC, issued $200 million aggregate principal amount at maturity of 10 1/2% senior notes due 2008 unconditionally guaranteed by the Registrant pursuant to an indenture governing the 10 1/2% notes. The placement agents for this offering were Morgan Stanley and Lehman Brothers. The aggregate commissions were approximately $2.1 million. The 10 1/2% notes were sold outside the U.S. to non-U.S. persons in reliance on Regulation S under the Securities Act and in the U.S. only to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act.

     In January 1999, the Registrant issued to Paul G. Black Family Trust 25,000 Class A common shares in exchange for stock options to purchase 72.67 shares of RSL COM U.S.A. The issuance of these shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In February 1999, the Registrant issued to Serge Farman 9,490 Class A common shares in exchange for 4.52 shares of RSL COM U.S.A. and options to acquire 2.26 shares of RSL COM U.S.A. The issuance of these shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In March 1999, the Registrant issued to the members of a certain limited liability company an aggregate of 35,963 Class A common shares as consideration for their interests in such limited liability company. The issuance of these shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

Item 16.  Exhibits and Financial Statement Schedules

(a) The following Exhibits are included in this registration statement:

EXHIBIT
NUMBER       DESCRIPTION
--------     --------------------------------------------------------------
3.1          Certificate of Incorporation of RSL Communications, Ltd., issued by the Bermuda Registrar of Companies on March 14, 1996
             (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

3.2 Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of Companies on March 14, 1996 (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

3.3 Bye-Laws of RSL Communications, Ltd. (as amended through September 2, 1997) (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

4.1 Form of Class A Common Share (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

5.1 Opinion of Conyers, Dill & Pearman (previously filed with Registrant's Form S-1 (Registration No. 333-46125))

8.1          Opinion of Rosenman & Colin LLP (filed herewith)

10.1 Indenture, dated October 3, 1996, by and among RSL Communications PLC, RSL Communications, Ltd. and The Chase Manhattan Bank, as Trustee, containing, as exhibits, specimens of 12 1/4% Senior Notes due 2006 (incorporated by reference to registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.2 Note Deposit Agreement, dated October 3, 1996, by and among RSL Communications PLC, RSL Communications, Ltd. and The Chase Manhattan Bank, as Book Entry Depositary (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.3 Collateral Pledge and Security Agreement, dated October 3, 1996, by and among RSL Communications PLC and The Chase Manhattan Bank, as Trustee (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.4 Note Deposit Agreement, dated as of February 27, 1998, among RSL Communications PLC, RSL Communications, Ltd. and The Chase Manhattan Bank, as Book-Entry Depositary (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-46125))

10.5 Note Deposit Agreement, dated as of February 27, 1998, among RSL Communications PLC, RSL Communications, Ltd. and The Chase Manhattan Bank, as Book-Entry Depositary (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-46125))

10.6 Indenture, dated as of February 27, 1998, by RSL Communications PLC and RSL Communications, Ltd. to The Chase Manhattan Bank, as Trustee (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-46125))

10.7 Indenture, dated as of February 27, 1998, by RSL Communications PLC and RSL Communications, Ltd. to The Chase Manhattan Bank, as Trustee (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-46125))

10.8 Note Deposit Agreement, dated as of March 16, 1998, by and between RSL Communications PLC and The Chase Manhattan Bank, as Book-Entry Depositary (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-46125))

10.9 Indenture, dated as of March 16, 1998, by RSL Communications PLC and RSL Communications, Ltd. to The Chase Manhattan Bank, as Trustee (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-46125))

10.10 Warrant Agreement, dated October 3, 1996, between RSL Communications, Ltd., as issuer, and The Chase Manhattan Bank, as warrant agent (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.11 Warrant Registration Rights Agreement, dated October 3, 1996, between RSL Communications, Ltd., as issuer, and The Chase Manhattan Bank, as warrant agent (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.12 Amendment to the Revolving Credit Facility, dated August 20, 1996, from The Chase Manhattan Bank to RSL Communications, Inc. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.13 Amendment to the Revolving Credit Facility, dated September 10, 1996, from The Chase Manhattan Bank to RSL Communications, Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.14 Subordinated Promissory Note, dated September 10, 1996, from RSL Communications, Ltd. to Ronald S. Lauder (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.15 Warrant for 210,000 shares of Class B Common Stock of RSL Communications, Ltd. issued to Ronald S. Lauder on September 10, 1996 (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.16 Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications, Ltd. and Ronald S. Lauder (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.17** RSL Communications, Ltd.'s 1995 Amended and Restated Stock Option Plan (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.18 Memorandum of Agreement, dated July 30, 1996, between International Telecommunications Corporation and Codetel (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.19 General Purchase Agreement, dated September 14, 1995, between Ericsson Inc. and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.20 Lease Agreement between AB LM Ericsson Finans and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.21        Lease Agreement, dated April 10, 1996, between RSL COM Europe Ltd.
             and AB LM Ericsson Finans (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.22 Lease Agreement, dated December 30, 1996, between RSL COM Europe Ltd. and AB LM Ericsson Finans (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.23 Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and Sprint Telecommunications France Inc. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.24 Asset Purchase Agreement, dated as of May 8, 1996, by and among Siena Vermogensverwaltungs-GmbH, Sprint Telecommunication Services GmbH and Sprint Fon Inc. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.25 Asset Purchase Agreement, August 12, 1996, by and between RSL COM UK Limited and Incom (UK) Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.26 Stock Purchase Agreement, dated July 3, 1996, between RSL Communications Ltd., Charles Piluso and International Telecommunications Group, Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.27 Stock Purchase Agreement, dated September 9, 1996, between RSL Communications PLC, Richard Rebetti, Jr. and International Telecommunications Group, Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.28 Agreement and Plan of Reorganization, dated September 9, 1996, among RSL Communications PLC, RSL Communications, Ltd. and Charles Piluso (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.29 Tax Agreement, dated September 9, 1996, between RSL Communications PLC, RSL Communications, Ltd. and Charles Piluso (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.30 Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications, Inc. and Charles Piluso (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.31 Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and RSL Communications, Inc. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.32 Amendment to the Stock Purchase Agreement, dated September 22, 1995, between and among International Telecommunications Group, Ltd., International Telecommunications Corporation and RSL Communications, Inc. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.33 Stock Purchase Agreement, dated March 10, 1995, between RSL Communication, Inc., International Telecommunications Group, Ltd. and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.34 Indemnity Agreement, dated March 10, 1995, between and among International Telecommunications Group, Ltd., International Telecommunications Corporation and RSL Communications, Inc. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.35        Sublease, dated July 18, 1996, between RSL Communications, Ltd.
             and RSL Management Corporation (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.36 Lease, dated as of January 15, 1997, between Longstreet Associates L.P. and RSL COM U.S.A., Inc. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.37** Employment Agreement, dated January 31, 1997, between Roland T. Mallcott and RSL Communications, Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.38 Amendment of Lease, dated as of December 6, 1995, between Hudson Telegraph Associates and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.39 Shareholders Agreement of RSL Communications, Latin America, Ltd., dated August 4, 1997, between and among RSL Communications, Latin America, Ltd., RSL Communications, Ltd. and Coral Gates Investments Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.40* Delta Three, Inc. Services Agreement (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration
             No. 333-34281))

10.41** Employment Agreement, dated July 31, 1997, between Andrew C. Shields and RSL Communications, Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.42** RSL Communications, Ltd. 1997 Performance Compensation Incentive Plan (incorporated by reference to Registrant's Registration Statement on Form S-8 (Registration No. 333-40085))

10.43** RSL Communications, Ltd. 1997 Stock Incentive Plan (incorporated by reference to Registrant's Registration Statement on Form S-8 (Registration No. 333-40085))

10.44 Lease Agreement, dated June 19, 1997 for property at 430 Park Avenue, New York, New York (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.45 Stock Purchase Agreement of Delta Three, Inc. (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.46** Employment Agreement, dated September 2, 1997, between Itzhak Fisher and RSL Communications, Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.47** Employment Agreement, dated September 2, 1997, between Itzhak Fisher and International Telecommunications Group, Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.48** RSL Communications Ltd. 1997 Directors' Compensation Plan (incorporated by reference to Registrant's Registration Statement on Form S-8 (Registration No. 333-40085))

10.49 Registration Rights Agreement, dated September 2, 1997, among RSL Communications, Ltd., Ronald S. Lauder, Itzhak Fisher and Coral Gate Investments Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.50 International Telecommunication Services Agreement, dated July 1, 1995, between International Telecommunications Corporation and TELECOM Denmark (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.51 International Telecommunication Operating Agreement, dated July 15, 1995 between Telenor Carrier Services A.S. and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.52 International Telecommunication Services Agreement, dated May 10, 1994, between Mercury Communications Limited and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.53 Agreement Concerning Voice Distribution of International Telephony Traffic, undated, between Unisource Carrier Services AG and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.54 International Telecommunications Service Agreement, dated May 31, 1994, between Compania Dominicana De Telefonos, C. Por A. and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.55 Second Supplementary Agreement to the UK-Netherlands 14 Cable System Construction & Maintenance Agreement, effective February 18, 1997, among the parties on the Annex thereto (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.56 Fourth Supplementary Agreement to the ODIN Construction and Maintenance Agreement, dated October 24, 1996, among the parties on the Annex thereto (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.57 Second Supplementary Agreement to Antillas I Construction & Maintenance Agreement, dated February 13, 1997, among the parties on the Annex thereto (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.58 Canus I Cable System Indefeasible Right of Use Agreement and Financing Agreement, dated June 4, 1996, between Optel Communications, Inc. and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.59 Cantat-3 Cable System Indefeasible Right of Use Agreement and Financing Agreement, dated March 12, 1996, between Teleglobe Cantat-3 Inc. and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.60 PTAT-1 Submarine System Indefeasible Right of Use Agreement, dated May 12, 1994, between Private Transatlantic Telecommunications System, Inc. and International Telecommunications Corporation (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.61 Third Supplementary Agreement to the TAT-12/TAT-13 Cable Network Construction and Maintenance Agreement, dated October 17, 1995, among the parties on the Annex thereto (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-34281))

10.62 Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC, RSL Communications, Ltd. and Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and Dillon Read & Co. Inc. (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No.333-25749))

10.63 Asset Purchase Agreement, dated as of April 23, 1998, by and between CBS Corporation and RSL COM U.S.A., Inc. (incorporated by reference to Registrant's Current Report on Form 8-K/A dated August 12, 1998))

10.64 Restated Umbrella Agreement, dated as of June 26, 1998, among Motorola Limited, SA Motorola NV, Motorola Electronic GmbH, Motorola SA and RSL Communications, Ltd. (incorporated by reference to the Registrant's Current Report on Form 8-K dated August 14, 1998)

10.65 Share Subscription, Share Option and Shareholders' Agreement, dated June 10, 1998, among RSL COM Europe Ltd., RSL Communications, Ltd. and Metro Holding AG (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-62325))

10.66 Marketing and Distribution Services Agreement, dated as of June 10, 1998, between RSL COM Europe Ltd. and Metro Holding AG (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-62325))

10.67 Exchange Agreement, dated July 22, 1998, among Ligapart AG, Metro Holding AG and RSL Communications, Ltd. (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-62325))

10.68 Amended and Restated Share Subscription, Share Option and Shareholders' Agreement, dated July 22, 1998, among RSL COM Europe Ltd., RSL Communications, Ltd. and Metro Holding AG (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-62325))


10.69 Share Purchase Agreement, dated June 24, 1988, between British Columbia Railway Company and RSL COM Holdings Canada, Inc. (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-62325))

10.70 Note Deposit Agreement, dated November 9, 1998, among RSL Communications PLC, RSL Communications, Ltd. and The Chase Manhattan Bank, as Book-Entry Depositary (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-62325))

10.71 Indenture, dated November 9, 1998, by RSL Communications PLC and RSL Communications, Ltd. to The Chase Manhattan Bank, as Trustee (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-62325))

10.72 Note Deposit Agreement, dated December 8, 1998, among RSL Communications PLC, RSL Communications, Ltd., and The Chase Manhattan Bank as Book-Entry Depository (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-70023))

10.73 Indenture, dated December 8, 1998, by RSL Communications PLC and RSL Communications, Ltd. to The Chase Manhattan Bank as Trustee (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-70023))

10.74** Employment Agreement between RSL COM Europe, Ltd. and Richard Williams, dated as of August 14, 1998 (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-70023))

10.75** Employment Agreement between RSL Communications, Ltd. and Donald Shassian, dated as of January 1, 1999 (incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-70023))

10.76** Employment Agreement between RSL Communications, Ltd. and Nesim Bildirici, dated as of January 1, 1998 (filed herewith)

10.77** Employment Agreement between RSL Communications, Ltd. and Nir Tarlovsky, dated as of January 1, 1998 (filed herewith)

10.78** Employment Agreement between International Telecommunications Group and Nir Tarlovsky, dated as of January 1, 1998 (filed herewith)

21.1 Subsidiaries of the Registrant (incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration No. 333-62325))

23.1         Consent of Deloitte & Touche LLP (filed herewith)

23.2 Consent of Conyers, Dill & Pearman (previously filed with Registrant's Registration Statement on Form S-1 (Registration No. 333-46125))

23.3         Consent of Rosenman & Colin LLP (filed herewith and contained in
             Exhibit 8.1)

24.1 Power of Attorney (previously filed with Registrant's Registration Statement on Form S-1 (Registration No. 333-46125))

---------------------

* Confidential treatment was granted by the SEC with respect to certain information contained in this exhibit. The omitted information has been separately filed with the SEC.

** Management contract or compensatory plan or arrangement required to be identified pursuant to Item 14(a)3 of Form 10-K.

   (b)       Financial Statement Schedules:

             Schedule I  - Condensed Financial Information of RSL Communications
                           PLC (included at page S-1).
             Schedule II - Schedule of Valuation Allowances of RSL
                           Communications, Ltd. (included at page S-4).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 3, 1999.



                                       RSL COMMUNICATIONS, LTD.

                                       By  /s/ Itzhak Fisher
                                          --------------------------------------
                                                      Itzhak Fisher
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                           Title                         Date
                ---------                                           -----                         ----

*                                                Chairman of the Board; Director                  May 3, 1999
----------------------------------------
Ronald S. Lauder

/s/ Itzhak Fisher                                President; Chief Executive Officer; Director     May 3, 1999
----------------------------------------
Itzhak Fisher

/s/ Donald Shassian                              Executive Vice President; Chief Financial        May 3, 1999
----------------------------------------         Officer (Principal Financial and Accounting
Donald Shassian                                  Officer)

*                                                Executive Vice President; Treasurer;             May 3, 1999
----------------------------------------         Director
Jacob Z. Schuster

*                                                Director                                         May 3, 1999
----------------------------------------
Gustavo Cisneros

*                                                Director                                         May 3, 1999
----------------------------------------
Leonard A. Lauder

*                                                Director                                         May 3, 1999
----------------------------------------
Nicolas G. Trollope

*                                                Director                                         May 3, 1999
----------------------------------------
Eugene Sekulow

* By:  Itzhak Fisher as Attorney in Fact




                                   SCHEDULE I

                        CONDENSED FINANCIAL INFORMATION

                             RSL COMMUNICATIONS PLC
                            CONDENSED BALANCE SHEETS
                               As of December 31,
                                ($ in thousands)



                                  Assets                                                   1997                1998
                                                                                           ----                ----

Current Assets..........................................................              $ 212,568           $ 686,727

Restricted Marketable Securities........................................                 68,836              20,159

Property and Equipment--Net.............................................                 64,649             278,646

Other Assets............................................................                190,633             578,891
                                                                                        -------             -------

     Total..............................................................              $ 536,686          $1,564,423
                                                                                      =========          ==========

                 Liabilities and Shareholder's Deficiency


Current Liabilities.....................................................              $ 122,672           $ 411,667

Long-Term Debt..........................................................                257,448             471,504

Senior Notes--Net.......................................................                300,000           1,007,655

Shareholders' Deficiency................................................               (143,434)           (326,403)
                                                                                      ---------           ---------

     Total..............................................................              $ 536,686          $1,564,423
                                                                                      =========          ==========



  See notes to consolidated financial statements of RSL Communications, Ltd.

                             RSL COMMUNICATIONS PLC
                       CONDENSED STATEMENTS OF OPERATIONS
                        For the year ended December 31,
                                ($ in thousands)


                                                                       1996                1997                1998
                                                                       ----                ----                ----

Revenues...........................................                $113,257            $266,142            $754,970

Cost of Services...................................                  98,461             235,150             598,378

Expenses...........................................                  41,619             100,118             253,735
                                                                     ------             -------             -------

     Loss from Operations..........................                 (26,823)            (69,126)            (97,143)

     Interest Expense..............................                  (7,384)            (39,576)            (75,129)

     Interest Income...............................                      --              13,565              15,333

     Other Income (Expense)--Net...................                     473                (375)                554

     Foreign Exchange Transaction Loss.............                      --                  --             (10,663)

     Minority Interest.............................                    (180)                 88               2,284

     Loss in Equity Interest of Unconsolidated
        Subsidiaries...............................                      --                  --              (3,276)

     Income Taxes .................................                    (395)               (400)             (1,332)
                                                                      -----               -----             -------

     Loss Before Extraordinary Item................                 (34,309)            (95,824)           (169,372)

     Extraordinary Item............................                      --                  --             (20,800)
                                                                  ---------           ---------          ----------

          Net Loss.................................               $ (34,309)          $ (95,824)         $ (190,172)
                                                                  =========           =========          ==========




  See notes to consolidated financial statements of RSL Communications, Ltd.

                             RSL COMMUNICATIONS PLC
                       CONDENSED STATEMENTS OF CASH FLOWS
                        For the year ended December 31,
                                ($ in thousands)



                                                                                           1997                1998
                                                                                           ----                ----

Net Loss................................................................             $  (95,824)         $ (190,172)

Depreciation and amortization...........................................                 20,270              65,748

Working capital change and other........................................                (15,909)             29,569
                                                                                      ---------         -----------

     Net cash used in operating activities..............................                (91,463)            (94,855)
                                                                                      ---------         -----------

Purchases of Property and Equipment.....................................                (29,866)           (142,953)

Acquisitions of Subsidiaries............................................                (50,814)           (272,940)

Purchase of Marketable Securities.......................................                     --            (134,275)

Proceeds from Maturities of Marketable Securities.......................                 26,492              23,684

Proceeds from Sales of Marketable Securities............................                 27,675              35,757

Proceeds of Restricted Marketable Securities............................                 41,038              29,141

Other...................................................................                    144               4,324
                                                                                      ---------         -----------

     Net cash provided by (used in) investing activities................                 14,669            (457,262)
                                                                                      ---------         -----------

Proceeds from notes payable.............................................                     --             791,992

Retirement of 1996 Notes................................................                     --            (127,493)

Premium--Paid for the Retirement of 1996 Notes..........................                     --             (16,662)

Advances from Parent....................................................                118,999             137,976

Offering Cost and Other.................................................                (15,653)             (4,720)
                                                                                      ---------         -----------

     Net cash provided by financing activities..........................                103,346             781,093
                                                                                      ---------         -----------

     Net increase in cash...............................................                 26,552             228,976

     Effect of foreign currency on cash.................................                   (785)                819

     Cash and cash equivalents at beginning of period...................                103,613             129,380
                                                                                      ---------         -----------

     Cash and cash equivalents at end of period.........................               $129,380            $359,175
                                                                                       ========            ========




  See notes to consolidated financial statements of RSL Communications, Ltd.

SCHEDULE II

                            RSL COMMUNICATIONS, LTD.
                        SCHEDULE OF VALUATION ALLOWANCES
                                ($ IN THOUSANDS)


                                  Balance at          Charged to Costs     Charged to Other                     Balance at
                                  January 1, 1998     and Expenses         Accounts             Deductions      December 31, 1998
                                  ---------------     ------------         --------             ----------      -----------------

Allowance for doubtful accounts       $12,333            $9,043                  --               $(7,381)          $13,995

                                  Balance at          Charged to Costs     Charged to Other                     Balance at
                                  January 1, 1997     and Expenses         Accounts             Deductions      December 31, 1997
                                  ---------------     ------------         --------             ----------      -----------------

Allowance for doubtful accounts       $3,881            $10,908                  --               $(2,456)          $12,333



                                  Balance at          Charged to Costs     Charged to Other                     Balance at
                                  January 1, 1996     and Expenses         Accounts             Deductions      December 31, 1996
                                  ---------------     ------------         --------             ----------      -----------------

Allowance for doubtful accounts       $1,596             $2,830                  --                $(545)           $3,881